Exhibit 10.1
Execution Version
SYNDICATED FACILITY AGREEMENT
Dated as of October 3, 2011
Among
SEALED AIR CORPORATION and
THE OTHER BORROWERS NAMED HEREIN,
as Borrowers
THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders
THE INITIAL ISSUING BANKS NAMED HEREIN,
as Initial Issuing Banks
CITIBANK, N.A.,
as Agent
CITIGROUP GLOBAL MARKETS INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
BNP PARIBAS SECURITIES CORP. and
RBS SECURITIES INC.
as Joint Lead Arrangers and Joint Bookrunning Managers
and
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK NEDERLAND”, NEW YORK BRANCH
as Documentation Agent
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ARTICLE III

CONDITIONS TO LENDING

SECTION 3.01 Conditions Precedent to the Initial Advances	92
SECTION 3.02 Conditions to all Advances	95
SECTION 3.03 Determinations Under Section 3.01	96

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrowers	96

ARTICLE V COVENANTS OF THE COMPANY
SECTION 5.01 Affirmative Covenants	104
SECTION 5.02 Negative Covenants	113
SECTION 5.03 Company Net Total Leverage Ratio	127
ARTICLE VI

EVENTS OF DEFAULT
SECTION 6.01 Events of Default	128
SECTION 6.02 Actions in Respect of the Letters of Credit upon Default	132
ARTICLE VII

GUARANTY
SECTION 7.01 Guaranty	132
SECTION 7.02 Guaranty Absolute	133
SECTION 7.03 Waivers and Acknowledgments	134
SECTION 7.04 Subrogation	135
SECTION 7.05 Subordination	135
SECTION 7.06 Continuing Guaranty; Assignments	136
ARTICLE VIII

THE AGENT
SECTION 8.01 Authorization and Action	137
SECTION 8.02 Agent’s Reliance, Etc.	137
SECTION 8.03 CBNA and Affiliates	138
SECTION 8.04 Lender Credit Decision	138
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SCHEDULES

I	Commitments and Applicable Lending Offices
II	Designated Borrowers
III	Diversey Outstanding Indebtedness
IV	Specified Foreign Restructuring Transactions
1.01(i)	Unrestricted Subsidiaries
1.01(ii)	Subsidiary Guarantors
2.01(e)	Existing Letters of Credit
4.01(c)(i)	Owned Real Property
4.01(c)(ii)	Material Leased Real Property — Lessee
4.01(l)	Subsidiaries
5.01(h)	Collateral Jurisdictions and Excluded Collateral Jurisdictions
5.01(m)	Post-Closing Matters
5.02(a)	Liens
5.02(b)	Existing Indebtedness
5.02(d)	Investments
5.02(e)	Dispositions
5.02(f)	Fundamental Changes
5.02(k)	Sales and Leasebacks
5.02(l)	Negative Pledges
EXHIBITS

A	Form of Revolving Credit Note
B-1	Form of Term A Note
B-2	Form of Term B Note
C	Form of Notice of Borrowing
D	Form of Assignment and Acceptance
E-1	Form of US Subsidiary Guaranty
E-2	Form of Foreign Subsidiary Guaranty
F	Form of Loan Certificate
G	Form of Solvency Certificate
H-1	Form of Opinion of Simpson Thacher & Bartlett LLP
H-2	Form of Opinion of Clifford Chance LLP
H-3	Form of Opinion of Special Counsel for certain Restricted Subsidiaries of the Company
I	[Reserved]
J	Form of Borrower Designation Agreement
K	Form of Mortgage
L-1	Form of U.S. Tax Compliance Certificate
L-2	Form of U.S. Tax Compliance Certificate
L-3	Form of U.S. Tax Compliance Certificate
L-4	Form of U.S. Tax Compliance Certificate
M	Auction Procedures
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SYNDICATED FACILITY AGREEMENT
          This SYNDICATED FACILITY AGREEMENT, dated as of October 3, 2011 (this “Agreement”), made by and among SEALED AIR CORPORATION, a Delaware corporation (the “Company”), DIVERSEY CANADA, INC., an Ontario corporation (the “CDN Borrower”), DIVERSEY CO., LTD., a Japanese stock company (kabushiki kaisha) (the “JPY Borrower”), SEALED AIR B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its statutory seat in Nijmegen, the Netherlands and registered with the trade register of the Chambers of Commerce in the Netherlands under number 10025224 and DIVERSEY EUROPE B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its statutory seat in Utrecht, the Netherlands and registered with the trade register of the Chambers of Commerce in the Netherlands under number 30179832 (together, the “Euro Borrowers”), SEALED AIR CORPORATION (US), a Delaware corporation (the “US Revolver Borrower”), SEALED AIR LUXEMBOURG S.C.A., a société en commandite par actions incorporated and existing under the laws of Luxembourg, with registered office at 16 avenue Pasteur, L-2310 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under the number B 89671 (the “Lux Revolver Borrower”), CRYOVAC AUSTRALIA PTY LIMITED, ACN 004 207 532, a company incorporated under the laws of Australia and SEALED AIR AUSTRALIA (HOLDINGS) PTY LTD, ACN 102 261 307, a company incorporated under the laws of Australia (together, the “Australian Revolver Borrowers”) and certain Subsidiaries of the Company listed on Schedule II (each a “Designated Borrower” and, collectively with the Company, the CDN Borrower, the JPY Borrower, the Euro Borrowers, the US Revolver Borrower, the Lux Revolver Borrower and the Australian Revolver Borrowers, the “Borrowers”), the banks, financial institutions and other investors party hereunder as lenders (the “Initial Lenders”) and the initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, and CITIBANK, N.A. (together with any of its Affiliates acting as Agent hereunder, “CBNA”), as Agent for the Lenders (as hereinafter defined) and the Issuing Banks (in such capacity, and as agent for the Secured Parties under the other Loan Documents, the “Agent”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPFS”), BNP PARIBAS SECURITIES CORP (“BNPPSC”) and RBS SECURITIES INC. (“RBSSI”) as co-syndication agents (in such capacity, the “Co-Syndication Agents”), joint lead arrangers (in such capacity, the “Joint Lead Arrangers”) and joint bookrunning managers (in such capacity, the “Joint Bookrunning Managers”), and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH as documentation agent (in such capacity, the “Documentation Agent”).
PRELIMINARY STATEMENTS:
          WHEREAS, the Company intends to acquire (the “Acquisition”) all of the Equity Interests of Diversey Holdings, Inc., a Delaware corporation (“Diversey”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 31, 2011 by and among the Company, Diversey and Solution Acquisition Corp., a Delaware corporation (“Merger Sub”);
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          WHEREAS, the Borrowers have requested that concurrently with the consummation of the Acquisition, (a) the Initial Lenders extend credit to the Company in an aggregate principal amount of $794,610,042.74, under the Term A Facility (as hereinafter defined), (b) the Initial Lenders extend credit to the CDN Borrower in an aggregate principal amount of $82,712,000.00, denominated in CDN (as hereinafter defined), under the CDN Term A Facility (as hereinafter defined), (c) the Initial Lenders extend credit to the JPY Borrower in an aggregate principal amount of ¥11,454,000,000.00, under the JPY Term A Facility (as hereinafter defined), (d) the Initial Lenders extend credit to the Euro TLA Borrowers in an aggregate principal amount of €55,778,305.17, under the Euro Term A Facility (as hereinafter defined) (e) the Initial Lenders extend credit to the Company in an aggregate principal amount of $790,000,000.00, under the Term B Facility (as hereinafter defined), (f) the Initial Lenders extend credit to the Euro TLB Borrowers in an aggregate principal amount of €300,000,000.00, under the Euro Term B Facility (as hereinafter defined), (g) the Initial Lenders and Initial Issuing Banks make available to the Borrowers from time to time a US Revolving Credit Facility (as hereinafter defined) up to an aggregate principal amount of $500,000,000, available in Dollars (as hereinafter defined) and (h) the Initial Lenders and Initial Issuing Banks make available to the Borrowers from time to time a Multicurrency Revolving Credit Facility (as hereinafter defined) up to the Equivalent of $200,000,000 available in the Committed Currencies (as hereinafter defined), for the purposes specified in this Agreement;
          WHEREAS, in connection with the Acquisition, the Company intends to issue and sell Dollar denominated senior unsecured notes on or before the consummation of the Acquisition in an amount up to $1,500,000,000, in a public offering or in a Rule 144A or other private placement (the “Senior Notes”);
          WHEREAS, in connection with the Acquisition, all material existing third party indebtedness for borrowed money of Diversey and its Subsidiaries, other than the Indebtedness set forth on Schedule III hereto, will be refinanced, defeased, repaid or satisfied and discharged in accordance with the requirements of the applicable indentures and the credit facility and all liens other than liens permitted to remain outstanding under the Loan Documents shall be discharged (the “Diversey Refinancing”);
          WHEREAS, in connection with the Acquisition, all indebtedness under the Five Year Credit Agreement (the “Existing Credit Agreement”), dated as of July 26, 2005 (as amended from time to time) by and among Sealed Air Corporation, certain of its subsidiaries and CitiCorp USA, Inc., as Agent, will be refinanced, repaid or satisfied and discharged in accordance with the requirements thereof (the “Sealed Air Refinancing” and together with the Diversey Refinancing, the “Refinancing”); and
          WHEREAS, the Initial Lenders, the Initial Issuing Banks and the Swing Line Bank are willing to make available to the Borrowers the Term A Facility, the CDN Term A Facility, the JPY Term A Facility, the Euro Term A Facility the Term B Facility, the Euro Term B Facility, the US Revolving Credit Facility, the Multicurrency Revolving Credit Facility, the Swing Line Advances and Letters of Credit upon the terms and subject to the conditions set forth herein;
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          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Acknowledgement Mandate” means a mandate for notarial acknowledgment of debt as referred to in Section 5.01(n).
          “Acquisition” has the meaning given to such term in the Preliminary Statements hereto.
          “Advance” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term A Advance, a CDN Term A Advance, a JPY Term A Advance, a Euro Term A Advance, a Term B Advance, a Euro Term B Advance, a US Revolving Credit Advance, a Multicurrency Revolving Credit Advance, a Swing Line Advance, an Incremental Term Advance, an Incremental Revolving Credit Advance, an Other Term Advance or an Other Revolving Credit Advance.
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
          “Agent” has the meaning given to such term in the Preliminary Statements hereto.
          “Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at its office at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in any Foreign Currency, the account of the Agent designated in writing from time to time by the Agent to the Company and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.
          “Agreement” has the meaning specified in the Preamble.
          “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.
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          “Applicable Margin” means, with respect to (a) the Term A Facility, the CDN Term A Facility, the JPY Term A Facility, the Euro Term A Facility, the US Revolving Credit Facility and the Multicurrency Revolving Credit Facility from time to time, (i) 2.50% per annum for Eurocurrency Rate Advances and (ii) 1.50% per annum for Base Rate Advances; (c) the Term B Facility, from time to time, (i) 4.00% per annum for Eurocurrency Rate Advances and (ii) 3.00% per annum for Base Rate Advances; and (d) the Euro Term B Facility, from time to time, (i) 4.50% per annum for Eurocurrency Rate Advances and (ii) 3.50% per annum for Base Rate Advances; provided that following the Initial Financial Statement Delivery Date, the Applicable Margin with respect to the Term A Facility, the CDN Term A Facility, the JPY Term A Facility, the Euro Term A Facility, the US Revolving Credit Facility and the Multicurrency Revolving Credit Facility shall be determined by reference to the table below, based on the Net Total Leverage Ratio set forth in, and determined based on, the most recent financial statements and Compliance Certificate delivered to the Agent under Section 5.01(a)(i) or (ii), and Section 5.01(a)(iii) hereof:

Applicable
			Applicable Margin	Applicable	Margin for
			for Eurocurrency	Margin for Base	Eurocurrency
			Rate Term A	Rate US	Rate Revolving
		Applicable	Advances, CDN	Revolving Credit	Credit Advances
		Margin for	Term A Advances,	Advances and	and
	Net Total	Base Rate	JPY Term A	Multicurrency	Multicurrency
Pricing	Leverage	Term A	Advances and Euro	Revolving Credit	Revolving Credit
Level	Ratio	Advances	Term A Advances	Advances	Advances
1	Less than or equal to 2.75:1.00	1.25%	2.25%	1.25%	2.25%
2	Greater than 2.75:1.00	1.50%	2.50%	1.50%	2.50%
Notwithstanding the foregoing, if at any time after the Initial Financial Statement Delivery Date the Company shall fail to deliver financial statements to the Agent in accordance with Section 5.01(a)(i) or 5.01(a)(ii), as applicable, then the Applicable Margin shall thereafter be determined by reference to Pricing Level 2 in the table above until such time as the Company shall again be in compliance with Sections 5.01(a)(i) and 5.01(a)(ii).
          “Approved Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Equity Interest owned thereby) of any Loan Party, in one transaction or a series of transactions, whether by sale, lease, transfer or otherwise; provided that “Asset Dispositions” shall not include any transaction (or series of related transactions), the Net Cash Proceeds of which do not exceed $10,000,000.
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          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit D hereto.
          “Associate” has the meaning given to it in Section 128F(9) of the Australian Tax Act.
          “AU$” has the meaning specified in the definition of “Committed Currencies”, below.
          “Auction” shall have the meaning assigned to such term in Section 2.11(c).
          “Auction Prepayment” shall have the meaning assigned to such term in Section 2.11(c).
          “Australian Bill Rate Advance” means an Advance that bears interest at a rate based upon the Australian Bill Rate pursuant to the applicable Notice of Borrowing.
          “Australian Bill Rate” means, for any Interest Period, (i) the rate per annum quoted as the average bid rate on the Reuters monitor system page BBSY (or any page that replaces that page) at or about 10:30 A.M. (Sydney time) on the first day of such Interest Period for a tenor equal to (or not more than two Business Days shorter or longer than) such Interest Period; or (ii) if no average bid rate is published for that tenor in accordance with clause (i) above, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards, if necessary, to four decimal places) of the respective rates (if two or more), as quoted to the Agent at its request by each applicable Reference Bank for the purchase of bills of exchange accepted by that Reference Bank which have a tenor equal to (or no more than two Business Days shorter or longer than) such Interest Period and a principal amount equal to the amount of the relevant Advance at or about 10:30 A.M. (Sydney time) on such day; or (iii) if the Australian Bill Rate cannot be determined in accordance with clauses (i) or (ii) above, then the bid rate available to the Agent at about 10:30 A.M. (Sydney time) on such day as conclusively determined in good faith by the Agent giving regard to comparable indices then available in the then current market for bank accepted bills of exchange having a tenor as described above.
          “Australian Borrower” means any Borrower who is a resident of Australia for the purposes of the Australian Tax Act, or the Income Tax Assessment Act 1997 (Australia), as the context requires.
          “Australian Loan Party” means an Australian Borrower or a Subsidiary Guarantor incorporated, organized or established under the laws of the Commonwealth of Australia.
          “Australian Revolver Borrowers” has the meaning specified in the Preamble.
          “Australian PPSA” means the Personal Property Securities Act 2009 (Cwlth) Australia (as amended from time to time).
          “Australian Tax Act” means the Income Tax Assessment Act 1936 (Cwlth).
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          “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
          “Available Basket Amount” means, on any date of determination, an amount equal to (a) the Cumulative Retained Excess Cash Flow Amount on such date, minus (b) the sum of (i) any amounts used to make investments and advances pursuant to Section 5.02(d)(xiii) after the Closing Date and on or prior to such date, (ii) any amounts used to make Restricted Payments pursuant to Sections 5.02(c)(v) or (vii) after the Closing Date and on or prior to such date and (iii) any amounts used to make Restricted Junior Payments pursuant to Section 5.02(m)(ii) after the Closing Date and on or prior to such date.
          “Bankruptcy Code” has the meaning specified in Section 6.01(e).
          “Bankruptcy Law” means the Bankruptcy Code, or any similar foreign, federal or state law for the relief of debtors.
          “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
     (a) the rate of interest announced publicly by CBNA in New York, New York, from time to time, as CBNA’s base rate; and
     (b) 1/2 of one percent per annum above the Federal Funds Rate; and
     (c) the rate equal to the Eurocurrency Rate for an Interest Period of one month for each day that a Base Rate Advance is outstanding (and in respect of any day that is not a Business Day, the Eurocurrency Rate as in effect on the immediately preceding Business Day) plus 1%.
          “Base Rate Advance” means a Revolving Credit Advance, a Term A Advance, a Term B Advance, a Swing Line Advance, an Incremental Revolving Credit Advance or an Incremental Term Advance, in each case denominated in Dollars, that bears interest as provided in Section 2.08(a)(i).
          “Borrower Designation Agreement” means, with respect to any Subsidiary, an agreement in the form of Exhibit J hereto signed by such Subsidiary and the Company.
          “Borrowers” has the meaning specified in the Preamble.
          “Borrowing” means a Revolving Credit Borrowing, a Term A Borrowing, a CDN Term A Borrowing, a JPY Term A Borrowing, a Euro Term A Borrowing, a Term B Borrowing, a Euro Term B Borrowing, a Swing Line Borrowing or an Incremental Borrowing, as applicable.
          “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such
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Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided that, when used in connection with an Australian Bill Rate Advance, the term “Business Day” shall also exclude any day on which Australian banks are not open for dealings in Australian Dollar deposits in Melbourne and Sydney, Australia.
          “Canadian Defined Benefit Plan” means any Canadian Pension Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
          “Canadian Pension Event” shall mean (a) the termination in whole or in part of any Canadian Pension Plan that contains a defined benefit provision, (b) a material change in the funded status of a Canadian Pension Plan, (c) the merger of a Canadian Pension Plan, of which a Borrower or a Restricted Subsidiary is the administrator or plan sponsor, with another pension plan, where either plan contains a defined benefit provision and has at any time been funded by a trust, (d) a material change in the contribution rates payable by a Borrower to a Canadian Pension Plan, (e) the receipt by a Borrower of any notice concerning liability arising from the withdrawal or partial withdrawal of a Borrower or any other party from a Canadian Pension Plan, (f) the occurrence of an event under the Income Tax Act (Canada) that could reasonably be expected to affect the registered status of any Canadian Pension Plan, (g) the receipt by a Borrower of any order or notice of intention to issue an order from the applicable pension standards regulator or Canada Revenue Agency that could reasonably be expected to affect the registered status or cause the termination (in whole or in part) of any Canadian Pension Plan that contains a defined benefit provision, (h) the receipt of notice by a Canadian Borrower from the administrator, the funding agent or any other person of any failure to remit contributions to a Canadian Pension Plan by the applicable Canadian Borrower, (i) the adoption of any amendment to a Canadian Pension Plan that would require the provision of security pursuant to applicable law, (j) the issuance of either any order (including an order to remit delinquent contributions) or charges that may give rise to the imposition of any material fines or penalties in respect of any Canadian Pension Plan or the issuance of such material fines or penalties or (k) any other event or condition with respect to a Canadian Pension Plan that could reasonably be expected to result in (i) a lien, (ii) any acceleration of any statutory requirements to fund all or a substantial portion of the unfunded liabilities of such plan, or (iii) any liability of a Borrower or a Restricted Subsidiary in excess of $75,000,000.
          “Canadian Pension Plan” means any plan, program or arrangement that is a “registered pension plan” as defined in the Income Tax Act (Canada) or is subject to the funding requirements of applicable provincial or federal pension benefits standards legislation in any Canadian jurisdiction, or any other plan organized and administered to provide pensions (but for greater certainty not including a registered retirement savings plan, supplemental employee retirement plan, deferred profit sharing plan or similar plan or arrangement), which is sponsored, administered, maintained or contributed to by or to which there is or may be an obligation to contribute by any Borrower or Restricted Subsidiary in respect of any person’s employment in Canada with any Borrower or Restricted Subsidiary, other than government sponsored plans.
          “Capital Expenditure” means any expenditure or obligation which in accordance with GAAP is or should be treated as a capital expenditure, including the capital element of any expenditure or obligation incurred in connection with a finance or Capital Lease.
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          “Capital Lease” means any lease of property which, in accordance with generally accepted accounting principles, would be required to be capitalized on the balance sheet of the lessee.
          “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a Lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided that obligations that are recharacterized as Capital Lease Obligations due to a change in GAAP after the Closing Date shall not be treated as Capital Lease Obligations for any purpose under this Agreement regardless of the time at which such obligation is incurred; provided further that obligations that are Capital Lease Obligations as of the Closing Date and are recharacterized as not constituting Capital Lease Obligations due to a change in GAAP after the Closing Date shall be treated as Capital Lease Obligations under this Agreement.
          “Cash Collateralize” means, in respect of an obligation, provide and pledge (subject to a first priority perfected security interest) cash collateral in Dollars (or any other currency reasonably satisfactory to the Agent), at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent and the relevant Issuing Bank or Swing Line Bank, as the case may be (and “Cash Collateralization” shall have a meaning correlative to the foregoing).
          “Cash Management Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Agent, any Lender or any Affiliate thereof at the time such Cash Management Obligations are entered into, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.
          “Cash Equivalents” means Investments in (a) direct obligations of, or obligations unconditionally guaranteed by, the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), having maturities of less than one year; (b) U.S. Dollar-denominated time deposits, certificates of deposit and banker’s acceptances of any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000, whose short-term commercial paper rating from S&P is at least A-1 or from Moody’s is at least P-1 (each an “Approved Bank”) with maturities of not more than one year from the date of investment; (c) commercial paper issued by, or guaranteed by, an Approved Bank or by the parent company of an Approved Bank, or issued by, or guaranteed by, any company with a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s, in each case maturing within one year from the date of investment; and (d) repurchase agreements with a term of less than one year for underlying securities of the types described in clauses (b) and (c) entered into with an Approved Bank; (e) any money market fund that meets
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the requirements of Rule 2a-7(c)(2), (3) and (4) promulgated under the Investment Company Act of 1940, as amended; and (f) any other fund or funds making substantially all of their Investments in Investments of the kinds described in clauses (a) through (d) above.
          “Cash on Hand” means, on any day, the amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries as set forth on the balance sheet of the Company as of such day (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified on such balance sheet as “restricted” (other than cash or Cash Equivalents which are subject to a perfected security interest under the Collateral Documents) or otherwise subject to a security interest in favor of any other Person (other than (i) security interests under the Collateral Documents, (ii) customary liens imposed by the applicable deposit bank in the ordinary course of business and (iii) any non-consensual security interests permitted by the Loan Documents)).
          “CBNA” has the meaning specified in the preamble to this Agreement.
          “CDN” has the meaning specified in the definition of “Committed Currencies”, below.
          “CDN Borrower” has the meaning specified in the Preamble.
          “CDN Term A Advance” means an Advance made by any CDN Term A Lender under the CDN Term A Facility.
          “CDN Term A Borrowing” means a borrowing consisting of simultaneous CDN Term A Advances of the same Type and, in the case of Eurocurrency Rate Advances, having the same Interest Period made by each of the CDN Term A Lenders pursuant to Section 2.01(a)(ii).
          “CDN Term A Commitment” means, as to each CDN Term A Lender, its obligation to make CDN Term A Advances to the CDN Borrower pursuant to Section 2.01(a)(ii) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such CDN Term A Lender’s name on Schedule I under the caption “CDN Term A Commitment” or opposite such caption in the Assignment and Acceptance pursuant to which such CDN Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
          “CDN Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the CDN Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the CDN Term A Advances of all CDN Term A Lenders outstanding at such time.
          “CDN Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a CDN Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds CDN Term A Advances at such time.
          “CDN Term A Note” means a promissory note made by the CDN Borrower in favor of a CDN Term A Lender evidencing CDN Term A Advances made by such CDN Term A Lender, substantially in the form of Exhibit B-1.
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          “Change of Control” means the occurrence of either of the following: (i) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding an employee benefit or stock ownership plan of the Company, is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 40% or more on a fully diluted basis of the voting stock of the Company or shall have the right to elect a majority of the directors of the Company or (ii) the Board of Directors of the Company shall cease to consist of a majority of Continuing Directors.
          “Closing Date” means October 3, 2011.
          “Code of Banking Practice” means the Code of Banking Practice published by the Australian Bankers’ Association.
          “Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is under the terms of the Collateral Documents, subject to Liens in favor of the Agent for the benefit of the Secured Parties as security for the Secured Obligations.
          “Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, security agreements, share pledge agreements or other similar agreements and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Agent for the benefit of the Secured Parties as security for the Secured Obligations.
          “Commitment” means a Revolving Credit Commitment, a Term Commitment, an Incremental Term Commitment, an Incremental Revolving Credit Commitment or a Letter of Credit Commitment, as applicable.
          “Commitment Letter” means the amended and restated senior secured credit facilities commitment letter, dated as of June 17, 2011, among the Company, the Lead Arrangers and certain of their respective Affiliates.
          “Commitment Fee” has the meaning specified in Section 2.05.
          “Committed Currencies” means (i) lawful currency of Australia (“AU$”) available to be drawn by the Australian Revolver Borrowers, (ii) Euros available to be drawn by the Lux Revolver Borrower and (iii) lawful currency of Canada (“CDN”), Dollars and Euros available to be drawn by the US Revolver Borrower.
          “Compliance Certificate” has the meaning specified in Section 5.01(a)(iii).
          “Confidential Information” has the meaning specified in Section 9.08.
          “Consideration” means, in respect of any acquisition by a Loan Party of any Equity Interest in, or assets of, any Person, the sum of (without duplication): (a) the aggregate consideration payable by any or all Loan Parties in respect of such acquisition, including (without limitation) any consideration payable by any Loan Party in respect of such acquisition, any Indebtedness made available by any Loan Party to or incurred by any Loan Party for the
Sealed Air — Credit Agreement

account of such Person in connection with such acquisition, and any Indebtedness incurred or assumed by any Loan Party in connection with such acquisition; and (b) the aggregate amount of Indebtedness of such Person and/or its Subsidiaries that is outstanding (whether or not due and payable) as at the date of such acquisition or, if less, such portion thereof for which a Loan Party is directly responsible.
          “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
          “Consolidated Assets” means, at any date, the total assets of the Company and its Restricted Subsidiaries as at such date determined on a Consolidated basis in accordance with GAAP.
          “Consolidated Debt” means, at any time, (a) all Indebtedness (other than Contingent Obligations) of the Company and its Restricted Subsidiaries determined on a Consolidated basis plus (b) principal and accrued interest associated with all W.R. Grace Liability.
          “Consolidated Interest Expense” for any period means total interest expense (including amounts properly attributable to interest with respect to Capital Lease Obligations and amortization of debt discount and debt issuance costs and the W.R. Grace Liability) of the Company and its Restricted Subsidiaries on a Consolidated basis for such period.
          “Consolidated Net Debt” means, at any time, Consolidated Debt less Cash on Hand.
          “Consolidated Net Tangible Assets” means, with respect to the Company, as of any date of determination, the total assets less the sum of goodwill and other intangible assets, in each case reflected on the Consolidated balance sheet of such Person and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter of such Person for which financial statements have been delivered to the Agent pursuant to clause (a)(i) or (a)(ii), as applicable, of Section 5.01, determined on a Consolidated basis.
          “Consolidated Total Secured Indebtedness” means, as of any date of determination, the Consolidated Net Debt which is secured by any Lien on any property or assets of the Company or one or more of its Restricted Subsidiaries.
          “Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in
Sealed Air — Credit Agreement

the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the amount such Person guarantees but in any event not more than the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Continuing Directors” means the directors of the Company after giving effect to the Acquisition and each other director, if such director’s nomination for election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors.
          “Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09 or 2.10.
          “Covenant Suspension Event” shall have the meaning assigned to such term in Section 5.02.
          “Corporations Act” means the Corporations Act 2011 (Cwlth) Australia.
          “Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero, determined on a cumulative basis, equal to the amount of Excess Cash Flow for the applicable Excess Cash Flow Period that is not required to be applied in accordance with Section 2.11(b)(iii).
          “Debt Instruments” means, collectively, the respective notes and debentures evidencing, and indentures and other agreements governing, any Indebtedness.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
          “Defaulting Lender” means at any time, subject to Section 2.19(c), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance (except if such failure is the result of a good faith dispute between the Lender and the Borrower), make a payment to a Issuing Bank in respect of a Letter of Credit, make a payment to the Swing Line Bank in respect of a Swing Line Advance or make any other payment due hereunder (each, a “funding obligation”), (ii) any Lender that has notified the Agent, the Borrower, the Issuing Banks or the Swing Line Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder or under other agreements in which it commits to extend credit, (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement (except if such default is the result of a good faith dispute between such Lender and the borrower thereto), (iv) any Lender
Sealed Air — Credit Agreement

that has, for three or more Business Days after written request of the Agent or the Company, failed to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder or under other agreements in which it commits to extend credit (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.19(b) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.19(c)) upon notification of such determination by the Agent to the Company, the Issuing Banks, the Swing Line Bank and the Lenders.
          “Designated Borrower” means any direct or indirect Wholly-Owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.09.
          “Disposition” or “Dispose” means the sale, transfer, license, sublicense, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term Disposition specifically excludes (i) the sale, transfer, license, sublicense, lease or other disposition of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (ii) the sale, transfer, license, sublicense, lease or other disposition of receivables, inventory and other current assets in the ordinary course of business, and (iii) the sale, transfer, license, sublicense, lease or other disposition of property by any Restricted Subsidiary to the Company or to another Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Company or a Guarantor.
          “Diversey” has the meaning specified in the Preliminary Statements.
          “Diversey Refinancing” has the meaning specified in the Preliminary Statements.
          “Diversey Material Adverse Effect” means any event, change, development, effect or occurrence that has been or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Diversey and the “Dish Subsidiaries” (as defined in the Merger Agreement) taken as a whole; provided, that in determining whether a Diversey Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following, either alone, or in combination: (i) any event, change, development, effect or occurrence or event generally affecting the businesses or industries in which Diversey and the Dish Subsidiaries operate (including general pricing changes), (ii) changes in general economic or business conditions, including changes in the financial, securities or credit markets, or changes in such conditions in any area in which Diversey or the Dish Subsidiaries operate, (iii) changes in global or national political conditions
Sealed Air — Credit Agreement

(including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), (iv) except with respect to the representations and warranties contained in Section 3.5 of the Merger Agreement, the negotiation, execution or announcement of the Merger Agreement (including losses or threatened losses of the relationships of Diversey or the Dish Subsidiaries with customers, distributors, suppliers, or franchisees) and the transactions contemplated thereby, (v) any action or omission (A) required or permitted by the Merger Agreement or (B) pursuant to the written consent of, or any action otherwise taken by, the Company or its Affiliates, (vi) the failure of Diversey to meet any internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Diversey Material Adverse Effect), (vii) any change in the trading prices of Diversey’s 10.5% Senior Notes due 2020 and “DI’s” (as defined in the Merger Agreement) 8.25% Senior Notes due 2019 (provided that the underlying causes of such change may be considered in determining whether there is a Diversey Material Adverse Effect), (viii) (A) changes in accounting requirements or principles or (B) any changes in applicable Laws (as defined in the Merger Agreement) or interpretations thereof, or (ix) seasonal fluctuations in the business of Diversey and the Dish Subsidiaries (in each of the foregoing clause (i), (ii), (iii) and (viii)(B), to the extent such effect does not disproportionately affect Diversey and the Dish Subsidiaries in relation to others in the same businesses or industries in which Diversey and the Dish Subsidiaries operate).
          “Dollars” and the “$” sign each means lawful currency of the United States of America.
          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.
          “Domestic Loan Party” means any Loan Party organized under the laws of the United States or any state thereof.
          “Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.
          “EBITDA” for any period means the Consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period, adjusted by adding thereto (or subtracting in the case of a gain) the following amounts to the extent deducted or included, as applicable, and without duplication, when calculating Consolidated net income (a) Consolidated Interest Expense, (b) income taxes, (c) any extraordinary gains or losses, (d) gains or losses from sales of assets (other than from sales of inventory in the ordinary course of business), (e) all amortization of goodwill and other intangibles, (f) depreciation, (g) all non-cash contributions or accruals to or with respect to pension plans, deferred profit sharing or compensation plans, (h) any non-cash gains or losses resulting from the cumulative effect of changes in accounting principles, (i) restructuring charges that are not paid in cash, (j) cash restructuring and integration charges in connection with the Transactions incurred (but not necessarily paid) within 24 months of the Closing Date (provided, that in no event shall the amount subtracted in any period under this clause (j) exceed an amount that is equal to 10.0% of the total Consolidated Amount of
Sealed Air — Credit Agreement

EBITDA for such period, calculated, solely for this purpose, without subtracting any amount under this clause (j)), (k) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Existing Sealed Air Notes in an amount not to exceed $60,000,000, (l) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Existing Diversey Notes in an amount not to exceed $225,000,000, (m) commissions, fees and expenses paid in cash in connection with the repayment of any Indebtedness, any Permitted Acquisition, any Disposition, any Debt Incurrence, the Transactions or any equity issuance, (n) non cash charges resulting from accounting adjustments to goodwill or impairment and intangible charges in connection therewith, (o) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Company or any of its Subsidiaries by the entity accounted for by the equity method of accounting), (p) any non-cash expenses and charges (excluding non-cash charges that are accrued or reserved for cash charges in a future period), (q) restructuring charges paid in cash in an amount not to exceed $10,000,000 and (r) any costs, expenses or charges in connection with the EPC Transactions; provided that there shall be included in such determination for such period all such amounts attributable to any entity acquired during such period pursuant to an acquisition to the extent not subsequently sold or otherwise disposed of during such period for the portion of such period prior to such acquisition; provided further that any amounts added to Consolidated net income pursuant to clause (g) above for any period shall be deducted from Consolidated net income for the period, if ever, in which such amounts are paid in cash by the Company or any of its Restricted Subsidiaries. Notwithstanding anything herein to the contrary EBITDA for the fiscal quarters ending as of March 31, 2011 and June 30, 2011 shall be $249,900,000 and $300,900,000 respectively.
          “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent, each Issuing Bank and, unless an Event of Default under clause (a) or (e) of Section 6.01 has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Company, such approvals not to be unreasonably withheld or delayed; provided, however, that neither the Company nor any Affiliate of the Company shall qualify as an Eligible Assignee, except with respect to purchases of Loans by the Company made in accordance with the terms of Section 2.11(c) of this Agreement.
          “EMU” means the Economic and Monetary Union as contemplated by the Treaty on European Union.
          “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any violation (or alleged violation) by the Company or any of its Subsidiaries under any Environmental Law (hereafter “Claims”) or any permit issued under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery,
Sealed Air — Credit Agreement

compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment.
          “Environmental Law” means any foreign, federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment or Hazardous Materials.
          “EPC Transactions” means the transactions related to the reorganization of the Company’s European operations to function under a centralized management and value chain model.
          “Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
          “Equivalent” means the equivalent in Dollars of such Foreign Currency or of such Foreign Currency in Dollars, as applicable, as determined by the Agent using the Spot Rate to exchange Dollars for such Foreign Currency or for such Foreign Currency to Dollars, as applicable, on such date as is required pursuant to the terms of this Agreement.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Borrower, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.
          “EURIBO Rate” means the rate appearing on Reuters Page EURIBOR01 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which
Sealed Air — Credit Agreement

deposits in Euros are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.09).
          “Euro” means the lawful currency of the European Monetary Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
          “Euro Borrowers” means the Euro TLA Borrowers and/or the Euro TLB Borrowers as the context requires.
          “Euro Term A Advance” means an advance made by any Euro Term A Lender under the Euro Term A Facility.
          “Euro Term A Borrowing” means a borrowing consisting of simultaneous Euro Term A Advances of the same Type and, in the case of Eurocurrency Rate Advances, having the same Interest Period made by each of the Euro Term A Lenders pursuant to Section 2.01(a)(iv).
          “Euro Term A Commitment” means, as to each Euro Term A Lender, its obligation to make Euro Term A Advances to the Euro TLA Borrowers pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Euro Term A Lender’s name on Schedule I under the caption “Euro Term A Commitment”.
          “Euro Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Euro Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Euro Term A Advances of all Euro Term A Lenders outstanding at such time.
          “Euro Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Euro Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Euro Term A Advances at such time.
          “Euro Term A Note” means a promissory note made by the Euro TLA Borrowers in favor of a Euro Term A Lender evidencing Euro Term A Advances made by such Euro Term A Lender, substantially in the form of Exhibit B-1.
          “Euro Term B Advance” means an advance made by any Euro Term B Lender under the Euro Term B Facility.
          “Euro Term B Borrowing” means a borrowing consisting of simultaneous Euro Term B Advances of the same Type and, in the case of Eurocurrency Rate Advances, having the same Interest Period made by each of the Euro Term B Lenders pursuant to Section 2.01(b).
Sealed Air — Credit Agreement

          “Euro Term B Commitment” means, as to each Euro Term B Lender, its obligation to make Euro Term B Advances to the Euro TLB Borrowers pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Euro Term B Lender’s name on Schedule I under the caption “Euro Term B Commitment”.
          “Euro Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Euro Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Euro Term B Advances of all Euro Term B Lenders outstanding at such time.
          “Euro Term B Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Euro Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Euro Term B Advances at such time.
          “Euro Term B Note” means a promissory note made by the Euro TLB Borrowers in favor of a Euro Term B Lender evidencing Euro Term B Advances made by such Euro Term B Lender, substantially in the form of Exhibit B-2.
          “Euro TLB Borrowers” means Sealed Air B.V., and Diversey Europe B.V.
          “Euro TLA Borrowers” means Sealed Air B.V. and Diversey Europe B.V.
          “Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.
          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Advance denominated in JPY, Dollars, or another Committed Currency other than Euros or AU$, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters Screen LIBOR01 (or any successor page) as the London interbank offered rate for deposits in JPY, Dollars or another Committed Currency, if applicable, at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in JPY, Dollars or the other applicable Committed Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or (ii) in the case of any Advance denominated in
Sealed Air — Credit Agreement

AU$, the Australian Bill Rate or (iii) in the case of any Advance denominated in Euros, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period; provided, in the case of the Term B Facility and Euro Term B Facility only, the Eurocurrency Rate applicable to any Term B Advances or Euro Term B Advances, as applicable, shall at all times be no less than 1.00% per annum. If the Reuters Page EURIBOR-01 (or any successor page) is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.
          “Eurocurrency Rate Advance” means an Advance denominated in JPY, Dollars or another Committed Currency that bears interest as provided in Section 2.08(a)(ii) in an amount not less than the Eurocurrency Rate Borrowing Minimum or the Eurocurrency Rate Borrowing Multiple in excess thereof.
          “Eurocurrency Rate Borrowing Minimum” means, in respect of Eurocurrency Rate Advances denominated in Dollars, $1,000,000, and in respect of Eurocurrency Rate Advances denominated in any Foreign Currency, the Equivalent of $1,000,000 in such Foreign Currency.
          “Eurocurrency Rate Borrowing Multiple” means, in respect of Eurocurrency Rate Advances denominated in Dollars, $500,000, and in respect of Eurocurrency Rate Advances denominated in any Foreign Currency, the Equivalent of $500,000 in such Foreign Currency.
          “Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances) having a term equal to such Interest Period.
          “Events of Default” has the meaning specified in Section 6.01.
          “Events of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; (b) any pending institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.
Sealed Air — Credit Agreement

          “Excess Cash Flow” means, for Excess Cash Flow Period, the sum (without duplication) of:
     (a) the EBITDA for such Excess Cash Flow Period;
     (b) plus the amount, if any, by which Net Working Capital decreased during such Excess Cash Flow Period;
     (c) minus the amount, if any, by which Net Working Capital increased during such Excess Cash Flow Period;
     (d) minus the sum of (i) Capital Expenditures paid by Loan Parties (in favor of persons that are not Loan Parties) in cash during such Excess Cash Flow Period, (ii) the amount of any non-financed Consideration expended in respect of any acquisition or investment permitted under Section 5.02(d)(v), (xi) or (xii) during such Excess Cash Flow Period;
     (e) minus the aggregate amount of all principal payments of Indebtedness of the Loan Parties, except to the extent financed by the issuance or incurrence of Indebtedness by, or the issuance of capital stock by, or the making of capital contributions to, the Company or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business, during such Excess Cash Flow Period;
     (f) minus the amount of Restricted Payments paid by the Company or paid by any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries, in cash, during such Excess Cash Flow Period, except to the extent that such Restricted Payments were financed (i) by the issuance or incurrence of Indebtedness by, or the issuance of capital stock by, or the making of capital contributions to, the Company or any of its Restricted Subsidiaries or (ii) using the proceeds of any Disposition outside the ordinary course of business;
     (g) minus income and other taxes paid in cash during such Excess Cash Flow Period;
     (h) minus cash payments in respect of the W.R. Grace Liabilities made during such Excess Cash Flow Period; and
     (i) minus Consolidated Interest Expense for such Excess Cash Flow Period.
          “Excess Cash Flow Period” means each Fiscal Year commencing with the Fiscal Year ending December 31, 2012.
          “Excluded Foreign Subsidiary” means (i) any Foreign Subsidiary and (ii) any Domestic Subsidiary that is directly or indirectly owned by one or more Foreign Subsidiaries.
          “Existing Credit Agreement” has the meaning specified in the Preliminary Statements.
Sealed Air — Credit Agreement

          “Existing Diversey Notes” means, collectively, the 10.5% Senior Notes issued by Diversey Holdings, Inc on November 24, 2009 and the 8.25% Senior Notes issued by Diversey, Inc. on November 24, 2009.
          “Existing Letters of Credit” means each of the irrevocable, standby letters of credit listed on Schedule 2.01(e) hereto.
          “Existing Sealed Air Notes” means, collectively, the 5.625% Senior Notes due July 2013, the 12% Senior Notes due February 2014, the 7.875% Senior Notes due June 2017 and the 6.875% Senior Notes due July 2033, in each case, issued by the Company.
          “Facility” means the Term A Facility, the CDN Term A Facility, JPY Term A Facility, the Euro Term A Facility, the Term B Facility, the Euro Term B Facility, the US Revolving Credit Facility, the Multicurrency Revolving Credit Facility, the Swing Line Facility or an Incremental Facility, if any, as applicable.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means the amended and restated senior secured facilities fee letter, dated June 17, 2011, addressed to the Company from the Agent and the Lead Arrangers, and accepted by the Company on the date thereof.
          “Financial Officer” means the chief financial officer, the controller or the treasurer of the Company.
          “Fiscal Year” means a fiscal year of the Company ending on December 31.
          “Foreign Currency” means any Committed Currency, JPY and any other lawful currency (in each case, other than Dollars) that is freely transferable or convertible into Dollars.
          “Foreign Subsidiary” means (i) each Subsidiary of the Company not incorporated under the laws of the United States, any State thereof or the District of Columbia, (ii) each Subsidiary of the Company substantially all of the operations of which remain outside the United States and (iii) each other Subsidiary of the Company that has no material assets other than capital stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code.
          “Foreign Subsidiary Guaranty” has the meaning specified in Section 3.01(a)(iv).
          “French Notes” has the meaning specified in the definition of French Structured Finance Transaction.
Sealed Air — Credit Agreement

          “French Structured Finance Transaction” means a structured finance transaction among Sealed Air (Luxembourg), Sealed Air (France) and one or more financial institutions pursuant to which Sealed Air (France) issues debt securities (the “French Notes”) to such financial institutions that are guaranteed and secured by the Company or Sealed Air (Luxembourg) or another Restricted Subsidiary of the Company and that may include certain equity features, with the principal amount of the French Notes being payable at their maturity in cash and/or Equity Interests issued by Sealed Air (France) and pursuant to the transaction, the Company or Sealed Air (Luxembourg) or another Restricted Subsidiary may acquire the right to receive the principal repayment of the French Notes.
          “GAAP” has the meaning specified in Section 1.03.
          “German Collateral Document” means any Collateral Document governed by German law.
          “German Collateral” means any Collateral governed by German law.
          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Group Members” shall mean the Company and each of its direct and indirect Restricted Subsidiaries.
          “Guaranteed Obligations” has the meaning specified in Section 7.01.
          “Guarantors” means the Company and the Subsidiary Guarantors.
          “Guaranty” means the guaranty contained in Article VII hereof, the Foreign Subsidiary Guaranty or the US Subsidiary Guaranty.
          “Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law.
          “Immaterial Subsidiaries” means, all Subsidiaries identified by the Company as such, provided that (i) the aggregate value of assets of all such Subsidiaries does not exceed 10.0% of Consolidated Assets of the Company and its Restricted Subsidiaries as of the last day of the Fiscal Year of the Company most recently ended based on the consolidated balance sheet of the Company and its Restricted Subsidiaries, (ii) the aggregate EBITDA of all such
Sealed Air — Credit Agreement

Subsidiaries does not exceed 10.0% of consolidated EBITDA of the Company and its Restricted Subsidiaries for the Test Period ending on the last day of the Fiscal Year of the Company most recently ended, based on the consolidated financial statements of the Company and its Restricted Subsidiaries, (iii) the aggregate value of assets of any such Subsidiary does not exceed 1.0% of Consolidated Assets of the Company and its Restricted Subsidiaries as of the last day of the Fiscal Year of the Company most recently ended based on the consolidated balance sheet of the Company and its Restricted Subsidiaries and (iv) the EBITDA of any such Subsidiary does not exceed 1.0% of consolidated EBITDA of the Company and its Restricted Subsidiaries for the Test Period ending on the last day of the Fiscal Year of the Company most recently ended, based on the consolidated financial statements of the Company and its Restricted Subsidiaries.
          “Increased Amount Date” shall have the meaning assigned to such term in Section 2.04(a).
          “Incremental Amount” shall mean, at any time, the excess, if any, of (a) the Incremental General Amount over (b) the aggregate amount of all Incremental Term Commitments and Incremental Revolving Credit Commitments established prior to such time pursuant to Section 2.04.
          “Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Agent, among the Borrower requesting such Incremental Term Commitments or Incremental Revolving Credit Commitments, as the case may be, the Agent and one or more Incremental Term Lenders and/or Incremental Revolving Credit Lenders.
          “Incremental Borrowing” means a borrowing consisting of either simultaneous Incremental Term Advances or Incremental Revolving Credit Advances of the same Type and, in the case of Eurocurrency Rate Advances, having the same Interest Period.
          “Incremental General Amount” shall mean $500,000,000; provided that the Incremental General Amount shall be increased to $1,000,000,000 if the Net Total Secured Leverage Ratio determined as of the end of the fiscal quarter immediately preceding the date of such increase on a Pro Forma Basis, after giving effect to such Incremental Term Advances or Incremental Revolving Facility Commitments and the application of the proceeds therefrom on such date (and with respect to the provision of any Incremental Revolving Facility Commitments, assuming that the entire aggregate amount of all Incremental Revolving Commitments being provided as part of such increase has been borrowed), shall not be greater than 2.00:1:00.
          “Incremental Lender” shall mean an Incremental Term Lender or an Incremental Revolving Facility Lender, as applicable.
          “Incremental Revolving Credit Advances” shall mean Revolving Credit Advances made by one or more Incremental Revolving Facility Lenders to the Borrowers pursuant to Section 2.01(g). Incremental Revolving Credit Advances may be made in the form of additional Revolving Credit Advances or, to the extent permitted by Section 2.04 and provided for in the relevant Incremental Assumption Agreement, as Other Revolving Credit Advances.
Sealed Air — Credit Agreement

          “Incremental Revolving Credit Commitment” shall mean the commitment of any Incremental Revolving Credit Lender, established pursuant to Section 2.04, to make Incremental Revolving Credit Advances to the Borrowers.
          “Incremental Revolving Facility Lender” shall mean any bank, financial institution or other investor with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Credit Advance.
          “Incremental Term Advances” shall mean Term Advances made by one or more Incremental Term Lenders to the Borrowers pursuant to Section 2.01(g). Incremental Term Advances may be made in the form of, to the extent permitted by Section 2.04 and provided for in the relevant Incremental Assumption Agreement, Other Term Advances.
          “Incremental Term Commitment” shall mean the commitment of any Incremental Term Lender, established pursuant to Section 2.04, to make Incremental Term Advances to the Borrowers.
          “Incremental Term Lender” shall mean any bank, financial institution or other investor with an Incremental Term Commitment or an outstanding Incremental Term Advance.
          “Indebtedness” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (except (A) trade accounts payable and accrued expenses arising in the ordinary course of business, (B) any earn-out obligation until such obligation shall have become a liability on the balance sheet of such Person in accordance with GAAP, and (C) obligations of a 60 day or less duration, and which are not overdue, resulting from take-or-pay contracts entered into in the ordinary course of business) to the extent such amounts would in accordance with GAAP be recorded as debt on a balance sheet of such Person, (iv) all Capital Lease Obligations, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit (other than letters of credit which secure obligations in respect of trade payables or other letters of credit not securing Indebtedness, unless such reimbursement obligation remains unsatisfied for more than 3 Business Days), (vi) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person, and (vii) all Contingent Obligations of such Person in respect of Indebtedness of the types described in the preceding clauses (i) through (vi) minus the portion of such Contingent Obligation which is secured by a letter of credit naming such Person as beneficiary issued by a bank which, at the time of the issuance (or any renewal or extension) of such letter of credit has a long term senior unsecured indebtedness rating of at least A by S&P or A2 by Moody’s.
          “Information Memorandum” means the information memorandum dated July 2011 used by the Agent in connection with the syndication of the Commitments.
          “Initial Financial Statement Delivery Date” shall mean the date on which the financial statements are delivered to the Agent under Section 5.01(a)(i) for the first full fiscal quarter commencing after the Closing Date.
Sealed Air — Credit Agreement

          “Initial Issuing Banks” means, collectively, Citibank, N.A., Bank of America, N.A., BNP Paribas and The Royal Bank of Scotland plc.
          “Initial Lenders” has the meaning specified in the Preamble.
          “Insolvent” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insurance and Condemnation Event” means the receipt by the Company or any if its Restricted Subsidiaries of any cash proceeds payable by reason of condemnation, theft, loss, physical destruction or damage, taking or similar event (or series of related events) with respect to any of their respective property or assets.
          “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
          “Intellectual Property Security Agreement” means the Trademark Security Agreements (as defined in the Security Agreement), the Copyright Security Agreements (as defined in the Security Agreement) and the Patent Security Agreements (as defined in the Security Agreement).
          “Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, made by and among the Agent and the Lenders party thereto and deemed party thereto, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.
          “Interest Coverage Ratio” for any period means the ratio of EBITDA to Consolidated Interest Expense for such period.
          “Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the applicable Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one week, two weeks, one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the Borrower requesting the Borrowing may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the fourth Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) such Borrower may not select any Interest Period that ends after the date set forth in clause (a)(i), clause (b)(i), clause (c)(i) or clause (d)(i) of the definition of “Termination Date” that is applicable to such Eurocurrency Rate Advance;
     (b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;
Sealed Air — Credit Agreement

     (c) in the case of any such Borrowing, such Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by such Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;
     (d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
          “Interim Financial Statements” has the meaning specified in Section 3.01(g).
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Except as otherwise specified, section references to the Internal Revenue Code are to the Internal Revenue Code as in effect at the date of this Agreement.
          “Investment” means, as to any Person, any loan or advance to such Person, any purchase or other acquisition of any Equity Interest or Indebtedness or the assets comprising a division or business unit or a substantial part of all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (vi) or (vii) of the definition of “Indebtedness” in respect of such Person.
          “Issuing Bank” means a US Issuing Bank or a Multicurrency Issuing Bank, as applicable.
          “Japanese Loan Parties” means each Loan Parties incorporated in Japan.
          “Japanese Notes” has the meaning specified in the definition of Japanese Structured Finance Transaction.
Sealed Air — Credit Agreement

          “Japanese Structured Finance Transaction” means a structured finance transaction among the Company, Sealed Air (Japan) and one or more financial institutions pursuant to which Sealed Air (Japan) issues debt securities (the “Japanese Notes”) to such financial institutions that may be guaranteed and secured by the Company or a Restricted Subsidiary of the Company and that may include certain equity features, with the principal amount of the Japanese Notes being payable at their maturity in cash and/or Equity Interests issued by Sealed Air (Japan) and pursuant to the transaction, the Company or a Restricted Subsidiary of the Company may acquire the right to receive the principal repayment of the Japanese Notes.
          “JPY” means the lawful currency of Japan.
          “JPY Borrower” has the meaning specified in the Preamble.
          “JPY Term A Advance” means an advance made by any JPY Term A Lender under the JPY Term A Facility.
          “JPY Term A Borrowing” means a borrowing consisting of simultaneous JPY Term A Advances of the same Type and, in the case of Eurocurrency Rate Advances, having the same Interest Period made by each of the JPY Term A Lenders pursuant to Section 2.01(a)(iii).
          “JPY Term A Commitment” means, as to each JPY Term A Lender, its obligation to make JPY Term A Advances to the JPY Borrower pursuant to Section 2.01(a)(iii) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such JPY Term A Lender’s name on Schedule I under the caption “JPY Term A Commitment” or opposite such caption in the Assignment and Acceptance pursuant to which such JPY Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
          “JPY Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the JPY Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the JPY Term A Advances of all JPY Term A Lenders outstanding at such time.
          “JPY Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a JPY Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds JPY Term A Advances at such time.
          “JPY Term A Note” means a promissory note made by the JPY Borrower in favor of a JPY Term A Lender evidencing JPY Term A Advances made by such JPY Term A Lender, substantially in the form of Exhibit B-1.
          “L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be reasonably satisfactory to the Agent.
          “L/C Exposure” means, at any time, the sum of (a) the aggregate Available Amount of all outstanding Letters of Credit at such time (for the avoidance of doubt, less any
Sealed Air — Credit Agreement

Unpaid Drawings) plus (b) the aggregate amount of all disbursements under Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time (collectively, the “Unpaid Drawings”). The L/C Exposure of any Revolving Credit Lender at any time shall be its Ratable Share of the total L/C Exposure at such time, as may be adjusted in accordance with Section 2.19.
          “L/C Related Documents” has the meaning specified in Section 2.07(g)(i).
          “Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
          “Lead Arrangers” has the meaning specified in the Commitment Letter.
          “Leases” means leases and subleases (excluding Capital Lease Obligations) and licenses to use property.
          “Lenders” means the Initial Lenders, the Revolving Credit Lenders, the Term Lenders, the Issuing Banks, the Swing Line Bank and each Person that shall become a party hereto pursuant to Section 2.04 or Section 9.07.
          “Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
          “Letter of Credit” means a US Letter of Credit or a Multicurrency Letter of Credit, as applicable.
          “Letter of Credit Agreement” has the meaning specified in Section 2.03(a).
          “Letter of Credit Commitment” means the US Letter of Credit Commitment or the Multicurrency Letter of Credit Commitment, as applicable.
          “Letter of Credit Sublimit” means the US Letter of Credit Sublimit or the Multicurrency Letter of Credit Sublimit, as applicable.
Sealed Air — Credit Agreement

          “Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), hypothec or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease); provided that in no event shall any operating lease be deemed to be a Lien.
          “Liquidity Structures” means the Company’s and its Subsidiaries’ current and future multi-currency notional pool, Euro cash pool and various cash concentration arrangements used to provide working capital intercompany funding; provided that, the sum of (a) the aggregate outstanding amount of obligations to Domestic Loan Parties from Subsidiaries which are not Domestic Loan Parties under all Liquidity Structures (net of the aggregate outstanding obligations under all Liquidity Structures of Domestic Loan Parties to Subsidiaries which are not Domestic Loan Parties) and (b) the aggregate amount of other Investments by Domestic Loan Parties to Subsidiaries which are not Domestic Loan Parties (net of the aggregate other Investments to Domestic Loan Parties by Subsidiaries which are not Domestic Loan Parties), shall not exceed $75,000,000.
          “Loan Documents” means this Agreement, the Notes, the Collateral Documents, any Letter of Credit, any incremental amendment agreement, the Acknowledgment Mandate and the Subsidiary Guarantees.
          “Loan Parties” means each Borrower and each Subsidiary Guarantor.
          “Lux Revolver Borrower” has the meaning specified in the Preamble.
          “Margin Stock” has the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets or financial condition or results of operations of the Company and its Restricted Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any other Loan Document or (c) the ability of any Borrower or the Loan Parties, taken as a whole, to perform their obligations under this Agreement or any other Loan Document.
          “Material Owned Real Property” means real property owned, or leased subject to an industrial development authority arrangement, by any Loan Party having a fair market value reasonably estimated by the Company to be in excess of $3,000,000.
          “Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.
          “Merger Agreement” has the meaning given to such term in the Preliminary Statements hereto.
          “Merger Agreement Representations” means the representations made by Diversey in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that the Company has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement.
Sealed Air — Credit Agreement

          “Merger Sub” has the meaning given to such term in the Preliminary Statements hereto.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgage” means the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust in substantially the form of Exhibit K (with such changes as may be reasonably satisfactory to the Agent and its counsel to account for local law matters) covering the Mortgaged Property, in each case as amended, restated, supplemented or otherwise modified from time to time.
          “Mortgaged Property” means the properties listed on Schedule 1.01(iii), and any Material Owned Real Property required to be mortgaged pursuant to Section 5.01(h)(E).
          “Multicurrency Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Multicurrency Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as the Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Multicurrency Letter of Credit Commitment.
          “Multicurrency Letter of Credit” has the meaning specified in Section 2.01(f).
          “Multicurrency Letter of Credit Commitment” means, with respect to each Multicurrency Issuing Bank, the obligation of such Multicurrency Issuing Bank to issue Letters of Credit for the account of any Borrower that is a Foreign Subsidiary in (a) the amount set forth opposite such Multicurrency Issuing Bank’s name on the signature pages hereto under the caption “Multicurrency Letter of Credit Commitment”, or (b) if such Multicurrency Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Multicurrency Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(d) as such Multicurrency Issuing Bank’s “Multicurrency Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.06.
          “Multicurrency Letter of Credit Sublimit” means, at any time, an amount equal to $50,000,000, as such amount may be reduced at or prior to such time pursuant Section 2.06. The Multicurrency Letter of Credit Sublimit is part of, and not in addition to, the Multicurrency Revolving Credit Facility.
          “Multicurrency Revolving Credit Advance” means an Advance by a Multicurrency Revolving Lender to any Borrower as part of a Multicurrency Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance.
          “Multicurrency Revolving Credit Borrowing” means a borrowing consisting of simultaneous Multicurrency Revolving Credit Advances of the same Type made by each of the Multicurrency Revolving Lenders pursuant to Section 2.01(c)(ii).
Sealed Air — Credit Agreement

          “Multicurrency Revolving Credit Commitment” means as to any Multicurrency Revolving Lender, the commitment of such Multicurrency Revolving Lender to make Multicurrency Revolving Credit Advances and/or to acquire participations in Letters of Credit hereunder, denominated in a Committed Currency, as such commitment may be (a) reduced from time to time in accordance with the terms of this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to any Assignment and Acceptance. The initial amount of the Multicurrency Revolving Credit Commitment of each Multicurrency Revolving Lender party hereto on the date of this Agreement is set forth on Schedule I, and the initial amount of the Multicurrency Revolving Credit Commitment of each Multicurrency Revolving Lender becoming party hereto after the date of this Agreement shall be as set forth in the Assignment and Acceptance pursuant to which such Lender becomes party hereto.
          “Multicurrency Revolving Credit Facility” means, at any time, the aggregate amount of the Multicurrency Revolving Lenders’ Multicurrency Revolving Credit Commitments at such time.
          “Multicurrency Revolving Exposure” means, with respect to any Multicurrency Revolving Lender at any time, the sum of the aggregate outstanding principal amount of such Multicurrency Revolving Lender’s Multicurrency Revolving Credit Advances and its L/C Exposure under the Multicurrency Revolving Credit Facility at such time; provided that for such purpose, the outstanding principal amount of any Multicurrency Revolving Credit Advance shall be deemed to be equal to the Equivalent in Dollars of such Multicurrency Revolving Credit Advance as at such time.
          “Multicurrency Revolving Lender” means a Revolving Credit Lender with a Multicurrency Revolving Credit Commitment or a Multicurrency Revolving Exposure.
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
          “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than the Borrowers and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
          “Net Cash Proceeds” means, as applicable:
     (a) with respect to any Asset Disposition, or any Insurance and Condemnation Event, the gross cash proceeds received by the Company or any of its Restricted Subsidiaries therefrom less the sum of the following, without duplication: (i) selling expenses incurred in connection with such Asset Disposition (including reasonable brokers’ fees and commissions, legal, accounting and other professional and transactional
Sealed Air — Credit Agreement

fees, transfer and similar taxes and the Company’s reasonable good faith estimate of income taxes paid or payable in connection with such sale), (ii) the principal amount, premium or penalty, if any, interest and other amounts on any debt secured by a Lien having priority to the Lien of the Agent on the assets (or a portion thereof) sold in such Asset Disposition, or subject to such Insurance and Condemnation Event, which debt is repaid with such proceeds, (iii) reasonable reserves with respect to post-closing adjustments, indemnities and other contingent liabilities established in connection with such Asset Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iv) the Company’s reasonable good faith estimate of cash payments required to be made within 180 days of such Asset Disposition or Insurance and Condemnation Event, as applicable, with respect to retained liabilities directly related to the assets (or a portion thereof) sold or lost in such Asset Disposition or Insurance and Condemnation Event (provided that, to the extent that cash proceeds are not used to make payments in respect of such retained liabilities within 180 days of such Asset Disposition, such cash proceeds shall constitute Net Cash Proceeds), and (v) the pro rata portion of the gross proceeds attributable to minority interests and not available for distribution to or for the account of the Company or a Wholly-Owned Restricted Subsidiary as a result thereof; and
     (b) with respect to any issuance of debt for borrowed money, the gross cash proceeds received by the Company or any of its Subsidiaries therefrom less all legal, underwriting, selling, issuance and other fees and expenses incurred in connection therewith.
          “Net Total Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Net Debt as of such date to Consolidated EBITDA for the Test Period most recently ended.
          “Net Total Secured Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Total Secured Indebtedness as of such date to Consolidated EBITDA for the Test Period most recently ended.
          “Net Working Capital” means, at any date, (a) the consolidated current assets of the Loan Parties as of such date determined in accordance with GAAP (excluding cash and Permitted Investments and non-cash charges relating to deferred tax assets) minus (b) the consolidated current liabilities of the Loan Parties as of such date determined in accordance with GAAP.
          “Non-Consenting Lender” has the meaning specified in Section 2.20(c).
          “Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
          “Note” means a Term A Note, a CDN Term A Note, a JPY Term A Note, a Euro Term A Note, a Term B Note, a Euro Term B Note, a Revolving Credit Note or any promissory note made in favor of an Incremental Lender evidencing Incremental Term Advances or the
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aggregate indebtedness resulting from the Incremental Revolving Credit Advances made by such Incremental Lender, as applicable.
          “Notice of Borrowing” has the meaning specified in Section 2.02(a).
          “Notice of Issuance” has the meaning specified in Section 2.03(a).
          “Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).
          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “Offshore Associate” means an Associate which (a) is a non-resident of Australia and does not become a Lender or receive a payment in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia or (b) which is a resident of Australia and which becomes a Lender or receives a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country, which in either case does not become a Lender and receive payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.
          “OID” has the meaning specified in Section 2.04.
          “Optional Release Conditions” has the meaning specified in Section 9.17(a).
          “Optional Release Date” has the meaning specified in Section 9.17(a).
          “Other Revolving Credit Advances” has the meaning specified in Section 2.04(a).
          “Other Tax Return” has the meaning specified in Section 4.01(h)(i).
          “Other Taxes” has the meaning specified in Section 2.15(b).
          “Other Term Advances” shall have the meaning assigned to such term in Section 2.04(a).
          “Owned Property” has the meaning specified in Section 4.01(c).
          “Parent Company” means, with respect to a Lender, (i) the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender or (ii) any other Person controlling such Lender.
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          “Patriot Act” means the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)).
          “Payment Office” means, for any Foreign Currency, such office of CBNA as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.
          “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any successor thereto.
          “Permitted Acquisition” means any acquisition by the Company or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of assets of, or the Equity Interests of, or a business line or unit or a division of, any Person; provided,
     (i) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;
     (ii) the Company shall be in compliance with the financial covenant set forth in Section 5.03 on a Pro Forma Basis after giving effect to such acquisition (such Pro Forma Basis to include, in the Company’s discretion, a reasonable estimate of savings resulting from any such acquisition (i) that have been realized, (ii) for which the steps necessary for realization have been taken; or (iii) for which the steps necessary for realization are reasonably expected to be taken with 12 months of the date of such acquisition, in each case, certified by the Company); and
     (iii) the Company, the applicable Loan Parties and each newly-acquired Subsidiary (other than any newly-acquired Subsidiary designated as an Unrestricted Subsidiary) shall comply with the collateral and guaranty requirements of Section 5.01(h).
          “Permitted Liens” means, with respect to any Person:
     (a) (i) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or other social security legislation, and deposits securing liability to insurance carriers under related insurance or self-insurance arrangements, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies related to the items specified in the foregoing clause (i), or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by such Person to support the payment of the items set forth in clauses (i) and (ii) of this clause (a);
     (b) (i) deposits to secure the performance of bids, tenders, contracts (other than for borrowed money) or Leases to which such Person is a party, (ii) deposits to secure public or statutory obligations of such Person, surety and appeal bonds, performance bonds and other obligations of a like nature, (iii) deposits as security for contested taxes or import duties or for the payment of rent, and (iv) obligations in respect of letters of credit or bank guarantees that have been posted by such Person to support the payment of items set forth in clauses (i) and (ii) of this clause (b);
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     (c) Liens consisting of pledges or deposits of cash or securities made by such Person as a condition to obtaining or maintaining any licenses issued to it by, or to satisfy other similar requirements of, any applicable Governmental Authority, or to secure the performance of obligations of any Loan Party pursuant to the requirements of Environmental Laws to which any assets of such Loan Party are subject;
     (d) Liens imposed by law, such as (i) carriers’, warehousemen’s and mechanics’ materialmen’s, landlords’, or repairmen’s Liens, or (ii) other like Liens arising in the ordinary course of business securing obligations which are not overdue by more than 60 days or which if more than 60 days overdue, the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor as appropriate in accordance with GAAP.
     (e) Liens arising out of judgments or awards not constituting an Event of Default;
     (f) Liens for property taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed);
     (g) survey exceptions, encumbrances, easements or reservations of, or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or other restrictions or encumbrances as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with and do not secure Indebtedness and do not in the aggregate materially impair the use of such real property for the purpose for which it is held or materially interfere with the ordinary operation of the business of such Person;
     (h) any zoning, building or similar laws, ordinances or rights reserved to or vested in any Governmental Authority, which are not violated by existing improvements or the present use of real property;
     (i) Liens granted by any Loan Party to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased properties;
     (j) Liens for taxes, assessments, charges or other governmental levies not overdue by more than 60 days or which if more than 60 days overdue, the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor as appropriate in accordance with GAAP;
     (k) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of
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set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto and pooling and netting arrangements) or other funds maintained with a depository institution or securities intermediary;
     (l) restrictions on transfers of securities imposed by applicable securities laws;
     (m) (i) any interest or title of a lessor, licensor or sublessor under any Lease, license or sublease entered into by such Person in the ordinary course of its business and covering only the assets so leased, licensed or subleased that do not materially detract from the value of such assets or interfere with the ordinary conduct of the business conducted and proposed to be conducted regarding such asset and (ii) the rights reserved or vested in any other Person by the terms of any Lease, license, franchise, grant or permit held by such Person or by a statutory provision to terminate any such Lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;
     (n) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any Lease and Liens or rights reserved in any Lease for rent or for compliance with the terms of such Lease;
     (o) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding Leases entered into by such Person in the ordinary course of business;
     (p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by such Person in the ordinary course of business not prohibited by this Agreement;
     (q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (r) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;
     (s) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;
     (t) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Company or any of its Restricted Subsidiaries;
     (u) Liens arising from security interests in connection with the existing Diversey credit agreement which no longer secure any Indebtedness;
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     (v) any security that is created or provided by (i) a PPS lease (as defined in the Australian PPSA) in respect of which the relevant Group Member is the lessee or bailee; (ii) a commercial consignment (as defined in the Australian PPSA) in respect of which the relevant Group Member is consignee or (iii) a transfer or purchase of an account or chattel paper (in each case as defined in the Australian PPSA) in respect of which the relevant Group Member is transferor or vendor, provided that, in each case, such security does not secure payment or performance of an obligation and such lease, commercial consignment, transfer or purchase is otherwise permitted under the terms of the Loan Documents;
     (w) any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any member of the Group maintains a banking relationship in the ordinary course of business, and any Lien arising under customary extended retention of title arrangements (verlängerter Eigentumsvorbehalt) in the ordinary course of business and trading;
     (x) any Lien given in order to comply with the requirements of Section 8a of the German Altersteilzeitgesetz (Act on Partial Retirement) and of Section 7b of the German Sozialgesetzbuch IV (Social Security Code);
     (y) the rights reserved to or vested in Canadian Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof; and
     (z) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially and adversely affect the use of the lands by any Loan Party.
          “Permitted Receivables Financing” means any customary non-recourse accounts receivable financing facility (including customary back-to-back intercompany arrangements in respect thereof) to the extent that (a) the amount thereof does not exceed the amount permitted by Section 5.02(b)(xi), (b) the proceeds of Indebtedness incurred under such facility must be applied to the prepayment of Term Loans in accordance with Section 2.11(b)(ii)(C) and (c) there is no recourse to any Loan Party (except with respect to customary indemnification obligations under such financings).
          “Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus (i) unpaid accrued interest and premium thereon, (ii) underwriting discounts, fees, commissions and expenses and (iii) an amount equal to any existing unutilized commitments or undrawn letters of credit); (b) except with respect to Capital Lease Obligations,
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the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced; (c) the final maturity of such Permitted Refinancing shall be no earlier than 91 days after the scheduled Termination Date applicable to the Term B Facility and Euro Term B Facility (as set forth in clause (c) of the definition of “Termination Date”); (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (e) no Permitted Refinancing Indebtedness of the Indebtedness of a Foreign Subsidiary shall have any obligors who are Domestic Subsidiaries; and (f) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.
          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated organization, association, employee organization (as defined in Section 3(4) of ERISA), joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
          “Plan” means any Single Employer Plan or Multiple Employer Plan.
          “Pledged Debt” has the meaning given to such term in the Security Agreement.
          “Post-Petition Interest” has the meaning specified in Section 7.05.
          “Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, that all Specified Transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant
          “Pro Forma Compliance” means, at any date of determination, that the Company shall be in pro forma compliance with the covenant set forth in Section 5.03 as of the date of such determination (and giving pro forma effect to the event or events giving rise to such determination).
          “Protesting Lender” has the meaning specified in Section 9.09.
          “Qualified Preferred Equity Investment” means any preferred Equity Interest of the Company, so long as the terms of any such Equity Interest (a) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provisions prior to the date occurring 91 days after the scheduled Termination Date applicable to the Term B Facility, as set forth in clause (c)(i) of the definition of “Termination Date” (other than customary provisions in respect of change of control), (b) do not require the cash payment of dividends or distributions prior to the date occurring 91 days after the scheduled Termination Date applicable to the Term B Facility and Euro Term B Facility (as set forth in clause (c) of the definition of “Termination Date”), and (c) do not contain any financial performance covenants.
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          “Ratable Share” of any amount means, with respect to any Lender under a Facility at any time, the product of (a) a fraction, the numerator of which is the amount of such Lender’s Commitment and, if applicable and without duplication, such Lender’s Loans, in respect of the applicable Facility at such time, and the denominator of which is the aggregate Commitments of all the Lenders under such Facility at such time, and, if applicable and without duplication, Loans under the applicable Facility at such time, and (b) such aforementioned amount.
          “Ratings Condition” means that, at the time of determination, the Company has received and maintains corporate family/corporate credit ratings of at least BBB- and at least Baa3 from S&P and Moody’s, respectively (in each case, with no negative outlook or negative watch).
          “Reference Banks” means Citibank, N.A., Bank of America, N.A., J. P. Morgan Chase Bank, N.A. and BNP Paribas.
          “Refinancing” has the meaning specified in the Preliminary Statements.
          “Register” has the meaning specified in Section 9.07(d).
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
          “Replaced Term Loans” has the meaning specified in Section 9.01.
          “Replacement Term Loans” has the meaning specified in Section 9.01.
          “Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any
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event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
          “Required Lenders” means, at any time, (a) Lenders having at least a majority (based on the Equivalent in Dollars at such time) in interest of the sum of (i) the Revolving Credit Commitments at such date, (ii) the Term Commitments at such date and (iii) the outstanding principal amount of the Term Advances at such date or (b) if the Revolving Credit Commitment and the Term Commitment have been terminated or for the purposes of acceleration pursuant to Section 6, Lenders having or holding a majority of the outstanding principal amount of the Advances and L/C Exposure in the aggregate at such date; provided that the portion of any Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, executive vice president, controller, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
          “Repricing Transaction” shall mean (a) the incurrence by any Borrower or Restricted Subsidiary of any term loans for the primary purpose of which is, (i) having an effective interest rate margin or weighted average yield (to be determined by the Agent consistent with generally accepted financial practice, after giving effect to, among other factors, interest rate margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof or any fluctuations in the Eurocurrency Rate or Base Rate) that is less than the Applicable Margin for, or weighted average yield (to be determined by the Agent on the same basis) of, the Term B Advances, and (ii) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term B Advances and (b) any amendment, waiver or other modification to this Agreement the primary purpose of which is to reduce the Applicable Margin for Term B Advances (other than, in each case, any such transaction or amendment or modification accomplished together with the substantially concurrent refinancing of all Term B Facilities hereunder and other than any amendment to a financial maintenance covenant herein or in the component definitions thereof that may result in a reduction in the Applicable Margin for Term B Advances).
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property), direct or indirect, with respect to any Equity Interests of the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof), but not on account of Subordinated Indebtedness; provided that no such dividend or distribution shall be considered a Restricted Payment if such dividend or distribution is made to a Loan Party.
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          “Restricted Junior Payment” means any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of any Subordinated Indebtedness.
          “Restricted Subsidiary” means a Subsidiary of the Company that is not an Unrestricted Subsidiary.
          “Revaluation Date” means (a) with respect to any Advance, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Advance denominated in a Committed Currency and (ii) each date of a continuation of a Eurocurrency Rate Advance denominated in Committed Currency pursuant to Section 2.09 and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a Committed Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in a Committed Currency, and (iv) such additional dates as the Agent shall determine or the applicable Issuing Bank shall require.
          “Reversion Date” shall have the meaning ascribed to such term in the last paragraph of Section 5.02.
          “Revolving Credit Advance” means a US Revolving Credit Advance, a Multicurrency Revolving Credit Advance or an Other Revolving Credit Advance, as applicable.
          “Revolving Credit Borrowing” means a US Revolving Credit Borrowing or a Multicurrency Revolving Credit Borrowing, as applicable.
          “Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $5,000,000, and in respect of Revolving Credit Advances denominated in any Foreign Currency, the Equivalent of $5,000,000 in such Foreign Currency.
          “Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $1,000,000, and in respect of Revolving Credit Advances denominated in any Foreign Currency, the Equivalent of $1,000,000 in such Foreign Currency.
          “Revolving Credit Commitment” means, (a) with respect to each US Revolving Lender, the US Revolving Credit Commitment of such Lender, (b) with respect to each Multicurrency Revolving Lender, the Multicurrency Revolving Credit Commitment of such Lender and (c) with respect to each Incremental Revolving Facility Lender, the Incremental Revolving Credit Commitment of such Lender.
          “Revolving Credit Facility” means the US Revolving Credit Facility or the Multicurrency Revolving Credit Facility, as applicable.
          “Revolving Credit Lender” means a US Revolving Lender or a Multicurrency Revolving Lender, as applicable.
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          “Revolving Credit Note” means a promissory note of any Borrower payable to the order of any Revolving Credit Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such revolving Credit Lender resulting from the Revolving Credit Advances made by such Revolving Credit Lender to such Borrower.
          “S&P” means Standard & Poor’s Financial Services LLC, a Wholly-Owned Subsidiary of The McGraw-Hill Companies, Inc.
          “Sealed Air (France)” means Sealed Air Holdings S.A.S. or another Subsidiary of the Company that is incorporated or organized in France.
          “Sealed Air (Japan)” means Sealed Air Japan K.K., Diversey Co. Ltd. (Japan) or another Subsidiary of the Company that is incorporated or organized in Japan.
          “Sealed Air (Luxembourg)” means Sealed Air Luxembourg S.C.A. or another Subsidiary of the Company that is incorporated or organized in Luxembourg.
          “Sealed Air Refinancing” has the meaning specified in the Preliminary Statements.
          “Secured Obligations” means: (a) in the case of any Borrower, the Obligations of such Borrower, (b) in the case of each other Loan Party, the Obligations of such Loan Party under each Guaranty and the other Loan Documents to which it is a party, (c) the obligations of the Company or of any Subsidiary thereof under any Swap Contract entered into in connection herewith with any Person that was a Lender or any Affiliate at the time it entered into such Swap Contract thereof, and (d) any Cash Management Obligations of the Company or any Subsidiary thereof.
          “Secured Parties” means the Lenders, the Swing Line Bank, the Issuing Banks, the Agent and any other holder of any Secured Obligation, each of which are beneficiaries of and subject to the distribution of proceeds provisions provided in the Intercreditor Agreement.
          “Security Agreement” means that certain Pledge and Security agreement, dated as of the date hereof, by and among the Agent and each of the Grantors (as defined therein) party thereto, together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 5.01(h), in each case as amended, restated, supplemented or otherwise modified from time to time.
          “Senior Financial Officer” means the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Treasurer of the Company.
          “Senior Notes” has the meaning given to such term in the Preliminary Statements hereto.
          “Solvency Certificate” has the meaning given to such term in Section 3.01(h).
          “Solvent” has the meaning given to such term in the Solvency Certificate.
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          “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than the Borrowers and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
          “Specified Foreign Restructuring Transactions” means the transactions described on Schedule IV hereto.
          “Specified Representations” means the representations and warranties made in Sections 4.01(a)(i), (a)(ii), (b), (d)(i) (to the extent reasonably expected to result in a Material Adverse Effect), (d)(iii), (j), (o), (q), (t), (u) and (v), (to the extent required to be pledged pursuant to the Collateral Documents).
          “Specified Structured Finance Transactions” means the Japanese Structured Finance Transaction and the French Structured Finance Transaction.
          “Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other Disposition of assets or property, incurrence or repayment of Indebtedness, Restricted Payment, acquisition, Subsidiary designation, Incremental Borrowing or other event that by the terms of the Credit Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.
          “Spot Rate” for a currency means the rate quoted by the Agent as the spot rate for the purchase by the Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. (New York City time) on the date two Business Days prior to the date of such determination; provided that in the case of the lawful currency of Canada, the Spot Rate will be determined at approximately 11:00 A.M. (New York City time) on the date that is one Business Day prior to the date of such determination and in the case of AU$, the Spot Rate will be determined at approximately 11:00 A.M. (Sydney time) on the date that is two Business Days prior to the date of such determination by reference to Reuters monitor system page AFX= (or any page that replaces that page); provided further that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
          “Subordinated Indebtedness” means unsecured Indebtedness for borrowed money of the Company, which Indebtedness shall rank in payment and upon liquidation junior to the Obligations under the Loan Documents on terms reasonably satisfactory to the Agent.
          “Subordinated Obligations” has the meaning specified in Section 7.05.
          “Subsidiary” of any Person and relation to any Person incorporated in The Netherlands a subsidiary (dochtermaatschappij) within the meaning of Section 24a of Book 2 of the Dutch Civil Code means any corporation, partnership, joint venture, limited liability company, joint stock company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power and/or the power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital
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stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
          “Subsidiary Guarantors” means, collectively, the Wholly-Owned Subsidiaries of the Company listed on Schedule 1.01(ii), each other Subsidiary Guarantor of the Company that guarantees Obligations pursuant to Section 5.01(h). In addition, the Company may cause any Restricted Subsidiary that is not a Guarantor to guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder or supplement to the applicable Guaranty in form and substance reasonably satisfactory to the Agent, and any such Restricted Subsidiary shall be a Subsidiary Guarantor hereunder for all purposes.
          “Subsidiary Guarantees” means, collectively, the Foreign Subsidiary Guarantees and the US Subsidiary Guarantees.
          “Suspension Covenants” shall have the meaning ascribed to such term in the last paragraph of Section 5.02.
          “Suspension Event” shall have the meaning ascribed to such term in the last paragraph of Section 5.02.
          “Suspension Period” means the period of time between the date of a Suspension Event and the Reversion Date.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Obligations” means, as applied to the Company or any Subsidiary thereof, any direct or indirect liability, contingent or otherwise, of such Person in respect of Swap Contracts provided by the Agent, any Lender or any Affiliate thereof at the time such Swap Obligations are entered into, including obligations for the payment of fees, interest, charges,
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expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such Swap Contract.
          “Swing Line Advance” means a revolving credit advance made by the Swing Line Bank pursuant to Section 2.01(d) or any other Lender by purchase from the Swing Line Bank pursuant to Section 2.02(b).
          “Swing Line Advance Maturity Date” has the meaning specified in Section 2.02(b).
          “Swing Line Bank” means CBNA.
          “Swing Line Borrowing” means a Borrowing consisting of a Swing Line Advance made by the Swing Line Bank.
          “Swing Line Exposure” means, at any time, the aggregate outstanding principal amount of the Swing Line Advances at such time. The Swing Line Exposure of any US Revolving Lender at any time will be its Ratable Share of the total Swing Line Exposure at such time, as may be adjusted in accordance with Section 2.19.
          “Swing Line Sublimit” has the meaning specified in Section 2.01(d).
          “Tax Affiliate” means, with respect to any Person, any Subsidiary or Affiliate of such Person with which such Person files consolidated, combined or unitary tax returns.
          “Tax Return” has the meaning specified in Section 4.01(h)(i).
          “Taxes” has the meaning specified in Section 2.15.
          “Term A Advance” means an advance made by any Term A Lender under the Term A Facility.
          “Term A Borrowing” means a borrowing consisting of simultaneous Term A Advances of the same Type and, in the case of Eurocurrency Rate Advances, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a)(i).
          “Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Advances to the Company pursuant to Section 2.01(a)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule I under the caption “Term A Commitment”.
          “Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Advances of all Term A Lenders outstanding at such time.
          “Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Advances at such time.
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          “Term A Note” means a promissory note made by the Company in favor of a Term A Lender evidencing Term A Advances made by such Term A Lender, substantially in the form of Exhibit B-1.
          “Term Advance” means a Term A Advance, a CDN Term A Advance, a JPY Term A Advance, a Euro Term A Advance, a Term B Advance, a Euro Term B Advance, an Incremental Term Advance or an Other Term Advance, as applicable.
          “Term Borrowing” means a Term A Borrowing, a CDN Term A Borrowing, a JPY Term A Borrowing, a Euro Term A Borrowing, a Term B Borrowing, a Euro Term B Borrowing or an Incremental Term Borrowing, as applicable.
          “Term B Advance” means an advance made by any Term B Lender under the Term B Facility.
          “Term B Borrowing” means a borrowing consisting of simultaneous Term B Advances of the same Type and, in the case of Eurocurrency Rate Advances, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b).
          “Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Advances to the Company pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B Lender’s name on Schedule I under the caption “Term B Commitment”.
          “Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Advances of all Term B Lenders outstanding at such time.
          “Term B Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Advances at such time.
          “Term B Note” means a promissory note made by the Company in favor of a Term B Lender evidencing Term B Advances made by such Term B Lender, substantially in the form of Exhibit B-2.
          “Term Commitment” means a Term A Commitment, a CDN Term A Commitment, a JPY Term A Commitment, a Euro Term A Commitment, a Term B Commitment, Euro Term B Commitment or an Incremental Term Commitment, as applicable.
          “Term Facility” means the Term A Facility, the CDN Term A Facility, the JPY Term A Facility, the Euro Term A Facility, the Term B Facility, Euro Term B Facility or the Incremental Term Facility, as applicable.
          “Term Lender” means a Term A Lender, a CDN Term A Lender, a JPY Term A Lender, a Euro Term A Lender, a Term B Lender, Euro Term B Lender or Incremental Term Lender, as applicable.
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          “Termination Date” means (a) with respect to the US Revolving Credit Facility and the Multicurrency Revolving Credit Facility, the earlier of (i) October 3, 2016 and (ii) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01, (b) with respect to the Term A Facility, the CDN Term A Facility, the JPY Term A Facility and the Euro Term A Facility, October 3, 2016, (c) with respect to the Term B Facility and the Euro Term B Facility, October 3, 2018 and (d) with respect to each Incremental Facility, if any, the date specified as such in the respective Incremental Supplement. However, if the Termination Date falls on a day which is not a Business Day, the Termination Date shall fall on the previous Business Day.
          “Test Period” means the four consecutive fiscal quarters of the Company then last ended, in each case taken as one accounting period.
          “Total Availability” shall mean, at any time, the sum of the (a) the aggregate amount of all Multicurrency Revolving Credit Commitments (expressed in Dollars) minus (b) the Dollar Equivalent of the aggregate amount of the Multicurrency Revolving Exposure of all Multicurrency Revolving Lenders. The Total Availability at any time shall be determined by reference to the most recent Total Availability Certificate delivered to the Agent pursuant to Section 5.01(a)(iv).
          “Total Availability Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Company, specifying Total Availability as of the second preceding Business Day prior to the date of such certificate, in a form that is reasonably acceptable to the Agent in its reasonable discretion.
          “Transaction” means, (i) the Acquisition, (ii) the issuance of the Senior Notes, (iii) the Refinancing, (iv) the transactions contemplated by the Loan Documents, (v) the issuance of the Company’s common stock to pay the equity portion of the consideration for the Acquisition, (vi) any related transaction undertaken or consummated in connection with clauses (i) through (v) of this definition and (vii) the payment of fees and expenses in connection with clauses (i) through (vi) of this definition.
          “Type” means, with respect to an Advance, its character as a Base Rate Advance or a Eurocurrency Rate Advance.
          “Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of such Plan.
          “Unissued Letter of Credit Commitment” means, (a) with respect to any US Issuing Bank, the obligation of such US Issuing Bank to issue US Letters of Credit for the account of any Borrower in an amount equal to the excess of (i) the amount of its Letter of Credit Commitment minus (ii) the aggregate Available Amount of all US Letters of Credit issued by such US Issuing Bank; or (b) with respect to any Multicurrency Issuing Bank, the obligation of such Multicurrency Issuing Bank to issue Multicurrency Letters of Credit for the account of any
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Borrower in an amount equal to the excess of (i) the amount of its Letter of Credit Commitment minus (ii) the aggregate Available Amount of all Multicurrency Letters of Credit issued by such Multicurrency Issuing Bank.
          “Unpaid Drawings” shall have the meaning assigned to such term in the definition of L/C Exposure.
          “Unrestricted Subsidiary” means any Subsidiary of the Company (other than any Borrower or any Guarantor as of the Closing Date (or any Person required to become a Guarantor pursuant to Section 5.01(h))) listed on Schedule 1.01(i) or designated by the Company as an Unrestricted Subsidiary pursuant to Section 5.01(l) subsequent to the date hereof.
          “Unused Revolving Credit Commitment” means, with respect to each Revolving Credit Lender at any time, (a) the amount of such Lender’s US Revolving Credit Commitment and Multicurrency Revolving Credit Commitment, if any, at such time minus (b) the sum of the aggregate principal amount of all Revolving Credit Advances (based in respect of any Revolving Credit Advances denominated in a Committed Currency other than Dollars on the Equivalent in Dollars at such time) made by such Lender (in its capacity as a Lender) and outstanding at such time, plus such Lender’s L/C Exposure and Swing Line Exposure.
          “US Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the US Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as the Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a US Letter of Credit Commitment.
          “US Letter of Credit” has the meaning specified in Section 2.01(e).
          “US Letter of Credit Commitment” means, with respect to each US Issuing Bank, the obligation of such US Issuing Bank to issue Letters of Credit for the account of any Borrower in (a) the amount set forth opposite the US Issuing Bank’s name on the signature pages hereto under the caption “US Letter of Credit Commitment”, or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such US Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(d) as such US Issuing Bank’s “US Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.06.
          “US Letter of Credit Sublimit” means, at any time, an amount equal to $100,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.06. The US Letter of Credit Sublimit is part of, and not in addition to, the US Revolving Credit Facility.
          “US Revolving Credit Advance” means an Advance by a US Revolving Lender to any Borrower as part of a US Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance.
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          “US Revolving Credit Borrowing” means a borrowing consisting of simultaneous US Revolving Credit Advances of the same Type made by each of the US Revolving Lenders pursuant to Section 2.01(c)(i).
          “US Revolving Credit Commitment” means, as to any US Revolving Lender, the commitment, if any, of such Lender to make US Revolving Advances and/or to acquire participations in Letters Credit and Swing Line Advances hereunder, denominated in dollars, as such commitment may be (a) reduced from time to time in accordance with the terms of this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to any Assignment and Acceptance. The initial amount of the US Revolving Credit Commitment of each US Revolving Lender party hereto on the date of this Agreement is set forth on Schedule I, and the initial amount of the US Revolving Commitment of each US Revolving Lender becoming party hereto after the date of this Agreement shall be as set forth in the Assignment and Acceptance pursuant to which such Lender becomes party hereto.
          “US Revolving Credit Facility” means, at any time, the aggregate amount of the US Revolving Lenders’ US Revolving Credit Commitments at such time.
          “US Revolving Exposure” means, with respect to any US Revolving Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s US Revolving Credit Advances and its L/C Exposure under the US Revolving Credit Facility and Swing Line Exposure at such time.
          “US Revolving Lender” means a Lender with a US Revolving Credit Commitment or a US Revolving Exposure.
          “US Revolver Borrower” has the meaning specified in the Preamble.
          “US Subsidiary Guaranty” has the meaning specified in Section 3.01(a)(iii).
          “US Tax Return” has the meaning specified in Section 4.01(h)(i).
          “Voting Stock” means capital stock or share capital, as applicable, issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
          “W.R. Grace Liabilities” means the obligations of the Company and Cryovac, Inc. (“Cryovac”) pursuant to that certain Settlement Agreement and Release (the “Settlement Agreement”), dated November 10, 2003, by and among the Company, Cryovac, and the official committees appointed to represent asbestos personal injury claimants and asbestos property damage claimants (the “Grace Asbestos Committees”) in the jointly administered Chapter 11 cases of W.R. Grace & Co. and its affiliated debtors, Case No. 01-01139 (JKF) (Bankr. D. Del.) (the “Grace Chapter 11 Cases”). The Settlement Agreement was approved by order of the United States Bankruptcy Court for the District of Delaware dated June 27, 2005. The Settlement Agreement contemplates that, upon the effectiveness of an appropriate plan of reorganization in connection with the Grace Chapter 11 Cases, and subject to the terms of the
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Settlement Agreement and in resolution of an adversary proceeding brought by the Grace Asbestos Committees against the Company and Cryovac (Case No. 02-2210 (D. Del.)), Cryovac will transfer to one or more trusts established pursuant to 11 U.S.C. § 524(g): (a) $512.5 million in cash, plus interest thereon from December 21, 2002 through the “Effective Date” (as defined in the Settlement Agreement); and (b) 9 million shares of common stock of the Company, subject to certain anti-dilution provisions (this number has since been adjusted to 18 million shares of common stock of the Company as a result of a two-for-one stock split in March 2007). Pursuant to the Settlement Agreement, the Company guarantees performance of Cryovac’s obligations in (a) and (b) above.
          “Wholly-Owned” means, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares and, in the case of a Foreign Subsidiary, other than up to 2.0% of the capital stock of such Foreign Subsidiary, to the extent that it is required to be held by a third party pursuant to a requirement of law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time.
          “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
          SECTION 1.03 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred with by the Borrower’s independent registered public accountants) with the most recent audited Consolidated financial statements of the Company delivered to the Agent (“GAAP”); provided that, if the Company notifies the Agent that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Lenders wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be applied on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.
          SECTION 1.04 Exchange Rates; Currency Equivalents.
          (a) The Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Equivalent amounts of Advances and Available Amounts denominated in JPY, Euro and other Committed Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial
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statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Equivalent amount as so determined by the Agent.
          (b) Wherever in this Agreement in connection with an Advance, conversion, continuation or prepayment of a Eurocurrency Rate Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance, Eurocurrency Rate Loan or Letter of Credit is denominated in a Committed Currency, such amount shall be the relevant Equivalent of such Dollar amount (rounded to the nearest unit of Committed Currency, with 0.5 of a unit being rounded upward), as determined by the Agent.
          SECTION 1.05 Construction. English language words used in this Agreement to describe Japanese Law, Dutch law, Belgium law or Luxembourg law concepts intend to describe such concepts only and the consequences of the use of those words in New York law or any other foreign law are to be disregarded.
          SECTION 1.06 Dutch Terms. In this Agreement, where it relates to a Dutch entity, a reference to:
          (a) A necessary action to authorize, where applicable, includes without limitation:
          (i) any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and
          (ii) obtaining unconditional positive advice (advies) from each competent works council;
          (b) a winding-up, administration or dissolution includes a Dutch entity being:
          (i) declared bankrupt (failliet verklaard)
          (ii) dissolved (ontbonden)
          (c) a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;
          (d) a trustee in bankruptcy includes a curator;
          (e) an administrator includes a bewindvoerder;
          (f) a receiver or an administrative receiver does not include a curator or bewindvoerder; and
          (g) an attachment includes a beslag.
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     SECTION 1.07 Quebec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”; (l) “joint and several” shall include “solidary”; (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”; (p) “priority” shall include “prior claim”; (q) “survey” shall include “certificate of location and plan”; (r) “state” shall include “province”; (s) “fee simple title” shall include “absolute ownership”; (t) “accounts” shall include “claims”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
          SECTION 1.08 Code of Banking Practice. The parties hereto agree that the Code of Banking Practice does not apply to the Loan Documents.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
          SECTION 2.01 The Advances and Letters of Credit. (a)
          (i) The Term A Advance. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Company on the Closing Date in an amount not to exceed such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Advances made simultaneously by the Term A Lenders in accordance with their respective Ratable Share of the Term A Facility. Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed. Term A Advances may be Base Rate Advances or Eurocurrency Rate Advances, as further provided herein.
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          (ii) The CDN Term A Advance. Subject to the terms and conditions set forth herein, each CDN Term A Lender severally agrees to make a single loan to the CDN Borrower on the Closing Date, denominated in CDN, in an amount not to exceed such CDN Term A Lender’s CDN Term A Commitment, which shall be made as Eurocurrency Rate Advances. The CDN Term A Borrowing shall consist of CDN Term A Advances made simultaneously by the CDN Term A Lenders in accordance with their respective Ratable Share of the CDN Term A Facility. Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed.
          (iii) The JPY Term A Advance. Subject to the terms and conditions set forth herein, each JPY Term A Lender severally agrees to make a single loan to the JPY Borrower on the Closing Date, denominated in JPY, in an amount not to exceed such JPY Term A Lender’s JPY Term A Commitment, which shall be made as Eurocurrency Rate Advances. The JPY Term A Borrowing shall consist of JPY Term A Advances made simultaneously by the JPY Term A Lenders in accordance with their respective Ratable Share of the JPY Term A Facility. Amounts borrowed under this Section 2.01(a)(iii) and repaid or prepaid may not be reborrowed.
          (iv) The Euro Term A Advance. Subject to the terms and conditions set forth herein, each Euro Term A Lender severally agrees to make a single loan to the Euro TLA Borrowers on the Closing Date, denominated in Euros, in an amount not to exceed such Euro Term A Lender’s Euro Term A Commitment, which shall be made as Eurocurrency Rate Advances. The Euro Term A Borrowing shall consist of Euro Term A Advances made simultaneously by the Euro Term A Lenders in accordance with their respective Ratable Share of the Euro Term A Facility. Amounts borrowed under this Section 2.01(a)(iv) and repaid or prepaid may not be reborrowed.
          (b) (i) The Term B Advance. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Company on the Closing Date, in an amount not to exceed such Term B Lender’s Term B Commitment. The Term B Borrowing shall consist of Term B Advances made simultaneously by the Term B Lenders in accordance with their respective Ratable Share of the Term B Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term B Advances may be Base Rate Advances or Eurocurrency Rate Advances, as further provided herein.
          (ii) The Euro Term B Advance. Subject to the terms and conditions set forth herein, each Euro Term B Lender severally agrees to make a single loan to the Euro TLB Borrowers on the Closing Date, denominated in Euros, in an amount not to exceed such Euro Term B Lender’s Euro Term B Commitment, which shall be made as Eurocurrency Rate Advances. The Euro Term B Borrowing shall consist of Euro Term B Advances made simultaneously by the Euro Term B Lenders in accordance with their respective Ratable Share of the Euro Term B Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.
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          (c) Revolving Credit Advances.
          (i) US. Each US Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make US Revolving Credit Advances denominated in Dollars to the US Revolver Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date applicable to the US Revolving Credit Facility under clause (a) of the definition of “Termination Date”, in an aggregate amount not to exceed such Lender’s Unused Revolving Credit Commitment.
          (ii) Multicurrency. Each Multicurrency Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make Multicurrency Revolving Credit Advances denominated in a Committed Currency to the Borrowers from time to time on any Business Day during the period from the Closing Date until the Termination Date applicable to the Multicurrency Revolving Credit Facility under clause (a) of the definition of “Termination Date”, in an aggregate amount not to exceed such Lender’s Unused Revolving Credit Commitment.
Each Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrowers may borrow under this Section 2.01(c), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(c).
          (d) The Swing Line Advances. The Swing Line Bank agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances, denominated in Dollars, to the Company from time to time on any Business Day during the period from the date hereof until the Termination Date applicable to the US Revolving Credit Facility under clause (a) of the definition of “Termination Date”(i) in an aggregate amount not to exceed at any time outstanding $50,000,000 (the “Swing Line Sublimit”) and (ii) in an amount for each such Swing Line Advance not to exceed the Unused Revolving Credit Commitments of the US Revolving Lenders immediately prior to the making of such Swing Line Advance. The Swing Line Bank agrees to make one or more Swing Line Advances on any Business Day. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and, notwithstanding Section 2.10, shall consist of a Base Rate Advance made by the Swing Line Bank. Within the limits of the Swing Line Sublimit and within the limits referred to in clause (ii) above, the Company may borrow under this 2.01(d), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(d).
          (e) US Letters of Credit. Each US Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a “US Letter of Credit”) for the account of any Borrower under the US Revolving Credit Facility from time to time on any Business Day during the period from the Closing Date until 30 days before the Termination Date applicable to the US Revolving Credit Facility under clause (a)(i) of the definition of “Termination Date” (i) in an aggregate Available Amount for all US Letters of Credit not to
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exceed at any time the US Letter of Credit Sublimit, (ii) in an amount for each US Issuing Bank not to exceed the amount of such US Issuing Bank’s US Letter of Credit Commitment at such time (iii) in an amount for each such US Letter of Credit not to exceed an amount equal to the aggregate Unused Revolving Credit Commitments of the US Revolving Lenders at such time and (iv) issued to provide support with respect to the undertakings of the Company and/or any Subsidiary of the Company. Each US Letter of Credit shall be in an amount of $500,000 or more and shall be denominated in Dollars. No US Letter of Credit shall have an expiration date (including all rights of such Borrower or the beneficiary to require renewal) of greater than one year or later than the Termination Date applicable to the US Revolving Credit Facility under clause (a)(i) of the definition of “Termination Date”; provided that any US Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the US Issuing Bank has the unconditional right to prevent any such automatic extension from taking place. Within the limits referred to above, any Borrower under the US Revolving Credit Facility may request the issuance of Letters of Credit under this Section 2.01(e), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(e). If a US Letter of Credit shall be requested on behalf of a Subsidiary that is not a Borrower hereunder, the Company shall have furnished to the US Issuing Bank, in form and substance reasonably satisfactory to the US Issuing Bank, customary “know your customer” information regarding such Subsidiary at least three Business Days prior to the date of the requested issuance. Each “Existing US Letter of Credit” listed on Part A of Schedule 2.01(e) shall be deemed to constitute a US Letter of Credit issued hereunder, and each Lender that is an issuer of such a US Letter of Credit shall, for purposes of Section 2.03, be deemed to be an US Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by an US Issuing Bank pursuant to the terms of this Agreement. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a US Letter of Credit, shall include any renewal, extension or amendment thereof.
          (f) Multicurrency Letters of Credit. Each Multicurrency Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue multicurrency letter of credit (each, a “Multicurrency Letter of Credit”) for the account of any Borrower under the Multicurrency Revolving Credit Facility from time to time on any Business Day during the period from the Closing Date until 30 days before the Termination Date applicable to the Multicurrency Revolving Credit Facility under clause (a)(i) of the definition of “Termination Date” (i) in an aggregate Available Amount (by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) for all Multicurrency Letters of Credit not to exceed at any time the Multicurrency Letter of Credit Sublimit, (ii) in an amount (by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) for each Multicurrency Issuing Bank not to exceed the amount of such Multicurrency Issuing Bank’s Multicurrency Letter of Credit Commitment at such time (iii) in an amount (by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) for each such Multicurrency Letter of Credit not to exceed an amount equal to the aggregate Unused Revolving Credit Commitments of the Multicurrency Revolving Lenders at such time and (iv) issued to provide support with respect to the undertakings of the Company and/or any Subsidiaries that are Foreign Subsidiaries. Each Multicurrency Letter of Credit shall be in an amount equal to the Equivalent of $500,000 or more and may be denominated in any Committed Currency. No Multicurrency Letter of Credit shall
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have an expiration date (including all rights of such Borrower or the beneficiary to require renewal) of greater than one year or later than the Termination Date applicable to the Multicurrency Revolving Credit Facility under clause (a)(i) of the definition of “Termination Date”; provided that any Multicurrency Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the Multicurrency Issuing Bank has the unconditional right to prevent any such automatic extension from taking place. Within the limits referred to above, any Borrower under the Multicurrency Revolving Credit Facility may request the issuance of Letters of Credit under this Section 2.01(f), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(f). If a Multicurrency Letter of Credit shall be requested on behalf of a Foreign Subsidiary that is not a Borrower hereunder, the Company shall have furnished to the Multicurrency Issuing Bank, in form and substance reasonably satisfactory to the Multicurrency Issuing Bank, customary “know your customer” information regarding such Foreign Subsidiary at least three Business Days prior to the date of the requested issuance. Each letter of credit listed on Part B of Schedule 2.01(e) shall be deemed to constitute a Multicurrency Letter of Credit issued hereunder, and each Lender that is an issuer of such a Multicurrency Letter of Credit shall, for purposes of Section 2.03, be deemed to be a Multicurrency Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by a Multicurrency Issuing Bank pursuant to the terms of this Agreement. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Multicurrency Letter of Credit, shall include any renewal, extension or amendment thereof.
          (g) Incremental Advances. Each Lender having an Incremental Term Commitment or an Incremental Revolving Credit Commitment agrees, on the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Advances to the Company and/or Incremental Revolving Facility Loans to the Borrowers, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment or Incremental Revolving Facility Commitment, as the case may be.
          SECTION 2.02 Borrowing Mechanics.
          (a) Each Term Borrowing and each Revolving Credit Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Agent. Each such notice must be received by the Agent not later than (I) 11:00 A.M. (New York City time) on the third Business Day prior to the date of any proposed Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (II) 4:00 P.M. (London time) on the third Business Day prior to the date of any Borrowing consisting of Eurocurrency Rate Advances denominated in Euros, (III) 11:00 A.M. (New York City time) on the third Business Day prior to the date of any proposed Borrowing consisting of Eurocurrency Rate Advances denominated in CDN, (IV) 2:00 P.M. (New York City time) on the fourth Business Day prior to the date of any proposed Borrowing consisting of Eurocurrency Rate Advances denominated in JPY, (V) 10:30 A.M. (Sydney time) on the fourth Business Day prior to the date of any proposed Borrowing denominated in AU$, and (VI) 11:00 A.M. (New York City time) on the date of the proposed Borrowing consisting of Base Rate Advances, and the Agent shall then give to each Lender prompt notice thereof by telecopier. Each such notice of a Term Borrowing or a Revolving Credit Borrowing (a “Notice of Borrowing”) shall be given by telephone, confirmed promptly in writing or telecopier in
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substantially the form of Exhibit C hereto, specifying therein the (i) applicable Borrower, (ii) applicable Facility, (iii) date of such Borrowing, (iv) Type of Advances comprising such Borrowing, (v) aggregate amount of such Borrowing, (vi) in the case of a Borrowing consisting of Eurocurrency Rate Advances, the initial Interest Period for such Advance, and (vii) currency for each such Advance; provided, that the applicable Borrower shall not be entitled to request any Borrowing that, if made, would result in more than fifteen different Interest Periods being in effect hereunder at any one time. Each Lender shall, (I) before 1:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in Dollars, (II) before 3:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in CDN, (III) before 3:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in JPY, (IV) before 3:00 P.M. (Sydney time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in AU$, and (V) before 11:00 A.M. (London time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Euros, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the applicable Borrowing at the address and in the account of such Borrower specified in the applicable Notice of Borrowing.
          (b) Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing by the applicable Borrower to the Swing Line Bank and the Agent, of which the Agent shall give prompt notice to the Lenders. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed promptly in writing or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the earlier of (A) the tenth Business Day after the requested date of such Borrowing and (B) the Termination Date applicable to the US Revolving Credit Facility under clause (a) of the definition of “Termination Date” (the “Swing Line Advance Maturity Date”)). The Swing Line Bank shall, before 1:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make such Swing Line Borrowing available to the Agent at the Agent’s Account, in same day funds. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the address and in the account of such Borrower specified in the applicable Notice of Swing Line Borrowing. Upon written demand by the Swing Line Bank, with a copy of such demand to the Agent, each other US Revolving Lender will purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other US Revolving Lender, such other US Revolving Lender’s Ratable Share of such outstanding Swing Line Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of the Swing Line Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to its Ratable Share of such Swing Line Advance. Each Borrower hereby agrees to each such sale and assignment. Each US Revolving Lender agrees to purchase its Ratable Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such
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demand is given after such time. Upon any such assignment by the Swing Line Bank to any other US Revolving Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other US Revolving Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, this Agreement, the Notes or the Borrowers. If and to the extent that any US Revolving Lender shall not have so made its Ratable Share of such Swing Line Advance available to the Agent, such US Revolving Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such US Revolving Lender is required to have made such amount available to the Agent until the date such amount is paid to the Agent, at the Federal Funds Rate. If such US Revolving Lender shall pay to the Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such US Revolving Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.
          (c) Anything in subsection (a) above to the contrary notwithstanding, (i) after giving effect to all Term A Borrowings, CDN Term A Borrowings, JPY Term A Borrowings and Euro Term A Borrowings, there shall not be more than (W) five Interest Periods in effect in respect of the Term A Facility, (X) five Interest Periods in effect in respect of the CDN Term A Facility, and (Y) five Interest Periods in effect in respect of the JPY Term A Facility and (Z) five Interest Periods in effect in respect of the Euro Term A Facility, (ii) after giving effect to all Term B Borrowings, there shall not be more than five Interest Periods in effect in respect of the Term B Facility, (iii) after giving effect to all Euro Term B Borrowings, there shall not be more than five Interest Periods in effect in respect of the Euro Term B Facility and (iv) after giving effect to all Revolving Credit Borrowings, there shall not be more than (A) ten Interest Periods in effect in respect of the US Revolving Credit Facility and (B) ten Interest Periods in effect in respect of the Multicurrency Revolving Credit Facility.
          (d) Each Notice of Borrowing and Notice of Swing Line Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower requesting such Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (e) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing under the applicable Revolving Credit Facility that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing under the applicable Revolving Credit Facility, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing under the applicable Revolving Credit Facility in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower requesting such Borrowing
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under the applicable Revolving Credit Facility on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the applicable Borrower and such Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to receive from such Lender or such Borrower, as the case may be, interest on such corresponding amount, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances comprising such Borrowing under the applicable Revolving Credit Facility and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in JPY or Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
          (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing or to make the Swing Line Advance to be made by it as part of any Swing Line Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing or to prejudice any rights which any Borrower may have against any Lenders as a result of any default by such Lender hereunder. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
          SECTION 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit.
          (a) Request for Issuance. Each Letter of Credit issued under a Revolving Credit Facility shall be issued upon notice (a “Notice of Issuance”), given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree) or 10:30 A.M. (Sydney time) on the fourth Business Day prior to the date of the proposed issuance of such Letter of Credit if denominated in AU$, by (i) any Borrower under the US Revolving Credit Facility to any US Issuing Bank and/or (ii) any Borrower under the Multicurrency Revolving Credit Facility to any Multicurrency Issuing Bank, and in each case of clauses (i) and (ii) of this sentence, such US Issuing Bank or Multicurrency Issuing Bank, as the case may be, shall give the Agent prompt notice thereof by facsimile, following its receipt of a Notice of Issuance from the applicable Borrower; provided that any Letter of Credit requested pursuant to this Agreement may state or indicate that the Company or any of its Restricted Subsidiaries is the “Account Party”, “Applicant”, “applicant”, “Requesting Party” or any similar designation. Each such Notice of Issuance of a Letter of Credit shall be initially made by telephone, confirmed promptly thereafter in writing or by facsimile, and shall specify therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) Revolving Credit Facility under which such Letter of Credit is to be issued, (D) if applicable, the Committed Currency in which such Multicurrency Letter of Credit is to be denominated, (E) expiration date of such Letter of Credit (which shall not be later than the earlier of five Business Days prior to the scheduled Termination Date applicable to the
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applicable Revolving Credit Facility (under clause (a)(i) of the definition of “Termination Date”) or one year after the date of issuance thereof; provided that any Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the Issuing Bank has the unconditional right to prevent any such automatic extension from taking place after such scheduled Termination Date), (F) name and address of the beneficiary of such Letter of Credit, and (G) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for issuance of letters of credit as such Issuing Bank may specify to the Borrower requesting such issuance for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. Each Borrower hereby acknowledges and agrees that, notwithstanding anything to the contrary in any Letter of Credit requested pursuant to or issued under this Agreement which may state or indicate that the “Account Party”, “Applicant”, “applicant”, “Requesting Party” or any similar designation with respect to such requested Letter of Credit is a Person other than the applicable requesting Borrower, (i) such Borrower is, and shall at all times remain, the “Applicant” (as defined in Section 5-102(a) of the Uniform Commercial Code, as in effect in the State of New York) with respect to each Letter of Credit issued by the Issuing Bank pursuant to a Notice of Issuance, and (ii) all such Letters of Credit shall constitute “Letters of Credit” under, and as defined in, this Agreement.
          (b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders under the applicable Revolving Credit Facility, such Issuing Bank hereby grants to each such applicable Revolving Credit Lender under such Revolving Credit Facility, and each such Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each of the Revolving Credit Lenders under each Revolving Credit Facility hereby absolutely and unconditionally agree to pay to the Agent, for the account of such Issuing Bank under such Revolving Credit Facility, such Revolving Credit Lender’s Ratable Share of each drawing made under a Letter of Credit issued under such Revolving Credit Facility and funded by such Issuing Bank, and not reimbursed by the applicable Borrower by payment in full to the Agent not later than 3:00 p.m. (New York City time) on the Business Day following the date of such payment, in accordance with the terms of this Agreement, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Revolving Credit Lender hereby acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of any Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will
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be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit under the applicable Revolving Credit Facility at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.
          (c) Drawing and Reimbursement. Not later than 3:00 p.m. (New York City time) on the Business Day following the date of any payment by the applicable Issuing Bank under a Letter of Credit or 3:00 P.M. (Sydney time) on the Business Day following the date of any payment by the applicable Issuing Bank under a Letter of Credit denominated in AU$, the Company shall pay (or shall cause the applicable Borrower to pay) to the Agent, an amount equal to the full amount of such drawing plus all accrued and unpaid interest thereon from the date of such drawing through and including the date of such payment (which shall accrue at the Base Rate), which amount shall be payable in the Committed Currency in which such Letter of Credit was issued, and the Agent shall promptly apply such amount to either (x) reimburse the applicable Issuing Bank for the full amount of such drawing plus all accrued and unpaid interest thereon, or (y) to the extent that the Revolving Credit Lenders under the applicable Revolving Credit Facility shall have already funded participations or Revolving Credit Advances with respect to the payment under such Letter of Credit, pursuant to Section 2.03(b) above or this Section 2.03(c), to pay to each such Revolving Credit Lender an amount equal to such Revolving Credit Lender’s Ratable Share of such drawing plus all accrued and unpaid interest thereon (which shall accrue at the Base Rate). If the Company does not comply with the provisions of the preceding sentence, then the payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Revolving Credit Advance under the applicable Revolving Credit Facility, which shall be a Base Rate Advance, in the amount of such draft (and if such Letter of Credit was originally denominated in a Committed Currency other than Dollars, such deemed Advance shall also automatically be exchanged for an Equivalent amount of Dollars at the then applicable Spot Rate). The applicable Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any Letter of Credit issued by it to the Company, the applicable Borrower (if not the Company) and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Company, each Revolving Credit Lender under the applicable Revolving Credit Facility shall pay to the Agent such Revolving Credit Lender’s Ratable Share of such outstanding Revolving Credit Advance under such Revolving Credit Facility, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Each Revolving Credit Lender acknowledges and agrees that its obligation to make Revolving Credit Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Revolving Credit Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank; provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or 11:00 A.M. (Sydney time)
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on such Business Day in the case of Advances denominated in AU$, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Revolving Credit Advance available to the Agent, such Revolving Credit Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.
          (d) Letter of Credit Reports. The applicable Issuing Bank shall furnish (A) to the Agent (which shall promptly notify the applicable Revolving Credit Lenders) on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit under each Revolving Credit Facility during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.
          SECTION 2.04 Incremental Commitments.
          (a) The Company may, by written notice to the Agent from time to time, request Incremental Term Commitments and/or Incremental Revolving Credit Commitments, as applicable, in an amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Credit Lenders (which may include any existing Lender) willing to provide such Incremental Term Advances and/or Incremental Revolving Credit Advances, as the case may be, in their sole discretion; provided, that each Incremental Term Lender and/or Incremental Revolving Credit Lender (which is not an existing Lender) shall be subject to the approval requirements of Section 9.07. Such notice shall set forth (A) the amount of the Incremental Term Commitments and/or Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $25,000,000 or equal to the remaining Incremental Amount), (B) the date on which such Incremental Term Commitments and/or Incremental Revolving Credit Commitments are requested to become effective (the “Increased Amount Date”) and (C) (i) whether such Incremental Term Commitments are to be commitments to make term advances (“Other Term Advances”) and/or (ii) whether such Incremental Revolving Credit Commitments are to be Revolving Credit Commitments or commitments to make revolving advances with pricing and/or amortization terms different from the Revolving Facility Advances (“Other Revolving Credit Advances”).
          (b) The applicable Borrower and such other Loan Parties as may be required with respect to such Incremental Term Commitment or Incremental Revolving Credit Commitment and each Incremental Term Lender and/or Incremental Revolving Credit Lender shall execute and deliver to the Agent an Incremental Assumption Agreement, guarantor acknowledgments and consents, Notes (if requested in advance by the applicable Lenders) and such other closing or corporate documentation as the Agent (acting at the direction of the applicable Incremental Lenders) shall reasonably request. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Advances and/or Incremental Revolving Credit Advances to be made thereunder, and shall be made (x) on terms and conditions agreed to by the applicable Borrower and the applicable Incremental Lenders, and in a
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form that is reasonably acceptable to the Agent; provided, that (i) the Other Term Advances and Other Revolving Facility Advances shall rank pari passu in right of payment and of security with the Term Advances and Revolving Credit Advances, as applicable, (ii) the final maturity date of (A) any Other Term Advances shall be no earlier than the scheduled Termination Date applicable to the Term B Facility and Euro Term B Facility (as set forth in clause (c) of the definition of “Termination Date”) and/or (B) any Other Revolving Facility Advances shall be no earlier than the scheduled Termination Date applicable to the Revolving Credit Facilities (under clause (a)(i) of the definition of “Termination Date”), (iii) the weighted average life to maturity of any Other Term Advances shall be no shorter than the weighted average life to maturity of the Term B Advances or Euro Term B Advances, (iv) the Other Revolving Facility Advances shall require no scheduled amortization or mandatory commitment reductions prior to the scheduled Termination Date applicable to the Revolving Credit Facilities (under clause (a)(i) of the definition of “Termination Date”), (v) no Default shall have occurred and be continuing or would result from such Incremental Term Advances and/or Incremental Revolving Credit Advances and (vi) in the event that the Applicable Margin for any Other Term Advances or Other Revolving Facility Advances is more than 50 basis points greater than the Applicable Margin for the Term Advances or Revolving Credit Advances, as applicable, then the Applicable Margin for the Term Advances or Revolving Credit Advances, as applicable, shall be increased to the extent necessary so that the Applicable Margin for the Other Term Advances or Other Revolving Facility Advances is no more than 50 basis points greater than the Applicable Margin for the Term Advances or Revolving Credit Advances, as applicable; provided further, that in determining the Applicable Margin applicable to the Term Advances, Revolving Credit Advances, Other Term Advances and Other Revolving Credit Advances, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by such Borrower to the Lenders in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the arrangers (or their affiliates) of such loans shall be excluded and (z) if the Eurocurrency Rate “floor” applicable to the Other Term Advances or Other Revolving Facility Advances is higher than the Eurocurrency Rate “floor” applicable to the Term B Advances or Euro Term B Advances or Revolving Credit Advances, as applicable, then the amount of such difference shall be deemed to be an increase in the Applicable Margin for the Other Term Advances or Other Revolving Facility Advances for purposes of determining compliance with this clause (vi) (it being agreed, however, that the Company may elect to satisfy, at least in part, the requirements of this clause (vi) by increasing the Eurocurrency Rate “floor” applicable to the relevant existing Term B Advances or Euro Term B Advances or Revolving Credit Advances to a rate that is no greater than the Eurocurrency Rate “floor” applicable to the applicable Other Term Advances and Other Revolving Credit Advances). The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Commitments and/or Incremental Revolving Credit Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Agent with the Company’s consent (not to be unreasonably withheld, delayed or conditioned) and furnished to the other Persons then party to this Agreement.
Sealed Air — Credit Agreement

     (c) Notwithstanding the foregoing, no Incremental Term Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.04 unless (i) on the date of such effectiveness, the representations and warranties set forth in Section 4.01 shall be true and correct and the Agent (acting at the direction of the applicable Incremental Lenders) shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Closing Date under Section 3.01 and such additional documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Agent may reasonably require to assure that the Incremental Term Advances and/or Incremental Revolving Facility Advances are secured by the Collateral ratably with the existing Term Advances and Revolving Credit Advances, and (iii) the Borrowers would be in Pro Forma Compliance, calculated as of the last day of the most recently ended fiscal quarter for which financial statements delivered under Section 5.01(a)(i) are available, determined on a Pro Forma Basis giving effect to such Incremental Term Commitment and/or Incremental Revolving Credit Commitments (assuming for such purpose that any such Incremental Revolving Credit Commitments are fully drawn) and the Advances to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.
          (d) Each of the parties hereto hereby agrees that the Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Advances and/or Incremental Revolving Facility Advances (other than Other Term Advances or Other Revolving Credit Advances), when originally made, are included in each Borrowing of outstanding Term Advances or Revolving Facility Advances on a pro rata basis.
          SECTION 2.05 Fees. (a) Commitment Fee. The Company will pay, or will cause another Borrower to pay (with regard to the Japanese Borrower, to the extent permitted by Japanese Law, if applicable), to the Agent for the account of each Revolving Credit Lender under the applicable Revolving Credit Facility (other than any Defaulting Lender), three Business Days after the last day of March, June, September and December in each year, and on the Termination Date of such Revolving Credit Facility (pursuant to clause (a) of the definition of “Termination Date”), a commitment fee (the “Commitment Fee”) on the daily amount of the Unused Revolving Credit Commitments of such Revolving Credit Facility Lender during the preceding quarter (or shorter period commencing with the Closing Date or ending with such Termination Date), which shall accrue at 0.50% per annum; provided such rate per annum shall be reduced to 0.375% per annum for any period in which the Net Total Leverage Ratio, calculated as of the last day of the most recently ended and reported fiscal quarter, is equal to or less than 2.75:1.00. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any US Revolving Lender’s Commitment Fee, the outstanding Swing Line Advances during the period for which such US Revolving Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Revolving Credit Lender shall commence to accrue on the Closing Date and shall cease to accrue on the Termination Date applicable to such Revolving Credit Facility.
Sealed Air — Credit Agreement

          (b) Letter of Credit Fees. (i) The Company will pay, or will cause another Borrower to pay (with regard to the Japanese Borrower, to the extent permitted by Japanese Law, if applicable), to the Agent for the account of each Revolving Credit Lender a commission on such Revolving Credit Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit under each Revolving Credit Facility issued and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances for Revolving Credit Advances in effect from time to time during each calendar quarter, payable in arrears quarterly within three Business Days after the last day of each March, June, September and December, commencing with the quarter ended December 31, 2011, and on the Termination Date (pursuant to clause (a) of the definition of “Termination Date”) and thereafter payable upon demand.
          (ii) The Company will pay (with regard to the Japanese Borrower, to the extent permitted by Japanese Law, if applicable), or will cause another Borrower to pay, to the respective Issuing Bank, for its own account, (x) a fronting fee equal to 0.125% per annum on the aggregate face amount of each Letter of Credit issued by such Issuing Bank under the applicable Revolving Credit Facility and (y) other customary administrative, issuance, amendment and other charges.
          (c) Agent’s Fees. The Company will pay (with regard to the Japanese Borrower, to the extent permitted by Japanese Law, if applicable), or will cause another Borrower to pay, to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.
          (d) Defaulting Lender. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to any fees accruing during such period pursuant to Section 2.19(b)(iii) and this Section 2.05 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that a portion of the L/C Exposure or Swing Line Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.19(a), such fees that would have accrued for the benefit of such Defaulting Lender shall instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (b) to the extent of any portion of such L/C Exposure or Swing Line Exposure that cannot be so reallocated such fees shall instead accrue for the benefit of and be payable to the Issuing Banks and the Swing Line Bank as their interests appear (and the pro rata payment provisions of Section 2.19(b) shall automatically be deemed adjusted to reflect the provisions of this Section).
          SECTION 2.06 Termination or Reduction of the Commitments. (a) Optional. The Company shall have the right, upon at least five Business Days’ notice to the Agent, to terminate in whole or permanently reduce, ratably among the Revolving Credit Lenders under the applicable Revolving Credit Facility (except as otherwise permitted by Section 2.19), the respective Unused Revolving Credit Commitments of such Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
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          (b) Mandatory.
          (i) The aggregate Term Commitments under each Term Facility shall be automatically and permanently reduced to zero on the date of the Borrowings in respect of such Term Facility.
          (ii) If, after giving effect to any reduction or termination of US Revolving Credit Commitments under this Section 2.06, the aggregate amount of the US Letter of Credit Sublimit plus the Swing Line Sublimit exceeds the total amount of the US Revolving Credit Facility at such time, then the US Letter of Credit Sublimit and/or the Swing Line Sublimit shall be automatically reduced by the amount of such excess (provided, that the Company may determine the allocation of reductions between the US Letter of Credit Sublimit and/or the Swing Line Sublimit, except to the extent that its ability to reduce the US Letter of Credit Sublimit is limited by outstanding Letters of Credit and/or Unpaid Amounts).
          (iii) If, after giving effect to any reduction or termination of Multicurrency Revolving Credit Commitments under this Section 2.06, the aggregate amount of the Multicurrency Letter of Credit Sublimit exceeds the total amount of the Multicurrency Revolving Credit Facility at such time, then the Multicurrency Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.
          (c) Termination of Defaulting Lender. The Company may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than five Business Days’ prior notice to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(b) will apply to all amounts thereafter paid by the Company for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Agent, the Issuing Banks, the Swing Line Bank or any Lender may have against such Defaulting Lender.
          SECTION 2.07 Repayment of Advances. (a)
          (i) Term A Advances. The Company shall repay to the Term A Lenders, in Dollars, the aggregate principal amount of all Term A Advances outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order or priority set forth in Section 2.11):

Principal Amortization Payment
(shown as a % of
Date	Original Principal Amount)
December 31, 2011	1.25%
March 31, 2012	1.25%
June 30, 2012	1.25%
September 30, 2012	1.25%
December 31, 2012	2.50%
March 31, 2013	2.50%
Sealed Air — Credit Agreement

Principal Amortization Payment
(shown as a % of
Date	Original Principal Amount)
June 30, 2013	2.50%
September 30, 2013	2.50%
December 31, 2013	2.50%
March 31, 2014	2.50%
June 30, 2014	2.50%
September 30, 2014	2.50%
December 31, 2014	6.25%
March 31, 2015	6.25%
June 30, 2015	6.25%
September 30, 2015	6.25%
December 31, 2015	12.50%
March 31, 2016	12.50%
June 30, 2016	12.50%
October 3, 2016	Outstanding Principal Amount

Total:	100.00%

provided, however, that the final principal repayment installment of the Term A Advances shall be repaid on the Termination Date applicable to the Term A Facility (under clause (b) of the definition of “Termination Date”) and in any event shall be in an amount equal to the aggregate principal amount of all Term A Advances outstanding on such date.
          (ii) CDN Term A Advances. The CDN Borrower shall repay, or cause to be repaid, to the CDN Term A Lenders, in CDN, the aggregate principal amount of all CDN Term A Advances outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order or priority set forth in Section 2.11):

Principal Amortization Payment
(shown as a % of
Date	Original Principal Amount)
December 31, 2011	1.25%
March 31, 2012	1.25%
June 30, 2012	1.25%
September 30, 2012	1.25%
December 31, 2012	2.50%
March 31, 2013	2.50%
June 30, 2013	2.50%
September 30, 2013	2.50%
December 31, 2013	2.50%
March 31, 2014	2.50%
June 30, 2014	2.50%
September 30, 2014	2.50%
Sealed Air — Credit Agreement

Principal Amortization Payment
(shown as a % of
Date	Original Principal Amount)
December 31, 2014	6.25%
March 31, 2015	6.25%
June 30, 2015	6.25%
September 30, 2015	6.25%
December 31, 2015	12.50%
March 31, 2016	12.50%
June 30, 2016	12.50%
October 3, 2016	Outstanding Principal Amount

Total:	100.00%

provided, however, that the final principal repayment installment of the CDN Term A Advances shall be repaid on the Termination Date applicable to the CDN Term A Facility (under clause (b) of the definition of “Termination Date”) and in any event shall be in an amount equal to the aggregate principal amount of all CDN Term A Advances outstanding on such date.
          (iii) JPY Term A Advances. The JPY Borrower shall repay, or cause to be repaid, to the JPY Term A Lenders, in JPY, the aggregate principal amount of all JPY Term A Advances outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order or priority set forth in Section 2.11):

Principal Amortization Payment
(shown as a % of
Date	Original Principal Amount)
December 31, 2011	1.25%
March 31, 2012	1.25%
June 30, 2012	1.25%
September 30, 2012	1.25%
December 31, 2012	2.50%
March 31, 2013	2.50%
June 30, 2013	2.50%
September 30, 2013	2.50%
December 31, 2013	2.50%
March 31, 2014	2.50%
June 30, 2014	2.50%
September 30, 2014	2.50%
December 31, 2014	6.25%
March 31, 2015	6.25%
June 30, 2015	6.25%
September 30, 2015	6.25%
December 31, 2015	12.50%
March 31, 2016	12.50%
Sealed Air — Credit Agreement

Principal Amortization Payment
(shown as a % of
Date	Original Principal Amount)
June 30, 2016	12.50%
October 3, 2016	Outstanding Principal Amount

Total:	100.00%

provided, however, that the final principal repayment installment of the JPY Term A Advances shall be repaid on the Termination Date applicable to the JPY Term A Facility (under clause (b) of the definition of “Termination Date”) and in any event shall be in an amount equal to the aggregate principal amount of all JPY Term A Advances outstanding on such date.
          (iv) Euro Term A Advances. The Euro TLA Borrowers shall repay, or cause to be repaid, to the Euro Term A Lenders, in Euros, the aggregate principal amount of all Euro Term A Advances outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order or priority set forth in Section 2.11):

Principal Amortization Payment
(shown as a % of
Date	Original Principal Amount)
December 31, 2011	1.25%
March 31, 2012	1.25%
June 30, 2012	1.25%
September 30, 2012	1.25%
December 31, 2012	2.50%
March 31, 2013	2.50%
June 30, 2013	2.50%
September 30, 2013	2.50%
December 31, 2013	2.50%
March 31, 2014	2.50%
June 30, 2014	2.50%
September 30, 2014	2.50%
December 31, 2014	6.25%
March 31, 2015	6.25%
June 30, 2015	6.25%
September 30, 2015	6.25%
December 31, 2015	12.50%
March 31, 2016	12.50%
June 30, 2016	12.50%
October 3, 2016	Outstanding Principal Amount

Total:	100.00%

Sealed Air — Credit Agreement

provided, however, that the final principal repayment installment of the Euro Term A Advances shall be repaid on the Termination Date applicable to the Euro Term A Facility (under clause (b) of the definition of “Termination Date”) and in any event shall be in an amount equal to the aggregate principal amount of all Euro Term A Advances outstanding on such date.
     (b) (i) Term B Advances. The Company shall repay, or cause to be repaid, to the Term B Lenders, in Dollars, the aggregate principal amount of all Term B Advances outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.07(h) and Section 2.11):

Principal Amortization Payment
(shown as a % of
Date	Original Principal Amount)
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 31, 2017	0.25%
March 31, 2018	0.25%
June 30, 2018	0.25%
October 3, 2018	Outstanding Principal Amount

Total:	100.00%

Sealed Air — Credit Agreement

provided, however, that the final principal repayment installment of the Term B Advances shall be repaid on the Termination Date applicable to the Term B Facility (under clause (c) of the definition of “Termination Date”) and in any event shall be in an amount equal to the aggregate principal amount of all Term B Advances outstanding on such date.
          (ii) Euro Term B Advances. The Euro TLB Borrowers shall repay, or cause to be repaid, to the Euro Term B Lenders, in Euros, the aggregate principal amount of all Euro Term B Advances outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.07(h) and Section 2.11):

Principal Amortization Payment
(shown as a % of
Date	Original Principal Amount)
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 31, 2017	0.25%
March 31, 2018	0.25%
June 30, 2018	0.25%
October 3, 2018	Outstanding Principal Amount

Total:	100.00%

Sealed Air — Credit Agreement

provided, however, that the final principal repayment installment of the Euro Term B Advances shall be repaid on the Termination Date applicable to the Euro Term B Facility (under clause (d) of the definition of “Termination Date”) and in any event shall be in an amount equal to the aggregate principal amount of all Euro Term B Advances outstanding on such date.
          (c) US Revolving Credit Advances. Each Borrower thereunder shall repay to the Agent for the ratable account of the US Revolving Lenders on the Termination Date applicable to the US Revolving Credit Facility (under clause (a) of the definition of “Termination Date”), in Dollars the aggregate principal amount of the Revolving Credit Advances made to it and then outstanding.
          (d) Multicurrency Revolving Credit Advances. Each Borrower thereunder shall repay to the Agent for the ratable account of the Multicurrency Revolving Lenders on the Termination Date applicable to the Multicurrency Revolving Credit Facility (under clause (a) of the definition of “Termination Date”) the aggregate principal amount of the Multicurrency Revolving Credit Advances made to it and then outstanding; provided, that each Multicurrency Revolving Credit Advance shall be repaid in the Committed Currency in which such Multicurrency Revolving Credit Advance was borrowed.
          (e) Swing Line Advances. Each Borrower of a Swing Line Borrowing shall repay to the Agent for the account of (i) the Swing Line Bank and (ii) each other US Revolving Lender which has made a Swing Line Advance by purchase from the Swing Line Bank pursuant to Section 2.02(b), in Dollars, the outstanding principal amount of each Swing Line Advance made to such Borrower on the Swing Line Advance Maturity Date specified in the applicable Notice of Swing Line Borrowing.
          (f) Incremental Advances. In the event that any Incremental Advances are made on an Increased Amount Date, the applicable Borrower shall repay such Incremental Advances on the dates and in the amounts set forth in the Incremental Assumption Agreement.
          (g) Letter of Credit Reimbursements. The obligation of any Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, to reimburse a drawing under a Letter of Credit, or to repay any Revolving Credit Advance that results from payment of a drawing under a Letter of Credit, shall in any event be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by such Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by such Borrower thereof):
          (i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
Sealed Air — Credit Agreement

          (ii) any change in the time, manner or place of payment of any Letter of Credit;
          (iii) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
          (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
          (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;
          (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of any Borrower in respect of the L/C Related Documents; or
          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing that might, but for the provisions of this Section, constitute a legal or equitable discharge of a Borrower’s obligations hereunder.
     (h) Application of Payments. Subject to Section 2.19, prepayments from:
          (i) Except as otherwise provided in Section 2.11(c), all Net Cash Proceeds pursuant to Section 2.11(b)(ii) and Excess Cash Flow pursuant to Section 2.11(b)(iii) to be applied to prepay Term Advances shall be applied (A) to reduce on a pro rata basis (based on the relative size of such amortization payments) in direct order of occurrence the next eight unpaid quarterly scheduled amortization payments under paragraphs (a) and (b) above in respect of the Term A Advances, CDN Term A Advances, JPY Term A Advances, Euro Term A Advances, Term B Advances and Euro Term B Advances, and (B) thereafter, to reduce on a pro rata basis the remaining scheduled amortization payments in respect of the Term A Advances, CDN Term A Advances, JPY Term A Advances, Euro Term A Advances, Term B Advances and Euro Term B Advances; and
          (ii) any optional prepayments of the Term Advances pursuant to Section 2.11(a) shall be applied to reduce the remaining scheduled amortization payments of the either the Term A Advances, CDN Term A Advances, JPY Term A Advances, Euro Term A Advances, Term B Advances or the Euro Term B Advances, as directed by the Company in its sole discretion, provided such optional prepayments will be applied on a pro rata basis within each of the selected Term Facilities.
Sealed Air — Credit Agreement

          (i) Notwithstanding anything to the contrary in this Agreement, no Excluded Foreign Subsidiary shall be obligated to repay any Advance or loan made to the Company or any of its Domestic Subsidiaries or any other obligation of the Company or any of its Domestic Subsidiaries.
          SECTION 2.08 Interest on Advances. (a) Scheduled Interest. Each Borrower shall pay interest (computed in accordance with Section 2.14) on the unpaid principal amount of each Advance owing by it to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
          (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance and for each Swing Line Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears (A) in the case of a Base Rate Advance that is not a Swing Line Advance, quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full or (B) in the case of a Base Rate Advance that is a Swing Line Advance, on the date such Swing Line Advance shall be paid in full, in each case payable in Dollars.
          (ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full, in each case payable in the Committed Currency (or JPY, in applicable) in which the applicable Advance was borrowed.
          (b) Default Interest. If all or a portion of (i) the principal amount of any Advance or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.08 plus 2.00% per annum from the date of such non-payment until such amount is paid in full. If all or a portion of any fee or other amount payable under this Agreement that is not specified in clause (i) or (ii) above shall not be paid when due, then such amount shall bear interest at a rate per annum equal to the rate per annum then required to be paid on Base Rate Advances plus 2.00% from the date of such non-payment until such amount is paid in full. For purposes of this Agreement, principal shall be “overdue” only if not paid in accordance with the provisions of Section 2.07.
          SECTION 2.09 Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such
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interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.08(a)(ii).
          (b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the applicable currency in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances in the applicable currency for such Interest Period, the Agent shall forthwith so notify each Borrower and the Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advances in such currency will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in JPY or a Committed Currency (other than Dollars), either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurocurrency Rate Advances in such currency shall be suspended until the Agent shall notify each Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided that, if the circumstances set forth in clause (ii) above are applicable, the applicable Borrower may elect, by notice to the Agent and the Lenders, to continue such Advances in JPY or such Committed Currency for Interest Periods of not longer than one month, which Advances shall thereafter bear interest at a rate per annum equal to the Applicable Margin plus, for each Lender, the cost to such Lender (expressed as a rate per annum) of funding its Eurocurrency Rate Advances by whatever means it reasonably determines to be appropriate. Each Lender shall certify its cost of funds for each Interest Period to the Agent and the Company as soon as practicable (but in any event not later than ten Business Days after the first day of such Interest Period).
          (c) If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in JPY or a Committed Currency (other than Dollars), be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.
          (d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in JPY or a Committed Currency
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(other than Dollars), be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.
          (e) Upon the occurrence and during the continuance of any Event of Default, upon the request of the Required Lenders, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into Base a Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in JPY or a Committed Currency (other than Dollars), be exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be automatically suspended.
          (f) If Reuters Page EURIBOR01 (or its successor or substitute page) is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances, then:
          (i) the Agent shall forthwith notify the Company and the relevant Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,
          (ii) each such Eurocurrency Rate Advances will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in JPY or a Committed Currency (other than Dollars), be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
          (iii) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
          (g) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
          (h) If any provision of this Agreement would oblige the CDN Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have
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been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows (i) first, by reducing the amount or rate of interest required to be paid to the affected Lender under Section 2.08 and (ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
          SECTION 2.10 Optional Conversion of Advances. Each Borrower may on any Business Day, upon notice given to the Agent (x) not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13 in the case of conversion of Base Rate Advances to Eurocurrency Rate Advances, and (y) not later than 11:00 A.M. (New York City time) on the date of the proposed conversion in the case of conversion of Eurocurrency Rate Advances to Base Rate Advances, Convert all Advances denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type (provided, however, that the Conversion of Eurocurrency Rate Advances into Base Rate Advances made on any date other than the last day of an Interest Period for such Eurocurrency Rate Advances shall be subject to the payment by the Borrowers of breakage and other costs pursuant to Section 9.04(c)), any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the Eurocurrency Rate Borrowing Minimum or the Eurocurrency Rate Borrowing Multiple in excess thereof and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(a). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower requesting such Conversion.
SECTION 2.11 Prepayments of Term Advances, Revolving Credit Advances and Swing Line Advances. (a) Optional. (i) Each Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment (or in the case of Advances denominated in AU$, at least five Business Days) (which notice shall be revocable by the applicable Borrower only to the extent that such prepayment notice stated that such prepayment was conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the applicable Borrower (by written notice from the Company to the Agent on or prior to the specified effective date) if such condition to prepayment is or will not be satisfied), in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time), or 10:30 A.M. Sydney time in the case of AU$ Advances, on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Term Advances comprising part of the same Term Borrowing, Revolving Credit Advances comprising part of the same Revolving Credit Borrowing or Swing Line Advances comprising part of the same Swing Line Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of (A) not less than $1,000,000 or a whole multiple of $100,000 in excess thereof in the case of a Term Advance, (B) not less than the Revolving Credit Borrowing Minimum or a Revolving Credit
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Borrowing Multiple in excess thereof in the case of Revolving Credit Advances or (V) not less than $500,000 or an integral multiple thereof in the case of Swing Line Advances and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, other than on the last day of an Interest Period thereunder, the Borrower making such prepayment shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c);
          (ii) At the time of the effectiveness of any Repricing Transaction that is consummated prior to the first anniversary of the Closing Date, the Borrowers agree to pay to the Agent, for the ratable account of each Lender with outstanding Term B Advances which are repaid or prepaid pursuant to such Repricing Transaction, a fee in an amount equal to 1.00% of the aggregate principal amount of all Term B Advances prepaid in connection with such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.
          (b) Mandatory. (i) If, on any date, the Agent notifies the Company that, on any interest payment date, the sum of (A) the sum of aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the second Business Day prior to such interest payment date) of the sum of the aggregate principal amount of all Advances denominated in Foreign Currencies plus the aggregate Available Amount of all Letters of Credit denominated in Foreign Currencies then outstanding, exceeds 105% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Company and each other Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay or cause to be prepaid the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount (or deposit an amount in the L/C Cash Deposit Account) sufficient to reduce such sum (calculated on the basis of the Available Amount of Letters of Credit being reduced by the amount in the L/C Cash Deposit Account) to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid. The Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Company and the Lenders, and shall provide prompt notice to the Company of any such notice of required prepayment received by it from any Lender.
          (ii) The Company shall, within five Business Days (or in the case of any Indebtedness incurred pursuant to Section 5.02(b)(xiv), ten Business Days) of receipt by the Company or any Restricted Subsidiary of Net Cash Proceeds arising from (A) any Asset Disposition in respect of a sale or other disposition of any property or assets of the Company or any such Restricted Subsidiary but excluding any Asset Disposition permitted by Sections 5.02(e)(ii), (iv) through (vii), (ix), (xi) and (xv), (B) any Insurance and Condemnation Event with respect to any property of the Company or any Restricted Subsidiary in excess of $10,000,000 or (C) the issuance or incurrence of Indebtedness by the Company or any Restricted Subsidiary (other than Indebtedness permitted by Section 5.02(b), except as provided in subsection (b)(xi) or (b)(xiv) thereof), immediately pay or cause to be paid to the Agent for the account of the Lenders an amount equal to 100% of such Net Cash Proceeds; provided, however, that, so long as no Event of Default shall have occurred and be continuing the Company may, upon any such receipt of
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proceeds referred to in clause (A) or (B), reinvest such Net Cash Proceeds in the business of the Company or any Subsidiary, within the earlier of (I) the last Termination Date scheduled to occur under the definition thereof and (II) the later of (A) 12 months following the date of receipt of such Net Cash Proceeds and (B) 18 months following the date of receipt of such Net Cash Proceeds if the Company or such Restricted Subsidiary has committed to reinvest such proceeds within such 12 month period referred to in clause (A).
          (iii) Not later than 90 days after the end of each Excess Cash Flow Period, the Company shall calculate Excess Cash Flow for such Excess Cash Flow Period and an amount equal to 50% the amount by which (A) Excess Cash Flow exceeds (B) the sum of (1) the aggregate principal amount of voluntary prepayments of Term Advances pursuant to Section 2.11(a) and (2) permanent voluntary reductions of Revolving Facility Commitments pursuant to Section 2.06(a), in each case, during the period from the beginning of such Excess Cash Flow Period to the date of payment of Excess Cash Flow for such Excess Cash Flow Period (but excluding any such prepayments or reductions which reduce the payment due under this subsection in respect of any preceding Excess Cash Flow Period), shall be applied to prepay Term Advances in accordance with Section 2.07(h); provided, that the foregoing percentage shall be reduced to (i) 25% if the Net Total Leverage Ratio is equal to or less than 3.00:1.00 and (ii) 0% if the Net Total Leverage Ratio is equal to or less than 2.00:1.00, provided, further, that to the extent any Term Advance is prepaid at a discount to par, for purpose of this subsection (b)(iii), the amount of such prepayment shall be the actual amount of cash expended for such prepayment and not the face amount of such Term Advance.
          (iv) Each prepayment made pursuant to this Section 2.11(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Company and the Lenders.
          (c) Notwithstanding anything to the contrary contained in this Section 2.11 or any other provision of this Agreement, the Company may prepay any outstanding Term Advances at a discount to par pursuant to one or more auctions (each, an “Auction”) on the following basis (any such prepayment, an “Auction Prepayment”):
          (i) All Term Lenders (other than Defaulting Lenders) with respect to the applicable Term Facility shall be permitted (but not required) to participate in each Auction. Any such Lender who elects to participate in an Auction may choose to offer all or part of such Lender’s Term Advance of the applicable Term Facility for prepayment.
          (ii) Each Auction Prepayment shall be subject to the conditions that (A) the Agent shall have received a certificate to the effect that (I) immediately prior to and after giving effect to the Auction Prepayment, no Default shall have occurred and be
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continuing, (II) as of the date of the Auction Notice (as defined in Exhibit M), the Company is not in possession of any material non-public information with respect to the Company or any of its Subsidiaries that either (x) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Borrower or any of its Restricted Subsidiaries) prior to such date or (y) if not disclosed to the Lenders, could reasonably be expected to have a Material Adverse Effect upon, or otherwise be material to, (1) a Lender’s decision to participate in any Auction or (2) the market price of the Term Advances subject to such Auction, and (III) each of the conditions to such Auction Prepayment has been satisfied, (B) each offer of prepayment made pursuant to this Section 2.11(c) must be in an amount not less than $1,000,000, (C) no Auction Prepayment shall be made from the proceeds of any Revolving Credit Advance or Swing Line Advance, and (D) any Auction Prepayment shall be offered to all Lenders with Term Advances on a pro rata basis.
          (iii) All Term Advances prepaid by the Company pursuant to this Section 2.11(c) shall be accompanied by all accrued interest on the par principal amount so prepaid to, but not including, the date of the Auction Prepayment. Auction Prepayments shall not be subject to Section 9.04(c). The par principal amount of Term Advances prepaid pursuant to this Section 2.11(c) shall be applied pro rata to reduce the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) through(d), as applicable.
          (iv) The aggregate principal amount (calculated on the face amount thereof) of all Term Advances so purchased by the Company shall automatically be cancelled and retired by the Company on the settlement date of the relevant purchase (and may not be resold).
          (v) Each Auction shall comply with the Auction Procedures and any such other procedures established by the Agent in its reasonable discretion and agreed to by the Borrowers.
          (vi) This Section 2.11(c) shall neither (A) require the Company to undertake any Auction nor (B) limit or restrict the Company from making voluntary prepayments of Term Advances in accordance with Section 2.11(a).
          SECTION 2.12 Increased Costs. (a) If, after the date hereof, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law, and for the avoidance of doubt, including any changes resulting from (A) requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and in each case for both clauses (A) and (B), regardless of the date enacted, adopted or issued), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining
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Eurocurrency Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (x) taxes other than taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and (y) Excluded Taxes), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, showing calculations in reasonable detail, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority in each case made subsequent to the date hereof (whether or not having the force of law, and for the avoidance of doubt, including any changes resulting from (i) requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and in each case for both clauses (i) and (ii), regardless of the date enacted, adopted or issued) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or issue or participate in letters of credit hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender (which certificate shall, if the Company so requests, include reasonably detailed calculations) shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.13 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or another Committed Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or another Committed Currency in Dollars or any Foreign Currency hereunder on the last day of the applicable Interest Period (or earlier if required by law, regulation or other Governmental Authority), (a) each Eurocurrency Rate Advance in the applicable currency will automatically, upon such demand, Convert into a Base Rate Advance, (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance, and (ii) if such Eurocurrency Rate Advance is denominated in any Foreign Currency, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance, and (b) the obligation of the Lenders to make Eurocurrency Rate Advances in such currency or to Convert Revolving Credit Advances
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into Eurocurrency Rate Advances in such currency shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
          SECTION 2.14 Payments and Computations. (a) Each Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Foreign Currency), irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. Dollars to the Agent at the applicable Agent’s Account in same day funds. Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Foreign Currency, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (at the Payment Office for such Foreign Currency) on the day when due in such Foreign Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) All computations of interest based on the Base Rate or the Australian Bill Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (d) Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be
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distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Foreign Currencies.
          (e) To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.14, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Foreign Currency or from Dollars to a Foreign Currency or from a Foreign Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.14; provided that each Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.14(e) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that each Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.14(e).
          SECTION 2.15 Taxes. (a) Any and all payments by any Borrower to or for the account of any Lender or the Agent hereunder or under any Loan Document shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (“Taxes”), excluding, (i) in the case of each Lender and the Agent, taxes imposed on net income, or franchise taxes imposed in lieu of net income taxes, in either case as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Lender or Agent having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) any withholding or similar tax imposed on a Lender pursuant to Sections 1471 through 1474 of the Code, as currently in effect, or any substantially similar amended versions that are not materially more onerous to comply with (including any regulations promulgated thereunder or published administrative guidance issued pursuant thereto implementing such law) (“FATCA”), (iii) withholding taxes resulting from any requirement of law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or such Lenders’ assignor) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding taxes pursuant to this Section 2.15, (iv) any Tax imposed on a Lender pursuant to section 49 para 1 no 5 lit c) aa) German Income Tax Act (Einkommensteuergesetz), (v) Taxes attributable to a Lender’s failure to comply with subsections (e) or (f) and, (vi) any withholding Tax required in respect of the Luxembourg law(s) implementing the EU Savings Directive
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(Council Directive 2003/48/EC or any amendment thereof) and several agreements entered into between Luxembourg and some EU dependent and associated territories or the Luxembourg law of 23 December 2005 (all such non-excluded Taxes in respect of payments hereunder or any Loan Document hereinafter referred to as “Indemnified Taxes”, and any Taxes excluded under clauses (i) through (vi) above being hereinafter referred to as the “Excluded Taxes”). If any Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any Loan Document, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, each Borrower shall pay any present or future stamp or documentary taxes or any other excise, property, intangible, mortgage recording, or similar taxes, charges or levies that arise from any payment made hereunder or under any Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any other Loan Document, including a Belgian documentary duty of EUR 0.15 to be paid in respect of each original copy of this Agreement if executed in Belgium and for Belgian documentary and registration duties in respect of the Collateral Documents governed by Belgian law (hereinafter referred to as “Other Taxes”), except for any Luxembourg tax payable due to a registration of Notes (or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes) when such registration is not required to maintain, preserve, establish or enforce the rights of the Lender or the Agent.
          (c) Each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes imposed on amounts payable under this Section 2.15) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, excluding for the avoidance of doubt, any Excluded Taxes. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor, stating the amounts of Indemnified Taxes or Other Taxes paid or payable and describing the basis for the indemnification claim.
          (d) Within 30 days after the date of any payment of Indemnified Taxes paid by a Borrower pursuant to Section 2.15(a), each Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.
          (e)
          (i) Each Lender that is a United States person shall deliver to the Company and the Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue
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Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender that is not a United States person (a “Non-U.S. Lender”), on or prior to the date on which it becomes party to this Agreement, and from time to time thereafter as reasonably requested in writing by any Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and such Borrower with (i) two original Internal Revenue Service Forms W-8BEN, W-8ECI or W-8IMY (together with any applicable underlying IRS forms), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes, (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit L and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law, or reasonably requested by a Borrower or the Agent, as will permit payments under any Loan Document to be made without or at a reduced rate of U.S. federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Company and the Agent to determine the withholding or deduction required to be made. Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver. For purposes of this subsection (e), the term “United States person” shall have the meaning specified in Section 7701(a)(30) of the Internal Revenue Code.
          (ii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or Agent as may be necessary for the Company or Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
          (f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without or at a reduced rate of withholding; provided that such Lender is legally entitled to complete, execute and
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deliver such documentation and that doing so does not subject such Lender to any material unreimbursed costs.
          (g) If the Agent or any Lender determines, in its sole discretions, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Nothing in this paragraph shall be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
          SECTION 2.16 Sharing of Payments, Etc. Subject to Section 2.19 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Advances owing to it (other than pursuant to Section 2.11(c), 2.12, 2.15 or 9.04(c)) in excess of its Ratable Share of payments on account of such Advances obtained by the applicable Lenders, such Lender shall forthwith purchase from the other applicable Lenders such participations in the relevant Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
          SECTION 2.17 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Term Advance, Revolving Credit Advance and each Swing Line Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Term Advances, Revolving Credit Advances and Swing Line Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Term Note or Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Term Advances, Revolving Credit Advances and Swing Line Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Term Note or Revolving Credit Note, as the case may be, payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.
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          (b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.
          SECTION 2.18 Use of Proceeds. The proceeds of (a) the Term Advances shall be available (and each Loan Party agrees that it shall use such proceeds) in connection with the Transactions and (b) the Revolving Credit Advances and Incremental Advances shall be available (and each Loan Party agrees that it shall use such proceeds) solely for the working capital and general corporate purposes of the Company and its Subsidiaries (including, without limitation, any acquisition permitted hereunder); provided that on the Closing Date the Revolving Credit Advances shall be available only (i) in an amount up to $400,000,000 to finance liabilities incurred by the Company arising out of the W.R Grace Liability, (ii) in an amount of up to $25,000,000 to finance, in part, the Transactions, (iii) to fund OID or upfront fees in connection with the Facilities and the Notes in an amount sufficient to fund any OID or upfront fees required to be funded on the Closing Date, (iv) in an amount up to $100,000,000 for working capital purposes and (v) in an amount up to $250,000,000 to effect the defeasance of the Existing Diversey Notes as part of the Diversey Refinancing.
          SECTION 2.19 Defaulting Lenders. (a) In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Banks will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, and the Swing Line Bank will not be required to make any Swing Line Advance, unless any of clauses (i), (ii) or (iii) below is satisfied:
          (i) in the case of a Defaulting Lender, so long as no Default has occurred and is continuing, the L/C Exposure and Swing Line Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders as provided in clause (i) of Section 2.19(b);
          (ii) to the extent full reallocation does not occur as provided in clause (i) above, the Company Cash Collateralizes the obligations of the Borrowers in respect of such Letter of Credit or Swing Line Advance in an amount at least equal to the aggregate amount of the unallocated obligations (contingent or otherwise) of such
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Defaulting Lender in respect of such Letter of Credit or Swing Line Advance, or makes other arrangements satisfactory to the Agent, the Issuing Bank and the Swing Line Bank in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; and
          (iii) to the extent that neither full reallocation nor full Cash Collateralization occurs pursuant to clauses (i) and/or (ii), then in the case of a proposed issuance of a Letter of Credit or making of a Swing Line Advance, by an instrument or instruments in form and substance reasonably satisfactory to the Agent, and to the Issuing Banks and the Swing Line Bank, as the case may be, (A) the Company agrees that the face amount of such requested Letter of Credit or the principal amount of such requested Swing Line Advance will be reduced by an amount equal to the unallocated, non Cash-Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, and (B) the Non-Defaulting Lenders confirm, in their discretion, that their obligations in respect of such Letter of Credit or Swing Line Advance shall be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and that the pro rata payment provisions of Section 2.16 will be deemed adjusted to reflect this provision.
          (b) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any L/C Exposure or Swing Line Exposure of such Defaulting Lender:
          (i) so long as no Default has occurred and is continuing, the LC Exposure and the Swing Line Exposure of such Defaulting Lender will, upon notice by the Agent, and subject in any event to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of the total outstanding Revolving Credit Advances and Swing Line Advances owed to each Non-Defaulting Lender and its L/C Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (b) such reallocation will not constitute a waiver or release of any claim the Borrowers, the Agent, the Issuing Banks, the Swing Line Bank or any other Lender may have against such Defaulting Lender, and (c) neither such reallocation nor any payment by a Non-Defaulting Bank as a result thereof will cause such Defaulting Lender to be a Non-Defaulting Lender;
          (ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s L/C Exposure and/or Swing Line Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Company shall, not later than three Business Days after demand by the Agent, (a) Cash Collateralize the obligations of the Borrowers to the Issuing Banks and the Swing Line Bank in respect of such L/C Exposure or Swing Line Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure or Swing Line Exposure, (b) in the case of such Swing Line Exposure, prepay in full the unreallocated portion thereof, or (c) make other arrangements reasonably satisfactory to the Agent, and to the Issuing Banks and the Swing Line Bank, as the case
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may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; and
          (iii) any amount paid by the Company for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Agent in a segregated escrow account until (subject to Section 2.19(c)) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:
          first to the payment of any amounts owing by such Defaulting Lender to the Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swing Line Bank (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed Letters of Credit then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, seventh as the Company may direct to the funding of any Loan in respect of which a Defaulting Lender has failed to fund its portion, eighth to any amounts owing by the Defaulting Lender to the Company or any of its Subsidiaries, and
          ninth after the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
          (c) If the Company, the Agent, the Issuing Banks and the Swing Line Bank agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a
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Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated escrow account referred to in Section 2.19(b)), such Lender shall purchase such portions of the outstanding Advances of the other Lenders, and/or make such other adjustments, as the Agent may determine to be necessary to cause the Lenders to hold Loans on a pro rata basis in accordance with their respective Commitments, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the L/C Exposure and Swing Line Exposure of each Lender shall automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Company and applied as set forth in Section 2.19(b)(iii) while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
          SECTION 2.20 Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12 or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.12, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if any Lender is subject to the provisions of Section 2.13, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) to the extent that such prospective assignee is not an existing Lender, an Approved Fund or an Affiliate of an existing Lender, the Company shall have received the prior written consent of the Agent (and, if in respect of any Revolving Credit Commitment or Revolving Credit Advance, the Swing Line Bank and the Issuing Banks), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advance and participations in Letters of Credits and Swing Line Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such
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compensation or payments, (iv) the Company shall have paid to the Agent the assignment fee specified in Section 9.07, and (v) such assignment does not conflict with any applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment cease to apply. Nothing in this Section 2.20 shall be deemed to prejudice any rights that the Company or any of its Subsidiaries may otherwise have against any Lender that is a Defaulting Lender.
          (c) If any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 9.01 requires the consent of all the Lenders affected and with respect to which the Required Lenders shall have granted their consent (any such Lender referred to above, a “Non-Consenting Lender”) or if the Company opts to replace any Protesting Lender pursuant to Section 9.09(A)(i) then so long as no Event of Default then exists, the Company shall have the right (unless such Non-Consenting Lender grants such consent) to replace any such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all of its Advances and Commitments hereunder to one or more assignees selected by the Company and that are reasonably acceptable to the Agent (and, if in respect of any Revolving Credit Commitment or Revolving Credit Advance, the Swing Line Bank and the Issuing Banks); provided, that the replacement Lender shall pay in full to such Non-Consenting Lender, concurrently with such assignment, a price equal to the principal amount thereof plus accrued and unpaid interest thereon and fees in connection therewith. In connection with any such assignment the Company, the Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.07.
          SECTION 2.21 Borrower Representative. Each Borrower hereby designates and appoints the Company as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of issuing Notices of Borrowings, Notices of Conversion/continuation, Notices of Issuance, Notices of Swing Line Borrowing and delivering certificates including Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Advances, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. The Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
          SECTION 2.22 Public Offer (a) Each Joint Lead Arranger represents and warrants that: (x) it has made or will make on or before the date of the first Advance, jointly with each other Joint Lead Arranger, on behalf of each Borrower invitations in a form agreed with the Australian Borrowers to become a “Lender” under this Agreement publicly in an electronic form on either the Bloomberg or Reuters screen: or (y) as dealer, manager, or underwriter, in relation to the placement of debt interests issued under this Agreement, will jointly with each other Joint
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Lead Arranger, make invitations to become a “Lender” under this Agreement within 30 days after the date of this Agreement in a way consistent with Section 2.22(a)(x).
          (b) Each Australian Borrower represents and warrants that it does not know, or have reasonable grounds to suspect, that an Offshore Associate of any Australian Borrower will become a “Lender” under this Agreement and agrees to notify the Joint Lead Arrangers immediately if any proposed substitute Lender disclosed to it is known or suspected by it to be an Offshore Associate of the Australian Borrower.
          (c) Each Lender that becomes a Lender as a result of an invitation under Section 2.22(a) represents and warrants that except as disclosed to the Australian Borrower and the Joint Lead Arrangers, it is not, so far as its relevant officers involved in the transaction on a day to day basis are actually aware, an Offshore Associate of the Australian Borrower.
          (d) If, for any reason, the requirements of 128F of the Australian Tax Act have not been satisfied in relation to interest payable hereunder (except to an Offshore Associate of an Australian Borrower), then on request by a Joint Lead Arranger or an Australian Borrower, each party hereto shall co-operate and take steps reasonably requested with a view to satisfying those requirements:
     (i) where a Joint Lead Arranger breached Section 2.22(a) or a Lender has breached Section 2.22(d), at the cost of that Joint Lead Arranger or Lender (as the case may be); or
     (ii) in all other cases, at the cost of the Australian Borrower.
          (e) Each Joint Lead Arranger and each Lender undertakes that it will not directly or indirectly offer or sell any debt interest or distribute or circulate any offer document or other material in connection with this Agreement or any debt interest hereunder in any jurisdiction except under circumstances which would result in compliance with the laws and regulations of that jurisdiction.
Notwithstanding any other provision of this Section 2.22 the guarantee, indemnity and other obligations of any Dutch Obligor expressed to be assumed in this Section 2.22 shall be deemed not to be assumed by such Dutch Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of Article 2:207c or 2:98c Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Loan Documents shall be construed accordingly. For the avoidance of doubt, it is expressly acknowledged that the relevant Dutch Obligors will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.
ARTICLE III
CONDITIONS TO LENDING
          SECTION 3.01 Conditions Precedent to the Initial Advances. The obligation of each Issuing Bank and each Lender to make the initial Advances hereunder is subject to the
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satisfaction (or waiver in accordance with Section 9.01) of the following conditions precedent on or prior to the date of such initial Advances:
     (a) Execution of Loan Documents and Notes. The Agent’s receipt of the following, each of which shall be originals or facsimiles, or pdf scans of originals (followed promptly by originals) unless otherwise specified, each duly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent and each of the Lenders (provided, that each Lender that delivers its executed counterpart to this Agreement to the Agent shall be deemed to be satisfied with the form and substance of each of the following):
     (i) this Agreement, executed and delivered by each of the Borrowers, the Lenders named on the signature pages hereof, the Swing Line Bank, the Issuing Banks and the Agent;
     (ii) a Note executed by the applicable Borrower in favor of each Lender requesting a Note;
     (iii) A guaranty in substantially the form of Exhibit E-1 hereto (together with each other guaranty or guaranty supplement delivered pursuant to Section 5.01(h), in each case as amended, the “US Subsidiary Guaranty”), executed by each of the US Subsidiaries listed on Schedule 1.01(ii) hereto;
     (iv) A guaranty in substantially the form of Exhibit E-2 hereto (together with each other guaranty or guaranty supplement delivered pursuant to Section 5.01(h), in each case as amended, the “Foreign Subsidiary Guaranty”), executed by each of the Foreign Subsidiaries listed on Schedule 1.01(ii) hereto;
     (v) the Security Agreement, executed and delivered by the Company and each Loan Party, together with proper UCC-1 Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary in order to perfect the Liens created under each of the Collateral Documents, covering the Collateral described in the Collateral Documents; and
     (vi) the Intercreditor Agreement, executed and delivered by the Agent and the Lenders.
     (b) Incumbency. Each Loan Party shall have certified to the Agent the name and signature of each of the Responsible Officers authorized (i) to sign on its respective behalf this Agreement and each of the other Loan Documents to which it is a party and (ii) in the case of the Company and the Designated Borrowers, to borrow under this Agreement. The Lenders may conclusively rely on such certifications until they receive notice in writing from the respective Loan Party to the contrary.
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     (c) Loan Certificates. The Agent shall have received a loan certificate of each Loan Party, in substantially the form of Exhibit F attached hereto, together with appropriate attachments which shall include the following items: (i) a true, complete and correct copy of the articles of incorporation, certificate of limited partnership, certificate of formation or organization or other constitutive document of such Loan Party, to the extent applicable certified by an appropriate Governmental Authority, (ii) a true, complete and correct copy of the by-laws, partnership agreement or limited liability company or operating agreement (or other applicable organizational document) of such Loan Party, (iii) a copy of the resolutions of the board of directors or other appropriate entity of such Loan Party authorizing the execution, delivery and performance by such Loan Party of this Agreement and the other Loan Documents to which it is a party and, with respect to the Borrower, authorizing the borrowings hereunder, (iv) certificates of existence, to the extent available, of such Loan Party issued by an appropriate Governmental Authority and (v) in respect of each Australian Loan Party, confirmation that there will be no contravention of section 260A of the Corporations Act as a consequence of the execution, delivery or performance of the Loan Documents or the drawing and application of funds thereunder.
     (d) No Diversey Material Adverse Effect. Since December 31, 2010, no Diversey Material Adverse Effect shall have occurred.
     (e) Consummation of the Acquisition. The Agent shall have received a true and correct copy of the Merger Agreement (as certified by a Responsible Officer of the Borrower) and any related agreements and the Acquisition shall be consummated substantially concurrently with the initial funding of the Facilities in accordance with the Merger Agreement, and the Merger Agreement shall not have been amended or modified or any condition therein waived, in each case in any respect that is materially adverse to the Lenders, without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed); provided that without the consent of each Lead Arranger, the Company shall not have increased the portion of the purchase price of the Acquired Business payable in cash, except to the extent that such increase in the cash portion of the purchase price is funded entirely from proceeds of a contemporaneous equity offering.
     (f) Indebtedness. The Agent shall have received satisfactory evidence (including, without limitation, receipt of payoff letters and UCC-3 termination statements (or equivalents)) that (i) the Refinancing shall have been consummated and (ii) all outstanding Indebtedness of the Loan Parties (other than any Indebtedness permitted under Section 5.02(b)) shall have been paid in full and terminated.
     (g) Financial Statements. The Agent shall have received, (a) at least 40 days before the Closing Date, unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company and Diversey as of and for each quarterly period of the Company and Diversey, respectively, ended after the date of the Commitment Letter, but at least 90 days prior to the consummation of the Acquisition (the “Interim Financial Statements”), (b) a pro forma consolidated balance sheet and related statements of income of the Company as of the ending date of and for
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(i) the latest Fiscal Year of the Company ended at least 120 days before the Closing Date and (ii) if applicable, for the latest interim period for which the Company will be required to provide the Interim Financial Statements pursuant to clause (a) above, in each case, after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of the balance sheet) or at the beginning of the period (in the case of the income statements) and (c) the most recent projections of the Company through the 2016 Fiscal Year, prepared on a quarterly basis through the end of 2012.
     (h) Solvency. The Agent shall have received a solvency certificate from the chief financial officer of the Company in the form of Exhibit G (the “Solvency Certificate”).
     (i) Opinions of Counsel to the Loan Parties. The Lenders shall have received favorable opinions of:
     (i) Simpson Thacher & Bartlett LLP, special New York counsel to the Loan Parties, substantially in the form of Exhibit H-1 hereto;
     (ii) Clifford Chance LLP, special counsel to the Loan Parties, substantially in the form of Exhibit H-2 hereto;
     (iii) opinions of special counsel for the Agent, dated the Closing Date and covering such additional matters relating to the transactions contemplated hereby as the Agent may reasonably request; and
     (iv) opinions of special counsel for certain Restricted Subsidiaries of the Company in each of the jurisdictions in which the Agent may reasonably request, substantially in the form of Exhibit H-3 hereto.
     (j) Certain Representations and Warranties. The Specified Representations and the Merger Agreement Representations shall be true and correct in all material respects.
     (k) Patriot Act. The Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Agent in writing at least 5 days prior to the Closing Date.
     (l) Fees. Payment of all fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least 2 business days prior to the Closing Date, shall have been paid (which amounts may be offset against the proceeds of the Facilities).
          SECTION 3.02 Conditions to all Advances. The obligation of each Lender to make an Advance, and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the following conditions precedent (provided, that clause (a) shall not apply to Advances made on the Closing Date):
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     (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance and the acceptance by the Borrower requesting such Borrowing of the proceeds of such Borrowing or such Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Borrowing or issuance such statements are true):
     (i) all representations and warranties made by any Loan Party in this Agreement and in each other Loan Document shall be true and correct in all material respects, with the same effect as though such representations and warranties were made on and as of the date of such Borrowing or issuance (except that (x) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and (y) where such representations and warranties are already qualified as to materiality or Material Adverse Effect, such qualified representations and warranties shall be true and correct);
     (ii) no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default or that constitutes or would, with the passage of time, constitute a Default;
and (b) the Agent shall have received a Notice of Borrowing, Notice of Swing Line Borrowing or Notice of Issuance, as applicable, in accordance with the requirements hereof.
          SECTION 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Closing Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01 Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:
     (a) Organization, Existence and Good Standing. Each of the Company and its Restricted Subsidiaries (i) is duly organized or incorporated, validly existing or incorporated and registered (as applicable) and, if applicable, in good standing, under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or comparable power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly
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qualified as a foreign corporation and, if applicable, in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
     (b) Power and Authority. Each Borrower and each Subsidiary Guarantor has the corporate or comparable power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary corporate or comparable action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Borrower and each Subsidiary Guarantor has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and to equitable principles (regardless of whether enforcement is sought in equity or at law).
     (c) Real Property.
     (i) Schedule 4.1(c)(i) sets forth a complete list of all real property owned by each of the Loan Parties and their Subsidiaries as of the Closing Date (each, an “Owned Property”), showing, as of the Closing Date, the street address, county or other relevant jurisdiction, state or province, record owner and book value thereof. Except as otherwise disclosed on Schedule 4.1(c)(i), the Loan Parties, or their Subsidiaries (as applicable), have good and marketable fee simple title to all Owned Property located within the United States and a substantially equivalent ownership interest in the Owned Property located in each other jurisdiction and all buildings, structures and other improvements located thereon, free and clear of all Liens, other than Permitted Liens.
     (ii) Schedule 4.1(c)(ii) sets forth a complete list of all material Leases under which any of the Loan Parties or their Subsidiaries are the lessee as of the Closing Date (each a “Leased Property”), showing the street address, county or other relevant jurisdiction, state or province and lessee. Each of the Leases with respect to the Leased Property is in full force and effect. Except as disclosed in Schedule 4.1(c)(ii), each of the Loan Parties or their Subsidiaries (as applicable) has a valid, binding and enforceable leasehold interest and actual possession in and to the properties and all buildings, structures or other improvements located on the Leased Property in each case free and clear of all Liens, except Permitted Liens.
     (iii) All of the buildings, fixtures and improvements included on or in the Owned Property or the Leased Property are in satisfactory condition and repair for the continued use of the Owned Property or the Leased Property in the ordinary course of business consistent with past practices.
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     (d) No Conflict. Neither the execution, delivery or performance by any Borrower or any Subsidiary Guarantor of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) contravenes any provision of any law, statute, rule or regulation or any material order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflicts or is inconsistent with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, or results in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Restricted Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) violates any provision of the certificate of incorporation or by-laws (or the equivalent documents) of the Company or any of its Restricted Subsidiaries, except in the case of subclauses (i) and (ii) of this clause (d) where such contravention or breach would not reasonably be expected to have a Material Adverse Effect.
     (e) Governmental Consents. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made and which remain in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained by the Company, any Borrower or any Subsidiary Guarantor to authorize, or is required for, (i) the execution, delivery and performance of any Loan Document (ii) the perfection of the Liens created under the Collateral Documents or (iii) the legality, validity, binding effect or enforceability of any Loan Document, except, in each case, where such failure to obtain authorization would not reasonably be expected to have a Material Adverse Effect.
     (f) Financial Statements; Financial Condition. The audited Consolidated balance sheet of the Company and its Restricted Subsidiaries for the Fiscal Year ended December 31, 2010 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Company and its Restricted Subsidiaries (i) were prepared in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Company and its Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The unaudited Consolidated financial statements of the Company and its Subsidiaries dated June 30, 2011, and the related Consolidated statements of income or operations, and cash flows for the three months ended on June 30, 2011 (i) were prepared in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and subject to normal year-end audit adjustments and to the fact that such financial statements may be abbreviated and may omit footnotes or contain incomplete footnotes; and (ii) fairly present in all material respects the financial condition of the Company and its Restricted
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Subsidiaries as of the date thereof and their results of operations for the period covered thereby. Since December 31, 2010 there has been no change in the business, results of operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, that would reasonably be expected to have a Material Adverse Effect.
     (g) Adverse Proceedings. Except as disclosed in the Company’s filings with the Securities and Exchange Commission prior to the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened against the Company or any Restricted Subsidiary in which there is a reasonable possibility of an adverse decision (i) which in any manner draws into question the validity or enforceability of any Loan Document or (ii) that would reasonably be expected to have a Material Adverse Effect.
     (h) Taxes. Except to the extent the following would not, in the aggregate, reasonably be expected to have a Material Adverse Effect:
     (i) All U.S. federal and state tax returns, reports and statements (excluding information returns) (the “US Tax Returns”) and all local U.S. tax returns and all U.S. information returns, foreign tax returns, reports and statements (collectively, the “Other Tax Returns” and, together with the US Tax Returns, the “Tax Returns”) required to be filed by each Loan Party or any of its Tax Affiliates have been filed with the appropriate governmental authorities, all such Tax Returns are true and correct, and all taxes, charges and other impositions reflected therein have been paid prior to the date when due except where contested in good faith and by appropriate proceedings if adequate reserves have been established on the books of such Loan Party or such Tax Affiliate in conformity with GAAP;
     (ii) Proper amounts have been withheld by each Loan Party from its employees for all periods in full compliance with the tax, social security and unemployment withholding provisions of applicable requirements of law and such withholdings have been timely paid to the respective governmental authorities; and
     (iii) Each of the Foreign Subsidiaries has paid or made adequate provision for the payment of all Taxes levied on it or on its property or income that are due and payable, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such Taxes except Taxes that are not material in amount, that are not delinquent or if delinquent are being contested, and in respect of which non-payment would not individually or in the aggregate constitute, or be reasonably likely to cause, a Material Adverse Effect.
     (i) True and Complete Disclosure. All written information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Company or any of its Restricted Subsidiaries in writing to any Lender (including, without limitation, all information relating to the Company and its Restricted Subsidiaries contained in the Loan Documents but excluding any forecasts and projections of financial information and
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results submitted to any Lender) for purposes of or in connection with this Agreement, or any transaction contemplated herein, is to the knowledge of the Company true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided.
     (j) Margin Regulations. (i) No part of the proceeds of any Advance will be used by any Borrower or any Restricted Subsidiary thereof to purchase or carry any Margin Stock (other than repurchases by the Company of its own stock) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     (ii) Neither the making of any Advance or Letter of Credit nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
     (k) Compliance with ERISA/Pension Laws.
     (i) No Reportable Event has occurred or is reasonably expected to occur with respect to a Plan, except for any such event which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     (ii) Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the United States Department of Labor and furnished to the Lenders, is complete and accurate and fairly presents the funding status of each such Plan as of the end of the most recent Plan year for which such report was so filed, and since the date of such Schedule SB through the date of this Agreement there has been no material adverse change in such funding status.
     (iii) Neither any Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     (iv) Neither any Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in Reorganization, Insolvent or has been determined to be in “endangered or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA, and no such Multiemployer Plan is reasonably expected to be in Reorganization, Insolvent or in “endangered” or “critical” status, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect
     (v) (a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (i) each Canadian Pension Plan is duly registered under all applicable federal, provincial and
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territorial pension benefits legislation and the Income Tax Act (Canada), (ii) all obligations of any Borrower or Restricted Subsidiary required to be performed in connection with each Canadian Pension Plan or the funding agreements therefor have been performed in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (iii) all contributions or premiums required to be made by any Borrower or Restricted Subsidiary each Canadian Pension Plan have been made in a timely fashion in accordance with the terms of such Canadian Pension Plan and applicable laws and regulations, (iv) all employee contributions to each Canadian Pension Plan required to be made by the employees of any Borrower or Restricted Subsidiary by way of authorized payroll deduction have been properly withheld by such Borrower or Restricted Subsidiary and fully paid into the applicable Canadian Pension Plan in a timely fashion, (v) all reports and disclosures relating to each Canadian Pension Plan required by any applicable laws or regulations have been filed or distributed in a timely fashion, (vi) there have been no improper withdrawals, or applications of, the assets of any Canadian Pension Plan, (vii) no amount is owing by any Canadian Pension Plans under the Income Tax Act (Canada) or any provincial or territorial taxation statute, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (viii) none of the Canadian Pension Plans is the subject of an investigation, proceeding, action or claim and there exists no state of facts which after notice or lapse of time or both could give rise to any such proceeding, action or claim and (ix) each Canadian Pension Plan is in compliance with the applicable terms thereof, any funding requirements and all applicable law, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (b) no material changes have occurred to any Canadian Pension Plan since the last filed actuarial valuation in respect of such plan or the financial statements of a Borrower or Restricted Subsidiary, and the actuarial assumptions used in such actuarial valuation have not changed since the last filed valuation (other than as required under Canadian actuarial standards).
     (l) Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in Schedule 4.01(n), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by each Loan Party in the percentages specified on Schedule 4.01(l) free and clear of all Liens except those created under the Collateral Documents or permitted by this Agreement and the other Loan Documents. Schedule 4.01(l) indicates which subsidiaries are Loan Parties as of the Effective Date showing (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation, if any.
     (m) Environmental Matters. (i) Each of the Company and its Restricted Subsidiaries is, to the knowledge of the Senior Financial Officers, in compliance with all
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applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except for any such noncompliance or failures which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     (ii) Neither the Company nor any Restricted Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of any Environmental Law or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to release of any toxic or hazardous waste or substance into the environment, except for notices that relate to noncompliance or remedial action which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (n) No Default. No Default has occurred and is continuing, or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Documents.
     (o) Investment Company Act. Neither the Company nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (p) Employee Matters. Neither the Company nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect.
     (q) Solvency. The Company and its Subsidiaries, taken as a whole, are Solvent. No Subsidiary having its center of main interests in Germany is unable to pay its debts when they fall due (zahlungsunfähig) or over-indebted (überschuldet) within the meaning sect. 17 or 19 of the German Insolvency Code or has filed for the opening of insolvency proceedings; no third party has filed for the opening of insolvency proceedings with respect to such subsidiary.
     (r) Compliance with Laws. The Company and each Restricted Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (s) Intellectual Property; Licenses, Etc. The Company and each of its Restricted Subsidiaries own, or have the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or have the right to use such IP
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Rights could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the use of such IP Rights by the Company or any Restricted Subsidiary does not infringe upon any intellectual property rights held by any other Person, except for any infringement that could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     (t) Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent term) as such term is defined in each subordinated debt document to which the Company or any of its Restricted Subsidiaries is a party and that contains such a definition or any similar definition.
     (u) Foreign Assets Control Regulations; Patriot Act. No Loan Party (i) is or will become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and no Loan Party engages in dealings or transactions with any such Persons or entities; or (ii) is in violation of the Patriot Act or any foreign Law to similar effect with respect to materiality.
     (v) Collateral Documents. As and when executed and delivered, the provisions of the Collateral Documents are or will be effective to create in favor of the Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on all right, title and interest of the Collateral owned by the Loan Parties and described therein, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and by a covenant of good faith and fair dealing. When filings or recordations are made or other actions taken to reflect the liens and security interests in the Collateral as required pursuant to the terms of this Agreement and the Collateral Documents, the Liens in the Collateral described herein and therein will be perfected and prior to all other Liens, except any Liens permitted to be prior to the Liens of the Secured Parties under the terms of the Loan Documents.
     (w) No Financial Assistance. The proceeds of any Advances have not been and will not be used to finance or refinance the acquisition of or subscription for shares in any Loan Party incorporated under the laws of the Netherlands and/or Belgium (save for share buy-backs carried out in accordance with Belgian company law).
     (x) No Listed Securities. None of the Borrowers and Guarantors incorporated in Belgium has issued listed securities, or is a Subsidiary of a Belgian company that has issued listed securities.
     (y) Trustee. None of the Borrowers or Guarantors organized under the laws of Australia have entered into any Loan Document, or hold any property, as a trustee.
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ARTICLE V
COVENANTS OF THE COMPANY
          SECTION 5.01 Affirmative Covenants. So long as any Advance or Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder:
     (a) Information Covenants. The Company will furnish to the Agent (in sufficient quantity for each Lender):
     (i) Quarterly Financial Statements. Within 60 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Company, the Consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarterly accounting period and the related Consolidated statements of income for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period and the related Consolidated statement of cash flows for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, accompanied by a copy of the certification by the chief executive officer or the chief financial officer of the Company delivered to the Securities and Exchange Commission in connection with any report filed by the Company on a Form 10-Q (or any successor form), subject to normal year-end audit adjustments and to the fact that such financial statements may be abbreviated and may omit footnotes or contain incomplete footnotes.
     (ii) Annual Financial Statements. Within 120 days after the close of each Fiscal Year of the Company, the Consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such Fiscal Year and the related Consolidated statements of income and retained earnings and cash flows for such Fiscal Year, in each case reported on by independent certified public accountants of recognized national standing.
     (iii) Compliance Certificate. At the time of the delivery of the financial statements provided for in 5.01(a)(i) and (ii), a certificate of a Financial Officer of the Company certifying that to the best of such officer’s knowledge, no Default has occurred and is continuing (a “Compliance Certificate”), or if the chief financial officer is unable to make such certification, such officer shall supply a statement setting forth the reasons for such inability, specifying the nature and extent of such reasons. Such Compliance Certificate shall also set forth (a) the calculations required to establish whether the Company was in compliance with Section 5.03, at the end of such fiscal quarter or year, as the case may be, (b) a list of names of all Immaterial Subsidiaries for the following fiscal quarter, certifying that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitations set forth in clauses (i) and (ii) of the definition of the term Immaterial Subsidiary, and (c) a list of names of all Unrestricted Subsidiaries, certifying that
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each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary.
     (iv) Total Availability Certificate. Concurrently with any delivery of financial statements under clause (i) or (ii) above, a Total Availability Certificate dated as of such date of delivery, together with such supporting information in connection therewith as the Agent may reasonably request; provided that if Total Availability (calculated as of the most recently delivered Total Availability Certificate) shall be an amount that is less than 15% of the aggregate Multicurrency Revolving Credit Commitments at such date of determination, then the Company shall deliver a Total Availability Certificate on the first Business Day of each calendar month, until such time as the Total Availability (calculated as of the then-most recently delivered Total Availability Certificate) shall have exceed 15% of the aggregate Multicurrency Revolving Credit Commitments for a period of at least 30 consecutive days.
     (v) Notice of Default or Litigation. Promptly, and in any event within five Business Days after a Senior Financial Officer obtains actual knowledge thereof, notice of (A) the occurrence of any Default or Event of Default or (B) a development or event which would reasonably be expected to have a Material Adverse Effect.
     (vi) Other Information. From time to time, such other information or documents (financial or otherwise) as any Lender may reasonably request.
Notwithstanding the foregoing, the obligations in clauses (i) and (ii) of this Section 5.01(a) may be satisfied with respect to financial information of the Company and its Restricted Subsidiaries by the Company furnishing a Form 10-K or 10-Q, as applicable, filed with the SEC.
     (b) Books, Records and Inspections. The Company will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Agent or the Lenders, at their own expense, upon five Business Days’ notice, to visit and inspect (subject to reasonable safety and confidentiality requirements) any of the properties of the Company or such Restricted Subsidiary, and to examine the books of account of the Company or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Company or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times during normal business hours and intervals and to such reasonable extent as the Agent or the Lenders may request; provided that such Lender shall have given the Company’s Chief Financial Officer or Treasurer a reasonable opportunity to participate therein in person or through a designated representative; provided, further that, excluding any such visits and inspections during the continuation of an Event of Default, only the Agent on behalf of the Lenders may exercise rights of the Agent and the Lenders under this Section 5.01(b) and the Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the
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foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants.
     (c) Maintenance of Insurance.
     (i) Each of the Company and the Restricted Subsidiaries will maintain insurance issued by financially sound and reputable insurance companies with respect to its properties and business in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Company or such Restricted Subsidiary operates. The Company will furnish to the Agent, upon a reasonable request of the Agent (which may be at the direction, and for the benefit, of a Lender) from time to time, full information as to the insurance maintained in accordance with this Section 5.01.
     (ii) With respect to any Mortgaged Property, if at any time the area in which the property is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Company will obtain and maintain flood insurance in an amount sufficient to comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.
     (d) Maintenance of Existence. The Company and each of its Restricted Subsidiaries will (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 5.02(d) or 5.02(e); (ii) take all reasonable action to maintain in rights, privileges, permits, licenses and franchises necessary for the normal conduct of its business, the non-maintenance of which could reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     (e) Maintenance of Properties. The Company and each of its Restricted Subsidiaries shall, and shall cause each of their respective Restricted Subsidiaries to, maintain and preserve (i) in good working order and condition (subject to ordinary wear and tear) all of its properties necessary in the conduct of its business, (ii) all rights, permits, licenses, approvals and privileges necessary in the conduct of its business and (iii) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (i), (ii) and (iii) above could not, in the aggregate over all such failures, reasonably be expected to have a Material Adverse Effect.
     (f) Compliance with Laws, etc. The Company will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with all applicable statutes,
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regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, all Environmental Laws applicable to the ownership or use of real property now or hereafter owned or operated by the Company or any of its Restricted Subsidiaries), except where the necessity of compliance therewith is being contested in good faith or where failure to so comply could not reasonably be expected to have a Material Adverse Effect.
     (g) ERISA. (i) Reportable Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Borrower or any ERISA Affiliate knows or has reason to know that any Reportable Event has occurred, a statement of the Chief Financial Officer of the Borrowers describing such Reportable Event and the action, if any, that such Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
     (ii) Plan Terminations. Promptly and in any event within two business days after receipt thereof by any Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.
     (iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the United States Department of Labor, copies of each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.
     (iv) Multiemployer Plan Notices. Promptly and in any event within five business days after receipt thereof by any Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, or (B) such Multiemployer Plan is in Reorganization, Insolvent or a determination has been made that the Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA and (C) the amount of liability incurred, or that may be incurred, by such Borrower or any ERISA Affiliate in connection with any event described in clause (a) or (B).
     (v) Each Borrower and each Restricted Subsidiary Guarantor shall (a) cause each of the Canadian Pension Plans of which a Borrower or a Restricted Subsidiary is the administrator or plan sponsor, to be administered in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable federal, provincial or territorial pension benefits legislation, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (b) not voluntarily terminate, or voluntarily cause to be terminated, any Canadian Pension Plan of which a Borrower or a Restricted Subsidiary is the administrator or plan
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sponsor if such plan would have a solvency deficiency or wind-up deficiency on termination that could reasonably be expected to have, either individually or in the aggregate, including following a filing by such Borrower or Restricted Subsidiary for protection from its creditors pursuant to the Companies Creditors Arrangement Act (Canada), a Material Adverse Effect; (c) promptly provide the Agent with any documentation relating to the Canadian Pension Plans as the Agent may reasonably request, subject to applicable law; (d) notify the Agent within thirty (30) days of becoming aware of (i) a material increase in the liabilities of any Canadian Pension Plan, (ii) the establishment of a new registered pension plan, or (iii) the commencement of payments of contributions to any Canadian Pension Plan to which any Borrower or Restricted Subsidiary had not previously been paying or contributing, in each case as could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect,; (e) promptly notify the Agent on becoming aware of any order or notice of intention to issue an order from the applicable pensions standards regulator that could reasonably be expected to cause the termination, in whole or in part, of any Canadian Pension Plan and (f) promptly notify the Agent on becoming aware of the occurrence of any event with respect to a Canadian Pension Plan that is reasonably likely to result in the occurrence by a Borrower or a Restricted Subsidiary, of any liability, fine or penalty and in the notice to the Agent thereof, provide copies of all documentation in the possession of any Borrower or Restricted Subsidiary (or documentation which such Borrower or Restricted Subsidiary may reasonably request) relating thereto.
     (h) Covenant to Guarantee Obligations and Give Security.
     (i) Upon (w) the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary by any Loan Party in a jurisdiction listed on Part I of Schedule 5.01(h) hereto or any other jurisdiction (other than any jurisdiction listed on Part II of Schedule 5.01(h) until such time as the Agent reasonably determines that the costs associated with the respective Subsidiaries entering into guaranties and granting Liens, and the perfection therof, in such jurisdiction listed on Part II of Schedule 5.01(h) are materially less than in effect on the Closing Date) in which, as of the end of the fiscal quarter immediately preceding the date of determination, the aggregate “ebitda” (as defined at the end of this subsection (h)) for the 12 month period ending in such quarter of the Subsidiaries of the Company operating primarily in such jurisdiction is greater than 3% of ebitda of the Company and its Restricted Subsidiaries for such 12 month period and for which the Agent acting in consultation with the Company has reasonably determined that the value of the guarantees and Liens granted by such Subsidiaries outweighs the aggregate costs associated in connection therewith, (x) any Subsidiary ceasing to qualify as an Immaterial Subsidiary, (y) the Borrower’s designation of a Wholly-Owned Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 5.01(l) (unless such Subsidiary is an Immaterial Subsidiary) or (z) the acquisition of any property by any Loan Party (subject to the applicable limitations set forth in the Security Agreement) that is not already subject to a perfected first priority security interest (subject to
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Permitted Liens) in favor of the Agent for the benefit of the Secured Parties, the Company shall, in each case at the Company’s expense:
     (A) in the case of any Domestic Subsidiary, within 60 days after such formation, acquisition, designation or failure to qualify as an Immaterial Subsidiary, except to the extent prohibited or restricted by applicable law or by contract existing on the Closing Date, cause such Domestic Subsidiary to duly execute and deliver to the Agent a counterpart of the US Subsidiary Guaranty guaranteeing the other Loan Parties’ obligations under the Loan Documents; provided the foregoing requirement shall not apply to (i) Domestic Subsidiaries which are owned directly or indirectly, by one or more Foreign Subsidiaries, (ii) any Wholly-Owned domestic Restricted Subsidiary substantially all of the assets of which constitute the equity of controlled foreign corporations, (iii) Subsidiaries which are designated as, and which qualify as, Unrestricted Subsidiaries, (iv) captive insurance company subsidiaries, (v) not-for-profit subsidiaries, (vi) special purpose entities and (vii) Immaterial Subsidiaries.
     (B) in the case of any Foreign Subsidiary, within 60 days after such formation, acquisition, designation or failure to qualify as an Immaterial Subsidiary, cause such Foreign Subsidiary to duly execute and deliver to the Agent a counterpart of the Foreign Subsidiary Guaranty guaranteeing the other Foreign Subsidiaries’ obligations under the Loan Documents; provided the foregoing requirement shall not apply to (i) Unrestricted Subsidiaries, (ii) captive insurance companies, (iii) not-for-profit subsidiaries, (iv) special purpose entities and (v) Immaterial Subsidiaries.
     (C) within 60 days after such formation, acquisition, designation or failure to qualify as an Immaterial Subsidiary, furnish to the Agent a description of the real and personal properties of such Subsidiary in detail reasonably satisfactory to the Agent;
     (D) within 60 days after such formation, acquisition, designation or failure to qualify as an Immaterial Subsidiary, take, and cause such Subsidiary to take, whatever action (including, without limitation, supplements to the Security Agreement, supplements to the Intellectual Property Security Agreements and other security and pledge agreements, in all such cases, as specified by and in form and substance reasonably satisfactory to the Agent (including delivery of all Pledged Debt of such Subsidiary, and other instruments representing such Pledged Debt indorsed in blank to the extent required by the applicable Collateral Document), in all such cases to the same extent that such documents and instruments would have been required to have been delivered by Persons that were Guarantor Subsidiaries on the Effective Date, securing payment of all the Obligations of such Subsidiary under the Loan Documents;
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provided that in no event shall Excluded Foreign Subsidiaries be required to grant Liens on their properties to secure the Obligations of the Company or any Domestic Subsidiary of the Company;
     (E) with respect to any Material Owned Real Property of a Subsidiary not owned by such Subsidiary as of the Closing Date, within 60 days after such formation, acquisition, designation or failure to qualify as an Immaterial Subsidiary, take, and cause such Subsidiary Guarantor or such parent to take, whatever action (including, without limitation, the recording of mortgages, assignments, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the Material Owned Real Property including without limitation delivery of each item set forth in Section 5.02(n) with respect to the property to be mortgaged; provided that in no event shall Excluded Foreign Subsidiaries be required to grant Liens on their properties to secure the Obligations of the Company or any Domestic Subsidiary of the Company;
     (F) contemporaneously with the delivery of such Collateral Documents required to be delivered to the Agent, upon the request of the Agent in its reasonable discretion, a signed copy of an opinion, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Agent, as to the validity and enforceability of the agreements entered into pursuant to this Section 5.01(h) and as to such other related matters as the Agent may reasonably request, within 60 days after such formation or acquisition; and
     (G) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Agent may reasonably deem necessary or desirable in perfecting and preserving the Liens of the Secured Parties under the mortgages, pledges, assignments, security agreement supplements, Intellectual Property Security Agreement supplements and security agreements required under the terms of the Loan Documents.
     (ii) The time periods set forth in this Section 5.01(h) may be extended in the reasonable discretion of the Agent, upon the request of the Company, if the Company and the Loan Parties are actively pursuing same. Any documentation delivered pursuant to this Section 5.01(h) shall constitute a Loan Document hereunder and any such document creating or purporting to create a Lien in favor of the Agent for the benefit of the Secured Parties shall constitute a Collateral Document hereunder.
The foregoing requirements of this Section 5.01(h) (a) shall not apply to (i) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the
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consent of any Governmental Authority or third party), (ii) pledges and security interests in agreements, licenses and leases that are prohibited or restricted by such agreements, licenses and leases (including any requirement to obtain the consent of any Governmental Authority or third party), to the extent prohibited or restricted thereby, and except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or other applicable law, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (iii) any assets or guaranty to the extent a security interest in such assets or the making of such guaranty would result in material adverse tax consequences as reasonably determined by US Borrower and the Agent, (iv) any real property interest constituting “Principal Property”, as defined in the Existing Sealed Air Notes and the capital stock of any subsidiary which cannot be pledged thereunder without triggering the equal and ratable clauses thereunder, while any Existing Sealed Air Notes remain outstanding, (v) any immaterial fee-owned real property and any leasehold interest (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (vi) letter of credit rights and commercial tort claims valued at less than $5,000,000, (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby, (viii) margin stock and to the extent prohibited by the terms of any applicable charter, joint venture agreement, shareholders agreement or similar agreement, equity interests in any person other than material Wholly-Owned Restricted Subsidiaries, (ix) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition and (x) in the case of the capital stock of any Excluded Foreign Subsidiary to secure the Obligations of the Company or any Domestic Subsidiary of the Company, shall be limited to 65% of the stock of such foreign subsidiary or such U.S. entity, as the case may be, (b) shall require no actions to perfect a security interest in letter of credit rights, chattel paper, hedge agreements, tax refunds, motor vehicles and other assets subject to certificates of title or commercial tort claims other than the filing of a Uniform Commercial Code financing statement or analogous form and (c) shall require no control agreements with respect to any Collateral.
For purposed of clause (i) above, “ebitda” means the net income of the respective Subsidiary for the respective period adjusted by adding thereto (or subtracting in the case of a gain) the following amounts to the extent deducted or included, as applicable, and without duplication, when calculating net income (a) interest expense, (b) income taxes, (c) any extraordinary gains or losses, (d) gains or losses from sales of assets (other than from sales of inventory in the ordinary course of business), (e) all amortization of goodwill and other intangibles and (f) depreciation.
     (i) Use of Proceeds. The Borrowers shall use the entire amount of the proceeds of the Advances as provided in Section 2.18.
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     (j) Payment of Taxes, Etc. The Company and each Subsidiary shall, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies (including but not limited to, taxes or levies imposed pursuant to ERISA), except where (a) contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Company, the appropriate Subsidiary in conformity with GAAP or (b) the failure to comply with the covenants in this Section 5.01 would not, in the aggregate over all such failures, have a Material Adverse Effect.
     (k) Maintenance of Ratings. Use commercially reasonable efforts to maintain at all times (a) corporate family ratings from Moody’s and corporate credit ratings from S&P and (b) ratings for the Facilities from Moody’s and S&P.
     (l) Designation of Subsidiaries. The board of directors of the Company may at any time designate any Subsidiary (other than the Company, JPY Borrower or CDN Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default (including in respect of Section 5.02(d)) shall have occurred and be continuing and (b) immediately after giving effect to such designation, the Borrowers shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 5.03. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Borrowers therein (and must comply as such with the limitations investments under Section 5.02(d)) at the date of designation in an amount equal to the net book value of the Borrowers’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. Any Subsidiary designated as an Unrestricted Subsidiary may subsequently be re-designated as a Restricted Subsidiary; provided that no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary.
     (m) Post-Closing Matters. The Borrowers shall ensure that the matters specified in Schedule 5.01(m) shall be completed or otherwise satisfied as set forth and in the time periods (as extended by the Agent in its discretion) in such Schedule.
     (n) Belgian Real Estate. Each Borrower and Guarantor which at any time acquires real estate located in Belgium shall, within ten Business Days thereof and unless it has already done so previously, deliver to the Agent a mandate for notarial acknowledgment of debt granted by it to persons nominated by the Agent, duly executed by two directors (or, if applicable, such other number of directors or officers as have full representation powers pursuant to the statutes) of such Borrower or Guarantor, in such form as the Agent shall request.
     (o) Accounting Changes. The Loan Parties and Restricted Subsidiaries shall provide written notice to the Agent at least thirty (30) days prior to any changes in (i) its accounting policies or reporting practices, except as permitted or required by GAAP or (ii) its Fiscal Year.
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     (p) Existing Diversey Notes Defeasance. The Company shall ensure that the Existing Diversey Notes on Schedule 5.02(b) shall be defeased on the Closing Date strictly in accordance with the terms of the related indenture and shall be satisfied in full within 70 days of the Closing Date.
     (q) Australian PPSA. If the Agent determines that a Loan Document (or a transaction in connection with it) is or contains a security interest for the purposes of the Australian PPSA, each Borrower and Guarantor agrees to do anything (such as obtaining consents, signing and producing documents, getting documents completed and signed and supplying information) which the Agent asks and considers necessary for the purposes of:
     (i) ensuring that the security interest is enforceable, perfected (including, where possible, by control in addition to registration) and otherwise effective; or
     (ii) enabling the Agent to apply for any registration, or give any notification, in connection with the security interest so that the security interest has the priority required by the Agent; or
     (iii) enabling the Agent to exercise rights in connection with the security interest.
          SECTION 5.02 Negative Covenants. So long as any Advance or Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder:
     (a) Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
     (i) Liens arising under the Collateral Documents or any incremental amendment agreement;
     (ii) Liens on any asset securing Indebtedness permitted under Section 5.02(b)(viii);
     (iii) Liens existing on the date hereof and listed on Schedule 5.02(a) hereto;
     (iv) any Lien on any asset of any Person existing at the time such Person becomes a Subsidiary of the Company and not created in contemplation of such event;
     (v) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or any of its Subsidiaries and not created in contemplation of such event;
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     (vi) any Lien on any asset existing prior to the acquisition thereof by the Company or any of its Subsidiaries and not created in contemplation of such acquisition;
     (vii) any Lien arising out of the renewal, replacement or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Indebtedness is not increased other than by an amount equal to any reasonable financing fees and is not secured by any additional assets;
     (viii) [Reserved].
     (ix) Permitted Liens;
     (x) Liens not otherwise permitted by this Section 5.02(a) securing Indebtedness in an aggregate principal amount outstanding at any time not exceeding $250,000,000;
     (xi) Liens pursuant to a Permitted Receivables Financing; and
     (xii) Liens pursuant to the Specified Structured Finance Transaction.
     (b) Indebtedness. None of the Loan Parties will, or will permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
     (i) Indebtedness under the Loan Documents;
     (ii) Indebtedness existing on the date hereof and listed on Schedule 5.02(b) hereto and any Permitted Refinancing Indebtedness in respect thereof;
     (iii) Indebtedness in respect of the Senior Notes and any Permitted Refinancing Indebtedness in respect thereof;
     (iv) Indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or is merged or consolidated into the Company or any of its Subsidiaries and not created in contemplation of such event; provided that on a Pro Forma Basis (assuming that such event had been consummated on the first day of the most recently ended period of four fiscal quarters for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a)), the Company would have been in compliance with Section 5.03 determined as of the last day of such period, and any renewal, replacement or refunding thereof so long as such renewal, replacement or refunding does not increase the amount of such Indebtedness;
     (v) Indebtedness of (A) any Loan Party to any other Loan Party; (B) any Group Member which is not a Loan Party to any other Group Member
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which is also not a Loan Party; (C) any Loan Party to any Group Member which is not a Loan Party and (D) any Group Member which is not a Loan Party to any Loan Party to the extent permitted pursuant to Section 5.02(d)(x), and in each case as applicable including Indebtedness in connection with obligations under Liquidity Structures; provided that in each case of subclauses (A) through (D) of this clause (v), (x) all such Indebtedness owing by or payable by a Loan Party, shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Agent and (y) all such Indebtedness to the extent owed to a Loan Party, be pledged to the Agent for the benefit of the applicable Secured Parties under the applicable Collateral Documents;
     (vi) Indebtedness in connection with issuance of one or more performance bonds securing obligations of the type set forth in clauses (a) and (b) of the definition of “Permitted Liens”;
     (vii) Indebtedness in connection with Cash Management Obligations;
     (viii) Capital Lease Obligations and purchase money obligations for fixed or capital assets in an aggregate amount not to exceed $100,000,000 outstanding at any time;
     (ix) Subject to the proviso at the end of this Section 5.02(b), other Indebtedness; provided that no Event of Default has occurred and is continuing at the time of incurrence thereof and on the date of incurrence thereof either (a) the Company shall be in compliance with the financial covenant set forth in Section 5.03 (except that for purposes of determining compliance with this clause (ix), the applicable Net Total Leverage Ratio in Section 5.03 shall be reduced by 0.50:1.00) determined as of the end of the fiscal quarter immediately preceding such date on a Pro Forma Basis to include such Indebtedness and all other Indebtedness incurred since the end of such fiscal quarter or (b) the Company shall be in compliance with the financial covenant set forth in Section 5.03 determined as of the end of the fiscal quarter immediately preceding such date on a Pro Forma Basis to include such Indebtedness and all other Indebtedness incurred since the end of such fiscal quarter and the Interest Coverage Ratio is equal to or greater than 2.00:1.00, as determined on a Pro Forma Basis as of the end of the fiscal quarter immediately preceding such date;
     (x) other Indebtedness in an aggregate principal amount not to exceed $400,000,000 outstanding at any one time;
     (xi) Indebtedness in respect of Permitted Receivables Financings and the Specified Structured Finance Transactions; provided that, in the event the aggregate size of Permitted Receivables Financings pursuant to this clause (xi) exceeds $150,000,000 (or the Equivalent thereof at the time of incurrence), then 100% of all additional Indebtedness in respect of Permitted Receivables Financings shall be applied to the mandatory repayment of indebtedness under this Agreement under the terms of Section 2.11(b)(ii)(C) hereof
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     (xii) any liability arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code;
     (xiii) any liability arising as a result of Group Members forming part of a fiscal unity (fiscale eenheid);
     (xiv) unsecured Indebtedness of any Foreign Subsidiary in an aggregate amount not to exceed $250,000,000 outstanding at any time; provided that, 100% of all Indebtedness incurred pursuant to this clause (xiv) shall be applied to the mandatory repayment of indebtedness under this Agreement under the terms of Section 2.11(b)(ii)(C) hereof; and
     (xv) Indebtedness of the Company or any Restricted Subsidiary in connection with obligations under Liquidity Structures.
provided that notwithstanding anything to the contrary contained in clauses (ix) and (x) above, the total aggregate amount of Indebtedness incurred thereunder by all Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed an aggregate amount of $250,000,000 outstanding at any time.
     (c) Restricted Payments. Neither the Company nor any Restricted Subsidiary will, directly or indirectly, declare or make any Restricted Payment or incur any obligation (contingent or otherwise) to do so, except:
     (i) the Company and its Restricted Subsidiaries may make dividends and other distributions payable solely in Equity Interests of such Person;
     (ii) (A) any Group Member may make distributions to the Company or to any Loan Party, and (B) any Group Member which is not a Loan Party may make distributions to any other Group Member which is also not a Loan Party; provided that in the case of Restricted Payments in the form of distributions from Subsidiaries of the Company that are not Wholly-Owned Subsidiaries of the Company (whether directly or indirectly held), such distributions are made on a ratable basis to all equity holders; provided further that in no event shall any Domestic Subsidiaries be permitted to make Restricted Payments to any Foreign Subsidiaries that are not Loan Parties under this provision (it being understood and agreed that (i) distributions may be made by Loan Parties to any Group Member that is not a Loan Party as part of a related series of transactions in which the money or property being distributed ultimately is received by a Loan Party and (ii) distributions may be made by Domestic Subsidiaries to Foreign Subsidiaries that are not Loan Parties as part of a related series of transactions in which the money or property being distributed ultimately is received by a Foreign Subsidiary that is a Loan Party; provided however, that to the extent any “related series of transactions”, as referred to in this Section 5.02(c)(ii), involves a transaction that is not a distribution, such transaction, as determined by the Agent, shall not adversely affect the interests of the Lenders);
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     (iii) repurchases of Equity Interests in a cashless transaction deemed to occur upon exercise or vesting of restricted stock, stock options or warrants;
     (iv) to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may enter into transactions permitted by Sections 5.02(e) and 5.02(f);
     (v) the Company may make Restricted Payments in cash in an aggregate amount not to exceed (a) for the Fiscal Year ended December 31, 2011, $40,000,000, (b) $135,000,000 for the Fiscal Year ended December 31, 2012, (c) $150,000,000 for the Fiscal Year ended December 31, 2013, (d) $160,000,000 for the Fiscal Year ended December 31, 2014 and (e) $175,000,000 for the Fiscal Year ended December 31, 2015 and each Fiscal Year thereafter; provided, however, that if the amount of Restricted Payments in cash by the Company is less than the amount permitted hereunder in the applicable Fiscal Year (the “Unused Amount”), the Unused Amount may be carried forward for such payments permitted hereunder in the immediately succeeding two Fiscal Years; and provided, further, to the extent any such Unused Amount is carried forward to subsequent years, it will be deemed used in the applicable subsequent Fiscal Year before the amount provided above for such Fiscal Year;
     (vi) the Company may make Restricted Payments in cash if the Net Total Leverage Ratio as of the end of the fiscal quarter immediately preceding the date of such Restricted Payment on a Pro Forma Basis is less than 2.50:1.00;
     (vii) the Company may make Restricted Payments in cash in an aggregate amount not to exceed the Available Basket Amount on the date of such Restricted Payment;
     (viii) Restricted Payments by the Company and its Restricted Subsidiaries in respect of the Specified Structured Finance Transactions and Specified Foreign Restructuring Transactions; and
     (ix) Restricted Payments to pay for the settlement, repurchase, retirement or other acquisition or retirement for value, or satisfaction of any obligation, of Equity Interests of the Company or any direct or indirect parent company of the Company held by any future, present or former employee, director, manager or consultant of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company of the Company in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Company or any direct or indirect parent company of the Company in connection with the Transactions; provided that the aggregate Restricted Payments made under this clause (ix) do
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not exceed in any calendar year $10,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $15,000,000 in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests of the Company and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Company, in each case to any future, present or former employees, directors, managers or consultants of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company that occurs after the Closing Date, plus (B) the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (ix); and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of the Company, any direct or indirect parent company of the Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any direct or indirect parent company of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 5.02(c) or any other provision of this Agreement; and
     (x) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of Holdings to permit payment by such parent of such amount), to the extent permitted by Section 5.02(h).
     (d) Investments. Neither the Company nor any Restricted Subsidiary will, directly or indirectly, make or hold any Investments, except:
     (i) Investments held by the Company or any of its Restricted Subsidiaries in the form of Cash Equivalents;
     (ii) Investments existing on the date hereof and listed on Schedule 5.02(d) (or with respect to Investments in Equity Interests, listed on Schedule 4.01(l)) hereto and extensions, renewals, modifications, restatements or replacements thereof; provided, that no such extension, renewal, modification or restatement shall increase the amount of the original loan, advance or investment, except by an amount equal to any premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses incurred in connection with such replacement, renewal or extension;
     (iii) advances to officers, directors and employees of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $15,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
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     (iv) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (v) Investments (including debt obligations and Equity Interests) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Company and its Restricted Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;
     (vi) Permitted Acquisitions;
     (vii) Investments consisting of extensions of credit or endorsements for collection or deposit in the ordinary course of business;
     (viii) promissory notes and other similar non-cash consideration received by the Company and its Restricted Subsidiaries in connection with dispositions not otherwise prohibited under this Agreement;
     (ix) Investments in Swap Contracts entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
     (x) (A) Investments by the Company or its Restricted Subsidiaries in any Loan Party or entity that becomes a Loan Party as a result of such Investment, provided that, the amount of Investments by any Domestic Loan Party under this clause (x)(A) in any Loan Party that is not a Domestic Loan Party shall be subject to the applicable restriction in the definition of Liquidity Structures, (B) Investments by any Group Member which is not a Loan Party in any other Group Member which is also not a Loan Party and (C) Investments by any Loan Party in a Group Member which is not a Loan Party in an aggregate amount not to exceed $200,000,000 (exclusive of any amounts permitted pursuant to clause (A) above) at any time (net of any returns of capital);
     (xi) Guarantees of Leases and of other obligations not constituting Indebtedness of the Company and its Restricted Subsidiaries entered into in the ordinary course of business;
     (xii) Investments by the Company or any of its Restricted Subsidiaries if the Net Total Leverage Ratio as of the end of the fiscal quarter immediately preceding the date of such Investment on a Pro Forma Basis is less than 2.50:1.00;
     (xiii) Investments by the Company and its Restricted Subsidiaries in an aggregate amount not to exceed the Available Basket Amount on the date of such Investment;
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     (xiv) Investments the by Company and its Restricted Subsidiaries made in cash in an aggregate amount not to exceed $125,000,000 at any time outstanding;
     (xv) Investments by the Company and its Restricted Subsidiaries in respect of the Specified Structured Finance Transactions and the Specified Foreign Restructuring Transactions;
     (xvi) any Investments made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates, to the extent permitted by Section 5.02(h); and
     (xvii) Investments constituting loans and advances among the Company and its Restricted Subsidiaries for working capital and other ordinary course purposes pursuant to, and in accordance with, the Liquidity Structures, provided that, notwithstanding anything to the contrary contained herein, the Company may, or may cause its Subsidiaries to, purchase preferred stock of Diversey on or about the date hereof.
     (e) Dispositions. Neither the Company nor any Restricted Subsidiary will make any Disposition or enter into any agreement to make any Disposition, except:
     (i) Dispositions of obsolete, worn out, damaged, surplus or otherwise no longer used or useful machinery, parts, equipment or other assets no longer used or useful in the conduct of the business of the Company or any of its Restricted Subsidiaries in the ordinary course of business;
     (ii) Dispositions of Cash Equivalents and inventory in the ordinary course of business (including the sale, transfer or other disposition of overdue or disputed accounts receivable, in connection with the compromise or collection thereof) and the conversion of cash into Cash Equivalents and Cash Equivalents into cash;
     (iii) Dispositions of property subject to Events of Loss;
     (iv) the sale or issuance of any Subsidiary’s Equity Interests to the Company or any Restricted Subsidiary; provided that any Subsidiary Guarantor shall only issue or sell its Equity Interests to the Company or another Loan Party;
     (v) Dispositions by the Company to any Subsidiary, or by any Subsidiary to the Company or to another Subsidiary of the Company; provided that if the transferor is a Restricted Subsidiary, the transferee thereof must either be the Company or a Restricted Subsidiary; provided, further that if the transferor is the Company or a Guarantor, the transferee must be either the Company or a Guarantor; provided, further that the immediately preceding proviso shall not be applicable if either (i) (w) the transferor is a Domestic Loan Party and the transferee is a Foreign Subsidiary that is not a Loan Party, (x) the assets being
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transferred are Equity Interests in a Foreign Subsidiary and are being transferred as part of a foreign subsidiary rationalization program effected in good faith by the Company and (y) the transfer is made for fair market value as determined by the Company in its reasonable discretion or (ii) (w) the transferor is a Foreign Subsidiary that is Loan Party and the transferee is a Foreign Subsidiary that is not a Loan Party, (x) the assets being transferred are Equity Interests, (y) the transfer is made for cash consideration payable in immediately available funds and (z) the transfer is made for fair market value as determined by the Company in its reasonable discretion (it being understood and agreed that Dispositions may be made between Loan Parties as part of a related series of transactions in which the money or property being transferred ultimately is received by a Loan Party; provided however, to the extent any “related series of transactions”, as referred to in this Section 5.02(e)(v), involves a transaction with a Person that is not a Loan Party, such transaction shall not adversely affect the interests of the Lenders as determined by the Agent);
     (vi) Dispositions that are Investments not prohibited by Section 5.02(d);
     (vii) Dispositions of property or assets from a Loan Party to a Subsidiary that is not a Loan Party or to a joint venture of a Loan Party; provided, that as of the date of such Disposition the aggregate fair market value of property and assets subject to such Dispositions (determined at the time of such Dispositions) pursuant to this clause (vii) during the term of this Agreement does not exceed $50,000,000;
     (viii) Dispositions of Unrestricted Subsidiaries;
     (ix) Leases, subleases, licenses or sublicenses of assets or properties in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;
     (x) Dispositions of IP Rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Company and its Restricted Subsidiaries, the expiration and abandonment of IP Rights and other transfers of IP Rights and copyrighted material in the ordinary course of business or that are otherwise not material to the conduct of the business of the Company and its Restricted Subsidiaries;
     (xi) Dispositions of assets or properties to the extent that such assets or properties are exchanged for credit against the purchase price of similar replacement assets or properties or the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement assets or properties, in each case, in the ordinary course of business;
     (xii) termination of Swap Contracts;
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     (xiii) other Dispositions by the Company and its Restricted Subsidiaries; provided that (a) at the time of such Disposition, no Event of Default has occurred and is continuing, (b) the aggregate book value of all property Disposed of in reliance on this clause (xiii) in any Fiscal Year shall not exceed 15% of the Company’s Consolidated Net Tangible Assets, as determined as of the last day of the preceding Fiscal Year, and (c) at least 75% of the consideration received in connection with each such Disposition shall be in the form of cash or Cash Equivalents;
     (xiv) any other Disposition identified prior to the Closing Date and set forth on Schedule 5.02(e) hereto;
     (xv) sales of any receivables in connection with a single Permitted Receivables Financing with a total aggregate maximum facility size not to exceed $250,000,000 (or the Equivalent thereof at the time of incurrence); and
     (xvi) Dispositions pursuant to the Specified Structured Finance Transaction.
     (f) Fundamental Changes. The Company will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
     (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Company or any other Person may be merged, amalgamated or consolidated with or into the Company or any Borrower; provided that (A) the Company or such Borrower shall be the continuing or surviving entity or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Company or such Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall, as the case may be, be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof or in the case of a Borrower that is a Foreign Subsidiary, under the law of the jurisdiction where the relevant Borrower that is a Foreign Subsidiary was organized, (2) the Successor Borrower shall expressly assume all the obligations of the Company or such Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to any applicable Security Document, affirmed that all of its obligations thereunder shall still apply and (6) the Successor Borrower shall have delivered to the Agent an officer’s certificate
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stating that such merger or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Company or such Borrower, as applicable, under this Agreement);
     (ii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Company or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Company, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Company shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall, execute a supplement to the Guarantee Agreement and the relevant Security Documents in form and substance reasonably satisfactory to the Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, (iii) no Default or Event of Default has occurred and is continuing or would result from the consummation of such merger, amalgamation or consolidation and (iv) the Company shall have delivered to the Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;
     (iii) the Acquisition may be consummated;
     (iv) any Restricted Subsidiary that is not a Loan Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Restricted Subsidiary;
     (v) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Loan Party, provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;
     (vi) any Restricted Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;
     (vii) to the extent that no Default or Event of Default would result from the consummation of such disposition or investment, the Company and the
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Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 5.02(e) or an Investment permitted pursuant to Section 5.02(d);
     (viii) the Company and the Restricted Subsidiaries may consummate an Asset Sale constituting the sale of manufacturing facilities and related assets, in connection with establishing outsourcing arrangements providing substantially similar functionality;
     (ix) the Specified Foreign Restructuring Transactions may be consummated; and
     (x) any other transaction set forth on Schedule 5.02(e) may be consummated;
provided, however, except as permitted by Section 5.01(e)(x)(v), Section 5.02(e)(xiv), Section 5.02(f)(ix) or Section 5.02(f)(x), neither the Company nor any Domestic Subsidiary will convey, sell, lease, assign, transfer or otherwise dispose of (collectively, a “transfer”) any of its property, business or assets (including, without limitation leasehold interests), whether now owned or hereafter acquired, to any Foreign Subsidiary, except to the extent that such transfer or series of related transfers (A) individually or in the aggregate, would not reasonably be expected to materially and adversely affect the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, (B) are made for cash consideration payable in immediately available funds (provided that this clause (B) shall not apply to any transfer of Equity Interest for which reasonable equivalent non-cash value is given), and (C) are made for consideration equal to the value of the asset or assets that would be attributed to such asset or assets being transferred by an independent and unaffiliated third party purchasing such assets in an arms-length sale transaction as of such date, as determined in good faith by the Company.
     (g) Change in Nature of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the businesses in which the Company and its Subsidiaries, taken as a whole, are engaged on the Closing Date, plus extensions and expansions thereof, and businesses and activities incidental or related thereto.
     (h) Transactions with Affiliates. Neither any Loan Party nor any Restricted Subsidiary will effect any transaction with any Affiliate of the Company that is not a Restricted Subsidiary, having a value, or for consideration having a value, in excess of $50,000,000 unless the board of directors (or the person duly authorized to perform similar functions) of the Company or such Restricted Subsidiary shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would at the time be obtainable for a comparable transaction in arms-length dealing with an unrelated third party; provided, however, that this Section 5.02(h) shall not apply to (i) overhead and other ordinary course allocations of costs and services on a reasonable basis, (ii) allocations of tax liabilities and other tax-related items among the Company and its
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Affiliates based principally upon the financial income, taxable income, credits and other amounts directly related to the respective parties, to the extent that the share of such liabilities and other items allocable to the Company and its Restricted Subsidiaries shall not exceed the amount that such Persons would have been responsible for as a direct taxpayer and (iii) any Investment permitted by Section 5.02(d) or any Restricted Junior Payment permitted by Section 5.02(m), and (iv) the Specified Foreign Restructuring Transactions, the Liquidity Structure and/or the Specified Structured Finance Transactions; provided, further, that this provision shall not permit Dispositions, sales, loans, leases, assignments, transfers or other dispositions to any Foreign Subsidiary which is otherwise restricted under any other provisions of this Section 5.02.
     (i) Speculative Hedging Activities. Neither the Company nor any Restricted Subsidiary will enter into any Swap Contracts other than in the ordinary course of business for non-speculative purposes and consistent with sound business practice.
     (j) Amendments of Certain Documents. None of the Loan Parties will enter into any amendment, or agree to or accept any waiver, of any of the provisions of (i) the certificate of incorporation, formation or organization, by-laws, limited liability company agreement, partnership agreement, operating agreement or any other governing and organizational document of any of the Loan Parties or (ii) the Merger Agreement or the Senior Notes, in each case if doing so would materially adversely affect the rights of the Loan Parties, the Agent and the Lenders, or any of them.
     (k) Sales and Leasebacks. Except as set forth on Schedule 5.02(k), neither any Loan Party nor any Restricted Subsidiary will (i) become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property, whether now owned or hereafter acquired (A) which such Loan Party has sold or transferred or is to sell or transfer to any other Person (other than another Loan Party) or (B) which such Loan Party intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by a Loan Party to any Person (other than another Loan Party) in connection with such lease, or (ii) create, incur, assume or suffer to exist any obligations as lessee under operating leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of the Company and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $50,000,000 payable in any period of 12 consecutive months.
     (l) Negative Pledge. Neither any Loan Party nor any Restricted Subsidiary will enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its assets or property except (i) agreements in favor of the Secured Parties, (ii) agreements governing Indebtedness or other arrangements secured by Liens permitted under Section 5.02(a)) so long as such restrictions extend only to the property acquired with or subject to such Indebtedness, (iii) agreements in existence on the Closing Date and set forth on Schedule 5.02(l) including any renewals, extensions or replacements of such agreements on terms not materially less favorable to the interests of the Lenders than those in effect on the date of this Agreement, (vi) purchase money obligations for property acquired in the ordinary course of business, (v) pursuant to any
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requirement of law or any applicable rule, regulation or order, (vi) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated, (vii) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (ix) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture, (x) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business and (xi) restrictions created in connection with any Permitted Receivables Financing that, in the good faith determination of the board of directors of Holdings, are necessary or advisable to effect such Permitted Receivables Financing.
     (m) Restricted Junior Payments. Neither any Loan Party nor any Restricted Subsidiary will, or will permit any of their Restricted Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except:
     (i) the Company may make Restricted Junior Payments if the Net Total Leverage Ratio as of the end of the fiscal quarter immediately preceding the date of such Restricted Junior Payment on a Pro Forma Basis is less than 2.50:1.00;
     (ii) the Company may make Restricted Junior Payments in cash in an aggregate amount not to exceed the Available Basket Amount on the date of such Restricted Junior Payment;
     (iii) the Company may make Restricted Junior Payments by the conversion of the applicable Indebtedness to common equity of the Company or Qualified Preferred Equity of the Company, applying the Net Cash Proceeds of the issuance of such common equity or such Qualified Preferred Equity to the payment of such Indebtedness or exchanging such Indebtedness solely for such common equity or such Qualified Preferred Equity or Subordinated Indebtedness of the Company; and
     (iv) the Company may make other Restricted Junior Payments in cash in an aggregate amount not to exceed $100,000,000 during the term of this Agreement.
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provided that, notwithstanding anything to the contrary herein, the Company may, or may cause its Subsidiaries to, enact the Diversey Refinancing or otherwise prepay, redeem or defease the Existing Diversey Notes.
     (n) Capital Increase. The Company and the Loan Parties shall procure that the stated share capital of (i) any Loan Party incorporated in Germany as a limited liability company (Gesellschaft mit beschränkter Haftung) or (ii) any general partner of a Loan Party which is established in Germany as a limited liability partnership or a partnership (GmbH & Co. KG / GmbH & Co. oHG) will not be increased without the prior written consent of the Agent.
Notwithstanding anything in this Agreement to the contrary, (i) during any period of time that (A) the Ratings Condition has been satisfied and, as of the applicable date of determination, has remained satisfied for an uninterrupted period of at least 30 consecutive days, and (B) no Event of Default has occurred and is continuing (the simultaneous occurrence of both of the events described in the foregoing clauses (A) and (B) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be required comply with the terms of Sections 5.02(c), 5.02(d), 5.02(e), 5.02(k) and 5.02(m) collectively, the “Suspension Covenants”), and (ii) during any period of time when a Covenant Suspension Event shall have occurred and be continuing and the Interest Coverage Ratio is greater than or equal to 2.00:1.00 (as determined on a Pro Forma Basis, giving effect to each anticipated indebtedness incurrence event, as of the end of the fiscal quarter immediately preceding such date), the Company and the Restricted Subsidiaries will not be required to comply with the terms of clauses (i) through (xi) of Section 5.02(b) (but, for the avoidance of doubt, will still be required to comply with the proviso at the end of Section 5.02(b)) of such Section 5.02(b) (the “Suspension Debt Covenant”). In the event that the Company and the Restricted Subsidiaries are not required to comply with the Suspension Covenants or the Suspension Debt Covenant for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Ratings Condition is not satisfied (or in the case of the Suspension Debt Covenant, the Interest Coverage Ratio shall be less than 2.00:1.00 as of such date), then the Company and the Restricted Subsidiaries will thereafter again be required to comply with the Suspension Covenants, and the Suspension Debt Covenant with respect to any future events or transactions. Notwithstanding that the Suspension Covenants and the Suspension Debt Covenant may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under any Loan Document with respect to the Suspension Covenants or Suspension Debt Covenant, as the case may be, and none of the Company or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, as a result of a failure to comply with the Suspension Covenants or the Suspension Debt Covenant during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period); provided, that all prepayment obligations contained herein that make reference to any Suspension Covenant shall survive regardless of the occurrence of a Covenant Suspension Event.
          SECTION 5.03 Company Net Total Leverage Ratio. So long as any Advance or Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Company will not permit the Net Total Leverage Ratio for any Test Period ending
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on the last day of a fiscal quarter set forth below to be greater than the ratio set forth opposite such Test Period below:

Fiscal Quarter Ending	Net Total Leverage Ratio
December 31, 2011	5.50:1.00
March 31, 2012	5.50:1.00
June 30, 2012	5.75:1.00
September 30, 2012	5.50:1.00
December 31, 2012	5.25:1.00
March 31, 2013	5.00:1.00
June 30, 2013	4.75:1.00
September 30, 2013	4.75:1.00
December 31, 2013	4.50:1.00
March 31, 2014	4.50:1.00
June 30, 2014	4.25:1.00
September 30, 2014	4.25:1.00
December 31, 2014	4.00:1.00
March 31, 2015	4.00:1.00
June 30, 2015	3.75:1.00
September 30, 2015	3.75:1.00
December 31, 2015	3.50:1.00
March 31, 2016	3.50:1.00
June 30, 2016	3.25:1.00
September 30, 2016 and thereafter	3.25:1.00
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) Payments. Any Borrower shall (i) default in the payment when due of any payment of principal of its Advances or Notes or (ii) default, and such default shall continue unremedied for at least five Business Days, of any payment of interest on its Advances or Notes, of any fees or other amounts owing by it hereunder or thereunder; or
     (b) Representations, etc. Any representation, warranty or statement made by any Borrower herein or in any other Loan Document or in any certificate delivered pursuant hereto or thereto shall prove to have been, when made, untrue in any material respect; or
     (c) Covenants. Any Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 5.01(a)(v)(A), 5.01(d), 5.01(i), 5.02 (other than subsections (f) or (g) thereof) or 5.03, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 6.01(a) or (b) and clause (i) of this Section 6.01(c) and other
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than Section 5.03 but including Sections 5.02(f) and (g)) contained in this Agreement and such default described in this clause (ii) shall continue unremedied for a period of 30 days after written notice to the Company by the Agent or the Required Lenders; or
     (d) Default Under Other Agreements. (i) The Company or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Notes) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled or other mandatory required prepayment or by reason of optional prepayment or tender by the issuer at its discretion, prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to this clause (d) unless the aggregate amount of all Indebtedness referred to in clauses (i) and (ii) above exceeds $75,000,000 at any one time; or
     (e) Bankruptcy, etc. The Company or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or, in the case of a Foreign Subsidiary, any similar proceedings in the jurisdiction or state under the laws of which such Foreign Subsidiary is organized; or an involuntary case is commenced against the Company or any of its Material Subsidiaries, and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or any of its Material Subsidiaries, or the Company or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any of its Material Subsidiaries, or there is commenced against the Company or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Company or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Company or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Company or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or any Material Subsidiary having its center of main interests in German is unable to pay its debts when they fall due (zahlungsunfähig) or over-indebted (überschuldet) within the meaning sect. 17 or 19 of the German Insolvency Code, or any third party has filed for the opening of
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insolvency proceedings with respect to such Material Subsidiary unless such filing is obviously frivolous (offensichtlich rechtsmissbräuchlich) and is dismissed by the relevant insolvency court within 14 days, or the managing directors of such Material Subsidiary have filed for the opening of insolvency proceedings; or any Material Subsidiary incorporated in Australia (i) is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller (as defined in the Corporations Act) appointed to its property and (ii) is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Agent); or
     (f) ERISA. (i) any Reportable Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such Reportable Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which a Reportable Event shall have occurred and then exist (or the liability of the Borrowers and the ERISA Affiliates related to such Reportable Event) exceeds $75,000,000;
     (ii) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrowers and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $75,000,000;
     (iii) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in Reorganization, Insolvent or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA, and as a result of such Reorganization, insolvency or determination, the aggregate annual contributions of the Borrowers and the ERISA Affiliates to all Multiemployer Plans that are then in Reorganization, Insolvent or in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such Reorganization, insolvency or determination occurs by an amount exceeding $75,000,000; and
     (iv) a Canadian Pension Event shall occur which results in or could reasonably be expected to result in liability of any Borrower or Restricted Subsidiary in an aggregate amount in excess of $75,000,000.
     (g) Judgments. One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate for the Company and its Subsidiaries a liability (not paid or fully covered by insurance) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof. For the avoidance of doubt,
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a settlement related to the W.R. Grace Liabilities shall neither be considered to be a judgment nor decree for the purposes of this Section 6.01(g); or
     (h) Guaranty. Article VII hereof, the Subsidiary Guarantees or any material provision thereof shall cease to be in full force or effect, or the Company or any Subsidiary Guarantor or any Person acting by or on behalf of the Company or any Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under Article VII hereof or the Subsidiary Guarantees, as the case may be; or
     (i) Change of Control. A Change of Control shall occur; or
     (i) any Lien purported to be created under any Collateral Document shall cease to be a valid and perfected Lien on Collateral with aggregate fair market value of at least $75,000,000 with the priority required by the applicable Collateral Document, or any Lien purported to be created under any Collateral Document shall be asserted by any Loan Party not to be a valid and perfected Lien on any Collateral with the priority required by the applicable Collateral Document, except (i) as a result of the release of a Loan Party or the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement; or
     (ii)(A) the Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any subordinated obligations of any Loan Party, or (B) the subordination provisions thereunder shall be invalidated or otherwise cease, or shall be asserted in writing by any Loan Party to be invalid or to cease, to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances (other than Advances to be made by a Lender pursuant to Section 2.02(b) or by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by a Lender pursuant to Section 2.02(b) or by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such
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amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.
Solely for the purposes of determining whether an Event of Default has occurred under clause (d), (e) or (g) of Section 6.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.
          SECTION 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other reasonable arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of the Borrowers to pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. If at any time the Agent reasonably determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Company.
ARTICLE VII
GUARANTY
          SECTION 7.01 Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of (i) this Agreement or any Notes (including, without limitation, any extensions, modifications, substitutions, amendments or
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renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, (ii) Cash Management Obligations and (iii) Swap Obligations (and such obligations referred to clause (i), (ii) and (iii) being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Borrower to the Agent or any Lender under or in respect of this Agreement or any Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Borrower.
          SECTION 7.02 Guaranty Absolute. The Company guarantees payment of the Guaranteed Obligations strictly in accordance with the terms of this Agreement and any Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and any Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (a) any lack of validity or enforceability of this Agreement, the Notes or any agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and any Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;
     (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
     (d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any other collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement and any Notes or any other assets of any Borrower or any of its Subsidiaries;
     (e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;
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     (f) any failure of the Agent or any Lender to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower now or hereafter known to the Agent or such Lender (the Company waiving any duty on the part of the Agent and the Lenders to disclose such information);
     (g) the failure of any other Person to execute or deliver this any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or
     (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any other Borrower or otherwise, all as though such payment had not been made.
          SECTION 7.03 Waivers and Acknowledgments. The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.
          (a) The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (b) The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any of the other Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.
          (c) The Company hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.
          (d) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and any
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Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.
          SECTION 7.04 Subrogation. The Company hereby unconditionally and irrevocably agrees until the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the last-occurring Termination Date not to exercise any rights that it may now have or hereafter acquire against any other Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the last-occurring Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and any Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Company shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the last-occurring Termination Date shall have occurred, the Agent and the Lenders will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.
          SECTION 7.05 Subordination. The Company hereby subordinates any and all debts, liabilities and other obligations owed to the Company by each other Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:
     (a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), the Company may receive regularly scheduled payments from any other Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other
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Borrower), however, unless the Required Lenders otherwise agree, the Company shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
     (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Borrower, the Company agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Company receives payment of any Subordinated Obligations.
     (c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), the Company shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Company under the other provisions of this Guaranty.
     (d) Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Company, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Company (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
          SECTION 7.06 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than the Cash Management Obligations and the Swap Obligations) and (ii) the last-occurring Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. The Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Lenders.
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ARTICLE VIII
THE AGENT
          SECTION 8.01 Authorization and Action. (a) Each Lender (in its capacities as a Lender, Swing Line Bank and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents, including as collateral agent for such Lender and the other Secured Parties under the Collateral Documents as are delegated to the Agent by the terms hereof and the other Loan Documents, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement.
          (b) In furtherance of the foregoing, each Lender (in its capacities as a Lender, Swing Line Bank and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, but not limited to, execution, amendment, transfer, termination and renewal of Collateral Documents, and application for registration of creation, transfer and release of Lien on any Collateral).
          (c) Each Lender (in its capacities as a Lender, Swing Line Bank and Issuing Bank, as applicable) irrevocably authorizes each of the Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration, termination or Cash Collateralization of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 9.01 hereof, (ii) to release any Guarantor from its obligations under the Loan Documents if such person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (iii) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.02(a)(ii). Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents.
          SECTION 8.02 Agent’s Reliance, Etc.Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross
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negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action reasonably taken or omitted to be taken in good faith by it in accordance with the reasonable advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 8.03 CBNA and Affiliates. With respect to its Commitments, the Advances made by it and the Note issued to it, CBNA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CBNA in its individual capacity. CBNA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if CBNA were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Company or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.
          SECTION 8.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          SECTION 8.05 Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by a Borrower), from and against such Lender’s Ratable Share (determined at the time indemnification is sought hereunder) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or
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disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence, bad faith or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share (determined at the time indemnification is sought hereunder) of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by a Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.
          (b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share (determined at the time indemnification is sought hereunder) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence, bad faith or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share (determined at the time indemnification is sought hereunder) of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company. In the case of any investigation, litigation or proceeding to which this Section 8.05(b) applies, such indemnity shall be effective whether any such investigation, litigation or proceeding is brought by an Issuing Bank, any Lender or a third party.
          (c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company or any Borrower.
          SECTION 8.06 Appointment as Agent and Administrator in Relation to German Collateral. (a) In relation to the German Collateral, the Agent shall:
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     (i) hold, administer and (subject to the same having become enforceable and to the terms of this Agreement) realise any such German Collateral which is Collateral transferred or assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise granted under a non-accessory security right (nicht akzessorische Sicherheit) to it in its own name as trustee (treuhänderisch) for the benefit of the Secured Parties; and
     (ii) administer and (subject to the same having become enforceable and to the terms of this Agreement) realise in the name of and on behalf of the Secured Parties any German Collateral which is pledged (Verpfändung) or otherwise transferred to any Secured Party under an accessory security right (akzessorische Sicherheit) in the name and on behalf of the Secured Parties.
          (b) Each Secured Party (other than the Agent) hereby authorises the Agent to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right made to such Secured Party in relation to the Loan Documents and to act and execute on its behalf as its representative (Stellvertreter), subject to the terms of the Loan Documents, amendments or releases of, accessions and alterations to, and to carry out similar dealings with regard to any German Collateral Document which creates a pledge or any other accessory security right (akzessorische Sicherheit).
          (c) Each Secured Party which becomes a party to any Loan Document ratifies and approves all acts and declarations previously done by the Agent on such Secured Party’s behalf (including for the avoidance of doubt the declarations made by the Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht)) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Party in respect of the German Collateral Documents.
          (d) Each relevant Loan Party and the Company and each relevant Secured Party agrees that the German Collateral Documents shall be subject to the terms of this Agreement.
          (e) The Agent shall and is hereby authorised by each of the Secured Parties (and to the extent it may have any interest therein, every other party hereto) to execute on behalf of itself and each other party hereto where relevant without the need for any further referral to, or authority from, any other person all necessary releases or confirmations of any security created under the German Collateral Documents in relation to the disposal of any asset which is permitted under the German Collateral Documents or consented or agreed upon in accordance with the Loan Documents.
          (f) Each Secured Party hereby irrevocably authorises the Agent to act on its behalf and if required under applicable law, or if otherwise appropriate, in its name and on its behalf in connection with the preparation, execution and delivery of the German Collateral Documents and the perfection and monitoring of the German Collateral, including but not limited to, any share pledge, mortgage, assignment or transfer of title for security purposes. The Agent is authorised to make all statements necessary or appropriate in connection with the foregoing sentence.
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          (g) Each of the Loan Parties and the Secured Parties hereby relieves the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch BGB) or any comparable provision under any other jurisdiction restricting self-dealing and/or representing several parties at the same time in order to enable the Agent to perform its duties and obligations as Agent hereunder.
          (h) It is hereby agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trust expressed to be created by this Section 8.06 (Appointment as Agent and administrator in relation to German Collateral), the relationship of the Secured Parties to the Agent in relation to any German Collateral shall be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, all the other provisions of this by this Section 8.06 (Appointment as Agent and administrator in relation to German Security Collateral) shall have full force and effect between the Parties.
          SECTION 8.07 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, provided that such successor shall, be (x) a U.S. Person, a branch of a Non-U.S. bank treated as a U.S. Person in accordance with Treasury Regulation section 1.1441-1(b)(2)(iv) (or, in each case, an Affiliate thereof which is a U.S. Person) and (y) treated as a financial institution pursuant to Treasury Regulation section 1.1441-1(b)(2). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
          Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 9.01) may by notice to the Company and such Person remove such Person as Agent and appoint a replacement Agent hereunder with the consent of the Company (such consent not to be unreasonably withheld), provided that (i) such removal shall, to the fullest extent permitted by applicable law, in any event become effective if no such replacement Agent is appointed hereunder within 30 days after the giving of such notice and (ii) no such consent of the Company shall be required if an Event of Default has occurred and is continuing at the time of such appointment.
          SECTION 8.08 Other Agents. Each Lender hereby acknowledges that neither the syndication agent, the documentation agents nor any other Lender designated as any “Agent” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.
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          SECTION 8.09 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents or sub-agents appointed by the Agent. The Agent and any such co-agent or sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such co-agent and sub-agent and the Related Parties of the Agent and each such co-agent and sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents and sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
          SECTION 8.10 Appointment for the Province of Québec. Without prejudice to Section 8.01 above, each of the Secured Parties hereby appoints the Agent as the person holding the power of attorney (fondé pouvoir) of the Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec (“Deed of Hypothec”) to be executed by any Borrower or Restricted Subsidiary granting a hypothec pursuant to the laws of the Province of Québec (Canada) and to exercise such powers and duties which are conferred thereupon under such deed. Each of the Secured Parties hereby additionally appoints the Agent as agent, mandatary, custodian and depositary for and on behalf of the Secured Parties (a) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Québec) or any other applicable law, and (b) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Borrower or Restricted Subsidiary pursuant to the laws of the Province of Québec and creating a pledge of the Bond as security for the payment and performance of, inter alia, the Secured Obligations. In this respect, (a) the Agent as agent, mandatary, custodian and depositary for and on behalf of the Secured Parties, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each of the Secured Parties for and on behalf of whom the Bond is so held from time to time, and (b)each of the Secured Parties will be entitled to the benefits of any property or assets charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such property or assets. The Agent, in such aforesaid capacities shall (i)have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Agent with respect to the property or assets charged under the Deed of Hypothec and Pledge, any other applicable law or otherwise, and(ii) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties, the Borrowers or the Restricted Subsidiaries. The execution prior to the date hereof by the Agent of any Deed of Hypothec, Pledge or other security documents made pursuant to the laws of the Province of Québec (Canada) is hereby ratified and confirmed. The constitution of the Agent as the person holding the power of attorney (fondé de pouvoir), and of the Agent, as agent, mandatary, custodian and depositary with respect to any Bond that may be issued and pledged from time to time to the Agent for the benefit of the Secured Parties, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any potion of any of the Secured Parties’ rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Acceptance Agreement or other agreement pursuant to which it becomes such
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assignee or participant, and by each successor Agent by the execution of an assignment agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent hereunder.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01 Amendments, Etc.No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by (or consented to by) each Lender affected thereby, do any of the following:
     (a) waive any of the conditions specified in Section 3.01;
     (b) increase the Revolving Credit Commitments of such Lender other than as provided in Section 2.19;
     (c) reduce the principal of, or rate of interest on, the Revolving Credit Advances, the Term Advances, the Letters of Credit, the Swing Line Advances or any fees or other amounts payable hereunder;
     (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or Swing Line Advances or any fees or other amounts payable hereunder other than as provided in Section 2.20;
     (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder;
     (f) Reserved;
     (g) other than pursuant to the terms of the Subsidiary Guarantees, release the Subsidiary Guarantors (or otherwise limit such Subsidiary Guarantors’ liability with respect to the obligations owing to the Agent and the Lenders under the Subsidiary Guaranties) if such release or limitation is in respect of substantially all of the value of the Subsidiary Guaranties to the Agent and the Lenders;
     (h) release all or substantially all of the Collateral in any transaction or series of related transactions;
     (i) release the Company (or otherwise limit the Company’s liability with respect to the obligations of the Subsidiary Borrowers) from its guaranty set forth in Article VII hereof; or
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     (j) amend this Section 9.01 or the definition of “Required Lenders”;
and provided further that (w) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note, (x) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Swing Line Bank in its capacities as such under this Agreement and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement and (z) the consent of Lenders having at least a majority (based on the Equivalent in Dollars at such time) in interest of a Facility shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment or waiver affects other Facilities. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
          Notwithstanding the foregoing, in addition to any credit extensions and related incremental amendment agreements effectuated without the consent of Lenders in accordance with Section 2.04(b), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agent and the Company (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Advances hereunder and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new loans.
          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Agent, the Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term A Advances, all outstanding CDN Term A Advances, all outstanding JPY Term A Advances, all outstanding Euro Term A Advances, all outstanding Term B Advances or all outstanding Euro Term B Advances (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing, and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or no less favorable to the Lenders providing such Replacement Term
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Loans taken as a whole than, those applicable to such Replaced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Advances as applicable in effect immediately prior to such refinancing.
          Furthermore, and notwithstanding anything else to the contrary contained in this Section 9.01, (i) if the Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of this Agreement or any other Loan Document, then the Agent and the Company shall be permitted to amend such provision and (ii) the Agent and the Company shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
          SECTION 9.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to any Borrower, at the Company’s address at 200 Riverfront Blvd., 3rd Floor, Elmwood Park, New Jersey 07407, Attention: Treasurer, with a copy to Attention: General Counsel; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Agent, at its address at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention: Bank Loan Syndications; or if to the Agent’s Australian Affiliate, at its address at Citisecurities Limited, Level 24, Citigroup Centre, 2 Park Street, Sydney NSW 2000, Attention: Maria Mills/Craig Guyan, Fax: 61-2 8225-5244, Email: maria.mills@citi.com, craig.guyan@citi.com, with a copy to: Citicorp International Limited, 9/F., Two Harbourfront, 22 Tak Fung Street, Hunghom, Kowloon, Hong Kong, Attention: Regional Loans Agency, Fax: 852-2621-3183/852-2621-3184 or, as to the Company or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent, provided that materials required to be delivered pursuant to Section 5.01(a)(i), (ii) or (v) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Company by the Agent. All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent during its normal business hours. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) So long as CBNA or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(a)(i), (ii) and (v) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Company agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this
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Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
          (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
          SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 9.04 Costs and Expenses. (a) The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, (i) the syndication of the Revolving Facility provided for herein, the preparation, negotiation, execution, delivery, interpretation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the creation, perfection or protection of the Liens under any Loan Document and (iii) the reasonable and documented out-of-pocket legal expenses of one firm of one counsel to the Agent and the Lenders and, if necessary, one local legal counsel in each relevant jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction). The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including the reasonable and documented out-of pocket legal fees of one firm of counsel to the Agent, the Issuing Banks and the Lenders and, if necessary, one local legal counsel in each relevant jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each
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such specialized area of law in each appropriate jurisdiction), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).
          (b) Each Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the reasonable and documented out-of-pocket legal expenses of one firm of counsel and one local legal counsel in each relevant jurisdiction and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction and, upon notice from an Indemnified Party of a conflict of interest (as determined in the sole discretion of such Indemnified Party), one counsel for each such affected Indemnified Party) or disbursements incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, (i) except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct, (ii) which resulted from a material breach of any Loan Documents by such Indemnified Party as determined in a final, non-appealable judgment by a court of competent jurisdiction or (iii) any dispute solely among the indemnified persons and not arising out of any act or omission of the US Borrower, or any of their affiliates (except when one of the parties to such action was acting in its capacity as an agent, an arranger a bookrunner or another agency capacity); provided that the Company shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages required to be indemnified pursuant to this Section 9.04 including, without limitation, as to any claims by Persons not party to the Loan Documents, or claims brought in violation of this paragraph. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Borrower, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
          (c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09, 2.10, 2.11 or 2.13, acceleration of the maturity of the Advances or Notes pursuant to Section 6.01 or for any other reason, or (ii) as a result of a payment or Conversion pursuant to Section 2.09, 2.10, 2.13 or 2.20 such Borrower shall, upon demand by such Lender (with a copy
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of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.09 or 2.13 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the Company such excess. A certificate as to such amounts submitted to the Company and the Agent by such Lender pursuant to this Section 9.04(c) (which certificate shall, if the Company so requests, include reasonably detailed calculations) shall be conclusive and binding for all purposes, absent manifest error.
          (d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.12, 2.14(e), 2.15, 9.04 and 9.12(c) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
          SECTION 9.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
          SECTION 9.06 Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
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          SECTION 9.07 Assignments and Participations. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (a) Minimum Amounts.
     (i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
     (ii) in any case not described in paragraph (a)(i) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance Agreement, as of the Trade Date) shall not be less than $5,000,000 in respect of the Revolving Credit Facilities or $2,000,000 in respect of the Term Facilities, unless each of the Agent and, so long as no Event of Default or a Prepayment Event has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
     (b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitments assigned.
     (c) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (a)(ii) of this Section and, in addition:
     (i) the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default under Section 6.01(a) or (e) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Approved Fund, an Affiliate of a Lender or to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank; provided that in the case of an assignment of any Term Advance, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 5 Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required for assignments during the primary syndication of the Commitments hereunder which are made within 90 days of the Closing Date to financial institutions identified to the Company by the Agent on a list provided prior to the date hereof and pursuant to the Commitment Letter;
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     (ii) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Commitments if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund, unless such assignment is to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank; and
     (iii) the consent of each Issuing Bank and the Swing Line Bank shall be required for any assignment in respect of Revolving Credit Commitments unless such assignment is to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank.
     (d) Register. The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it (and will record such information in the Register) and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (e) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, for its acceptance and recording in the Register, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, no processing and recordation fee shall be required upon any assignment to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank. The assignee, if it is not already a Lender, shall deliver to the Agent an Administrative Questionnaire.
     (f) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries except as provided in Section 2.11(c), (B) to any Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (f) or (C) to any Offshore Associate of any Australian Borrower.
     (g) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
     (h) Certain Pledges. Notwithstanding anything to the contrary contained herein, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including
Sealed Air — Credit Agreement

any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (i) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable Ratable Share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank, the Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Ratable Share of all Advances and participations in Letters of Credit and Swing Line Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
          Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c)(ii) of this Section, from and after the effective date specified in each Lender Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15, 2.16, 8.05, 9.04, 9.05 and 9.08 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(iii) of this Section.
     (j) Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a “Participant”) participating interests in any of its Advances, its Commitment, or other interests of such Lender hereunder, including participations pursuant to the Intercreditor Agreement; provided that:
Sealed Air — Credit Agreement

     (i) no participation contemplated in this Section 9.07(j) shall relieve such Lender from its Commitment(s) or its other obligations hereunder;
     (ii) such Lender shall remain solely responsible for the performance of its Commitment(s) and such other obligations;
     (iii) the Company and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;
     (iv) no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clause (a) or (c) of Section 9.01;
     (v) no Borrower shall be required to pay any amount under Sections 2.12 and 2.15 that is greater than the amount which it would have been required to pay had no participating interest been sold and no Borrower shall be required to pay any amount under Section 2.15 unless such Participant has complied with Section 2.15(e) and (f) as if it were a Lender; and
     (vi) each Lender that sells a participation under this Section 9.07(j) shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest on) each of the Participant’s interest in the Lender’s Advances, Commitments or other interests hereunder (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender may treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such Advance, Commitment, or other interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
The Company acknowledges and agrees that each Participant, for purposes of Sections 2.12 and 2.15 only, shall be considered a Lender.
     (k) Each Loan Party incorporated under the laws of Luxembourg expressly accepts and confirms for the purposes of article 1281 and article 1278 of the Luxembourg civil code that, notwithstanding any assignment and/or transfer made pursuant to this Agreement, any guarantee given by it and any security interest created under the Loan Documents to which it is a party, shall be preserved for the benefit of any new Lender or Participant.
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          SECTION 9.08 Confidentiality. Each of the Agent and the Lender Parties agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee in, or any prospective assignee in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the Advances or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances; (h) with the consent of the Company; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries; provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.09 Designated Borrower.
          (a) Designation. Subject to any applicable limitations set forth herein and in the other Loan Documents, the Company may at any time, and from time to time, by delivery to the Agent of a Borrower Designation Agreement duly executed by the Company and a specified Wholly-Owned Subsidiary, in substantially the form of Exhibit J hereto, designate such Subsidiary as a “Borrower” for purposes of this Agreement and the Revolving Credit Facilities hereunder (provided, that, in any event, a Domestic Subsidiary may only become a Borrower under the US Revolving Credit Facility, and a Foreign Subsidiary may only become a Borrower under the Multicurrency Revolving Credit Facility), and such designation shall become effective upon the execution and delivery to the Agent (each in form and substance reasonably satisfactory to the Agent) of (i) the aforementioned executed Borrower Designation Agreement, (ii) a loan certificate of such Subsidiary, in substantially the form of Exhibit F hereto, and including the attachments thereto specified in Section 3.01(c) hereof, (iii) all amendments or joinders to any
Sealed Air — Credit Agreement

Notes issued under the applicable Revolving Credit Facility, (iv) if such Subsidiary is not already a Guarantor, all Collateral Documents, guarantees and other documents and instruments as such Subsidiary shall be required to deliver to become a Guarantor (v) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and (vi) reaffirmations of their respective guarantees by each Guarantor of the Obligations under the applicable Revolving Credit Facility; provided that, to the extent any proposed Designated Borrower is not organized under the law of Australia, Canada, Japan, Luxembourg the Netherlands or any state of the U.S., the Agent shall have received tax and regulatory advice satisfactory to the Agent (on the basis of the effect on the Revolving Credit Lenders) in respect of such proposed Designated Borrower becoming a Borrower hereunder and the Loan Parties shall enter into an amendment as reasonably requested by the Agent in connection therewith. The Agent shall promptly notify each Lender of each such designation by the Company and the identity of the respective Subsidiary.
          As soon as practicable and in any event within five Business Days after notice of the designation under Section 9.09(a) of a Designated Borrower that is organized under the laws of a jurisdiction other than of the United States, Australia, Canada, Japan, Luxembourg, the Netherlands or a political subdivision thereof, any Lender that may not legally lend to, or whose internal policies, consistently applied, preclude lending to, such Designated Borrower (a “Protesting Lender”) shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Borrower shall have the right to borrow hereunder, either (A) (i) replace such Protesting Lender in accordance with Section 2.20 or (ii) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that (x) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (y) such Protesting Lender shall have received payment of an amount equal to the aggregate outstanding principal amount of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder or (B) cancel its request to designate such Subsidiary as a “Designated Borrower” hereunder.
          (b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Borrower (other than the Company) then, so long as at the time no Notice of Borrowing, Notice of Issuance or Letter of Credit in respect of such Borrower is outstanding, such Person’s status as a “Borrower” shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly, and only upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance or issue any Letter of Credit hereunder to such Borrower.
          SECTION 9.10 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
          SECTION 9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page
Sealed Air — Credit Agreement

to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.12 Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at CBNA’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
          (b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Foreign Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Foreign Currency with Dollars at CBNA’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
          (c) The obligation of the Borrowers in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the applicable Borrower such excess.
          SECTION 9.13 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Borrower hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company at its offices specified in Section 9.02(a) and each Borrower hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such
Sealed Air — Credit Agreement

Borrower at its address specified pursuant to Section 9.02(a). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction. To the extent that any Borrower or Designated Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Borrower and each Designated Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 9.14 Substitution of Currency. (i) If a change in any Foreign Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definitions of Eurocurrency Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Foreign Currency had occurred;
          (ii) If a judgment or order made by any court for the payment of any amount in respect of any Obligations of a Loan Party under, or with respect to, this Agreement or the Advances is expressed in a currency other than the currency that such Advances were originally funded in, the Borrowers and the Domestic Loan Parties will indemnify the Lenders against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment; provided that the Agent and the Lenders shall reimburse the relevant Loan Party if there is any excess amount arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment.
          SECTION 9.15 No Liability of the Issuing Banks. None of the Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, or the respective directors, officers, employees, agents and advisors of such Person or such Affiliate, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to
Sealed Air — Credit Agreement

excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or any failure to honor a Letter of Credit where such Issuing Bank is, under applicable law, required to honor it. The parties hereto expressly agree that, as long as the Issuing Bank has not acted with gross negligence or willful misconduct, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          SECTION 9.16 Patriot Act. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Company and each other Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and such Lender in maintaining compliance with the Patriot Act.
          SECTION 9.17 Release of Collateral. (a) Notwithstanding any other provision herein or in any other Loan Document, the Agent is hereby authorized and shall release the Collateral from the Liens granted under the Collateral Documents securing the obligations under this Agreement on a Business Day specified by the Company (the “Optional Release Date”), upon the satisfaction of the following conditions precedent (the “Optional Release Conditions”).
          (i) the Company shall have given notice to the Agent at least 10 days prior to the Optional Release Date, specifying the proposed Optional Release Date;
          (ii) the Ratings Condition has been satisfied, as of the date of such notice has remained satisfied for an uninterrupted period of at least 30 consecutive days, and shall remain satisfied as of the Optional Release Date;
          (iii) no Default shall have occurred and be continuing as of the date of such notice or as of the Optional Release Date;
          (iv) all Liens on the Collateral securing the Notes and any other obligations pursuant to the Collateral Documents, have been released as of the Optional Release Date or are released simultaneously with the release of the Collateral from the Liens securing obligations under the Loan Documents pursuant to this Section; and
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          (v) on the Optional Release Date, the Agent shall have received (A) a certificate, dated the Optional Release Date and executed on behalf of the Company by a Senior Financial Officer thereof, confirming the satisfaction of the Optional Release Conditions set forth in clauses (ii), (iii) and (iv) above and (B) such other evidence and calculations as the Agent may reasonably require confirming the satisfaction of the Optional Release Conditions set forth above.
If the conditions set forth above are satisfied on the Optional Release Date, then (i) on and after the Optional Release Date the Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, at the request and expense of the Company, as shall be necessary to effectuate the release of the Liens granted under the Collateral Documents and (ii) as of the Optional Release Date all representations and warranties and covenants contained in this Agreement, the Security Agreement and any other Collateral Document related to the grant or perfection of Liens on the Collateral shall be deemed to be of no force or effect. Any such release shall be without recourse to, or representation or warranty by, the Agent and shall not require the consent of any Lender.
          (b) Without limiting the provisions of Section 9.04, the Company shall reimburse the Agent for all costs and expenses, including attorneys’ fees and disbursements, incurred by it in connection with any action contemplated by this Section.
          (c) The Lenders hereby irrevocably agree that the Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for contingent indemnification obligations in respect of which a claim has not yet been made and any obligations which are expressly stated to survive), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 9.01), (v) to the extent the property constituting such Collateral is owned by any Loan Party, upon the release of such Loan Party from its obligations under the applicable Guarantee (in accordance with the following sentence), (vi) with respect to any Obligations of the Company or its Domestic Subsidiaries, upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Excluded Foreign Subsidiary, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vii) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Agent pursuant to the Collateral Documents and (viii) upon any Principal Property (as defined in the Existing Sealed Air Notes) or capital stock constituting Collateral triggering the equal and ratable clauses under the Existing Sealed Air Notes, such Principal Property and capital stock constituting Collateral, while any Existing Sealed Air Notes remain
Sealed Air — Credit Agreement

outstanding, to the extent that such Collateral violates such equal and ratable clauses. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Loan Party shall be released from the Guarantees upon consummation of any permitted transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Loan Party or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.
          SECTION 9.18 Waiver of Jury Trial. Each of the Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
          SECTION 9.19 Parallel Debt. (a) Definitions. In this Section:
“Corresponding Debt” means the Obligations.
“Parallel Debt” means any amount which a Borrower owes to the Agent under this Clause.
          (b) Each Loan Party irrevocably and unconditionally undertakes to pay to the Agent amounts equal to, and in the currency or currencies of, its Corresponding Debt.
          (c) The Parallel Debt of each Loan Party:
          (i) shall become due and payable at the same time as its Corresponding Debt; and
          (ii) is independent and separate from, and without prejudice to, its Corresponding Debt.
          (d) For purposes of this Section, the Agent:
          (i) is the independent and separate creditor of each Parallel Debt;
          (ii) acts in its own name and not as agent, representative or trustee of the Lenders and its claims in respect of each Parallel Debt shall not be held on trust; and
          (iii) shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).
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          (e) The Parallel Debt of a Loan Party shall be (a) decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged, and (b) increased to the extent to that its Corresponding Debt has increased, and the Corresponding Debt of a Loan Party shall be (x) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, and (y) increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of a Loan Party shall never exceed its Corresponding Debt.
          (f) All amounts received or recovered by the Agent in connection with this Section, to the extent permitted by applicable law, shall be applied in accordance with Section 2.11(b)(ii)(C).
          (g) This Section applies for the purpose of determining the secured obligations in any Collateral Document and is (i) for the purpose of the Dutch law Collateral Documents governed by Dutch law and (ii) for the purpose of the Belgian law Collateral Documents governed by Belgian law.
          SECTION 9.20 Intercreditor Agreement. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER FROM TIME TO TIME IS DEEMED TO HAVE EXECUTED THE INTERCREDITOR AGREEMENT AND (A) AGREES THAT IT WILL BE BOUND BY AND COMPLY WITH THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE ALLOCATION OF PARTICIPATIONS PROVIDED FOR THEREIN, (C) MAKES ALL REPRESENTATIONS AND WARRANTIES SPECIFIED IN THE INTERCREDITOR AGREEMENT, (D) AGREES TO TAKE NO ACTION CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (E) AUTHORIZES AND INSTRUCTS THE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS AGENT AND ON BEHALF OF SUCH LENDER.
          SECTION 9.21 Exceptions to the Application of the Bank Transaction Agreement. The Agreement on Bank Transactions (ginko torihiki yakujosho) and the Agreement on Financial Transactions (kinyu torihiki yakujosho) separately submitted by any Japanese Loan Parties to any of the Lenders or entered into between any Japanese Loan Parties and any of the Lenders, if any, shall not apply to this Agreement and the transactions contemplated in this Agreement
          SECTION 9.22 Financial Assistance Australian Loan Party Notwithstanding any other provision of this Agreement or any of the Loan Documents, the parties agree that in respect of each Australian Loan Party, the provisions of this Agreement and each other Loan Document and the obligations incurred under them in so far as such obligations may constitute financial assistance under section 260A of the Corporations Act have no effect in respect of, and do not apply to, any Australian Loan Party until such time as the steps set out in section 260B of the Corporations Act have been complied with and all statutory periods required under section 260B of the Corporations Act have elapsed.
Sealed Air — Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written, along with the two witnesses below.

SEALED AIR CORPORATION
By:	/s/ Tod S. Christie
	Name:	Tod S. Christie
	Title:	Interim Chief Financial Officer

Signature Page to
Credit Agreement

SEALED AIR CORPORATION (US)
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Director

Signature Page to
Credit Agreement

DIVERSEY CANADA, INC.
By:	/s/ David C. Quast
	Name:	David C. Quast
	Title:	Secretary

Signature Page to
Credit Agreement

DIVERSEY CO., LTD.
By:	/s/ Andrew Warren
	Name:	Andrew Warren
	Title:	Director

Signature Page to
Credit Agreement

SEALED AIR B.V.
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Director

Signature Page to
Credit Agreement

DIVERSEY EUROPE B.V.
By:	/s/ David C. Quast
	Name:	David C. Quast
	Title:	Director

Signature Page to
Credit Agreement

SEALED AIR LUXEMBOURG S.C.A
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Authorized Signatory
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Credit Agreement

Executed by CRYOVAC AUSTRALIA PTY LIMITED ACN 004 207 532 by its Attorney under a Power of Attorney dated September 30, 2011 and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney:

/s/ H. Katherine White	/s/ Guy Chayoun

Signature of Attorney	Signature of Witness

H. Katherine White	Guy Chayoun

Name of Attorney	Name of Witness
Executed by SEALED AIR AUSTRALIA (HOLDINGS) PTY. LIMITED ACN 102 261 307 by its Attorney under a Power of Attorney dated September 30, 2011 and the Attorney declares that the Attorney has not received any notice of the revocation of such Power of Attorney:

/s/ H. Katherine White	/s/ Guy Chayoun

Signature of Attorney	Signature of Witness

H. Katherine White	Guy Chayoun

Name of Attorney	Name of Witness
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Credit Agreement

CITIBANK, N.A. as Agent, Issuing Bank and a Lender
By:	/s/ Christopher Wood
	Name:	Christopher Wood
	Title:	Vice President

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Credit Agreement

CITIBANK JAPAN LTD., as a Lender
By:	/s/ Mikio Naito
	Name:	Mikio Naito
	Title:	Director

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Credit Agreement

CITIBANK, N.A., Canadian Branch as a Lender
By:	/s/ Cal Fryer
	Name:	Cal Fryer
	Title:	Authorised Signer

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Credit Agreement

BANK OF AMERICA, N.A., as a Lender
By:	/s/ W.H. Pegler, Jr.
	Name:	W.H. Pegler, Jr.
	Title:	Managing Director

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Credit Agreement

BNP PARIBAS, as a Lender
By:	/s/ John Treadwell, Jr.
	Name:	John Treadwell, Jr.
	Title:	Vice President

By:	/s/ Nicolas Rabier
	Name:	Nicolas Rabier
	Title:	Director

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THE ROYAL BANK OF SCOTLAND PLC, as a Lender
By:	/s/ Uche S. Osugi
	Name:	Uche S. Osugi
	Title:	Authorized Signatory

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Credit Agreement